LOAN AGREEMENT

Dated as of June 1, 2022

By and Among

BLOCK 40 PROPERTY, LLC,

as Borrower,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Agent, and

DEUTSCHE BANK AG, NEW YORK BRANCH,

and any other lending institutions which may from time to time become a party hereto as Lenders

PROPERTY: 1818 Park

1818 Hollywood Boulevard

Hollywood, FL 33020

TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS; PRINCIPLES OF CONSTRUCTION 1

Section 1.1 Specific Definitions 1

Section 1.2 Index of Other Definitions 34

Section 1.3 Principles of Construction 38

ARTICLE 2 THE LOAN 38

Section 2.1 The Loan 38

2.1.1        Agreement to Lend and Borrow 38

2.1.2        Single Disbursement to Borrower 38

2.1.3        The Note 38

2.1.4        Use of Proceeds 38

Section 2.2 Interest Rate 39

2.2.1        Interest Rate 39

2.2.2        Default Rate 41

2.2.3        Interest Calculation 41

2.2.4        Usury Savings 42

2.2.5        Breakage Indemnity 42

Section 2.3 Loan Payments 42

2.3.1        Payments 42

2.3.2        Payments Generally 42

2.3.3        Payment on Maturity Date 43

2.3.4        Late Payment Charge 43

2.3.5        Method and Place of Payment 43

2.3.6        Forwarding of Payments by Agent 43

2.3.7        Ratable Shares/Pro Rata Treatment of Payments 44

Section 2.4 Prepayments 44

2.4.1        Prepayments 44

2.4.2        Voluntary Prepayments 44

2.4.3        Mandatory Prepayments 44

2.4.4        Prepayments After Default 45

2.4.5        Prepayment/Repayment Conditions 45

Section 2.5 Release of Property 46

Section 2.6 Interest Rate Cap Agreement 46

2.6.1        Interest Rate Cap Agreement 46

2.6.2        Pledge and Collateral Assignment 47

2.6.3        Covenants 47

2.6.4        Powers of Borrower Prior to an Event of Default 49

2.6.5        Representations and Warranties 49

2.6.6        Payments 50

2.6.7        Remedies 50

2.6.8        Sales of Rate Cap Collateral 52

2.6.9        Public Sales Not Possible 53

2.6.10    Receipt of Sale Proceeds 53

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2.6.11    Replacement Interest Rate Cap Agreement 53

Section 2.7 Extension Options 53

2.7.1        Extension Options 53

2.7.2        Extension Documentation 55

Section 2.8 Spread Maintenance Premium 55

2.8.1        Exit Fee 55

2.8.2        Spread Maintenance Premium 56

Section 2.9 Regulatory Change; Taxes 56

2.9.1        Increased Costs 56

2.9.2        Special Taxes 56

2.9.3        Other Taxes 56

Section 2.10 Advances. 57

2.10.1    Advance Conditions 57

2.10.2    Optional Disbursements 61

2.10.4    Future Funding Obligations. 62

ARTICLE 3 REPRESENTATIONS AND WARRANTIES 62

Section 3.1 Borrower Representations 62

3.1.1        Organization; Special Purpose 62

3.1.2        Proceedings; Enforceability 62

3.1.3        No Conflicts 62

3.1.4        Litigation 63

3.1.5        Agreements 63

3.1.6        Consents 63

3.1.7        Property; Title 63

3.1.8        ERISA; No Plan Assets 64

3.1.9        Compliance 64

3.1.10    Financial Information 65

3.1.11    Easements; Utilities and Public Access 65

3.1.12    Assignment of Leases 66

3.1.13    Insurance 66

3.1.14    Flood Zone 66

3.1.15    Physical Condition 66

3.1.16    Boundaries 66

3.1.17    Leases 66

3.1.18    Tax Filings 68

3.1.19    No Fraudulent Transfer 68

3.1.20    Federal Reserve Regulations 68

3.1.21    Organizational Chart 68

3.1.22    Organizational Status 69

3.1.23    Bank Holding Company 69

3.1.24    No Casualty 69

3.1.25    Purchase Options 69

3.1.26    FIRPTA 69

3.1.27    Investment Company Act 69

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3.1.28    Fiscal Year 69

3.1.29    Other Debt 69

3.1.30    Contracts 69

3.1.31    Full and Accurate Disclosure 70

3.1.32    Other Obligations and Liabilities 70

3.1.33    Intellectual Property/Websites 70

3.1.34    Operations Agreements 70

3.1.35    EB-5 Representations 70

3.1.36    Development Agreement Program 71

3.1.37    Illegal Activity 72

Section 3.2 Survival of Representations 72

ARTICLE 4 BORROWER COVENANTS 72

Section 4.1 Payment and Performance of Obligations 72

Section 4.2 Due on Sale and Encumbrance; Transfers of Interests 72

Section 4.3 Liens 73

Section 4.4 Special Purpose 74

Section 4.5 Existence; Compliance with Legal Requirements 74

Section 4.6 Taxes and Other Charges 74

Section 4.7 Litigation 75

Section 4.8 Title to the Property 75

Section 4.9 Financial Reporting 75

4.9.1        Generally 75

4.9.2        Monthly Reports 76

4.9.3        Annual Reports 76

4.9.4        Other Reports 77

4.9.5        Annual Budget 78

4.9.6        Extraordinary Operating Expenses 78

4.9.7        Breach 78

4.9.8        Actual Operating Expenses 78

4.9.9        Intentionally Omitted. 79

Section 4.10 Access to Property 79

Section 4.11 Leases 79

4.11.1    Generally 79

4.11.2    Approvals 79

4.11.3    Covenants 81

4.11.4    Security Deposits 81

4.11.5    Intentionally Omitted 81

Section 4.12 Repairs; Maintenance and Compliance; Alterations 82

4.12.1    Repairs; Maintenance and Compliance 82

4.12.2    Alterations 82

Section 4.13 Approval of Major Contracts 83

Section 4.14 Property Management 83

4.14.1    Management Agreement 83

4.14.2    Prohibition Against Termination or Modification 83

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4.14.3    Replacement of Manager 84

Section 4.15 Performance by Borrower; Compliance with Agreements 84

Section 4.16 Licenses; Intellectual Property; Website 84

4.16.1    Licenses 84

4.16.2    Intellectual Property 84

4.16.3    Website 84

Section 4.17 Further Assurances 84

Section 4.18 Estoppel Statement 85

Section 4.19 Notice of Default 86

Section 4.20 Cooperate in Legal Proceedings 86

Section 4.21 Indebtedness 86

Section 4.22 Business and Operations 86

Section 4.23 Dissolution 86

Section 4.24 Debt Cancellation 87

Section 4.25 Affiliate Transactions 87

Section 4.26 No Joint Assessment 87

Section 4.27 Principal Place of Business 87

Section 4.28 Change of Name, Identity or Structure 87

Section 4.29 Costs and Expenses 87

Section 4.30 Indemnity 89

Section 4.31 ERISA 89

Section 4.32 Patriot Act Compliance 90

Section 4.33 Anti-Corruption Obligations 91

Section 4.34 Letters of Credit 91

Section 4.35 EB-5 Matters 93

Section 4.36 Development Agreement Matters 93

ARTICLE 5 INSURANCE, CASUALTY AND CONDEMNATION 94

Section 5.1 Insurance 94

5.1.1        Insurance Policies 94

5.1.2        Insurance Company 99

Section 5.2 Casualty 100

Section 5.3 Condemnation 101

Section 5.4 Restoration 101

ARTICLE 6 CASH MANAGEMENT AND RESERVE FUNDS 107

Section 6.1 Cash Management Arrangements 107

Section 6.2 Intentionally Omitted 108

Section 6.3 Tax Funds 108

6.3.1        Deposits of Tax Funds 108

6.3.2        Release of Tax Funds 108

Section 6.4 Insurance Funds 109

6.4.1        Deposits of Insurance Funds 109

6.4.2        Release of Insurance Funds 109

6.4.3        Acceptable Blanket Policy 109

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Section 6.5 Capital Expenditure Funds 109

6.5.1        Deposits of Capital Expenditure Funds 109

6.5.2        Release of Capital Expenditure Funds 110

Section 6.6 Carry Cost Account 110

6.6.1        Deposit of Carry Cost Shortfall Funds 111

6.6.2        Disbursement of Carry Cost Shortfall Funds 111

Section 6.7 Intentionally Omitted 111

Section 6.8 Intentionally Omitted. 111

Section 6.9 Intentionally Omitted 111

Section 6.10 Intentionally Omitted 111

Section 6.11 Casualty and Condemnation Account 111

Section 6.12 Cash Collateral Funds 112

Section 6.13 Intentionally Omitted 112

Section 6.14 Intentionally Omitted. 112

Section 6.15 Intentionally Omitted. 112

Section 6.16 Property Cash Flow Allocation 112

6.16.1    Order of Priority of Funds in Deposit Account 112

6.16.2    Failure to Make Payments 113

6.16.3    Application After Event of Default 113

Section 6.17 Security Interest in Reserve Funds 113

Section 6.18 Erroneous Payments 114

ARTICLE 7 PERMITTED TRANSFERS 114

Section 7.1 Permitted Transfers 115

Section 7.2 Cost and Expenses; Searches; Copies 118

ARTICLE 8 DEFAULTS 119

Section 8.1 Events of Default 119

Section 8.2 Remedies 122

8.2.1        Acceleration 123

8.2.2        Remedies Cumulative 123

8.2.3        Severance 123

8.2.4        Agent’s Right to Perform 124

ARTICLE 9 SALE AND SECURITIZATION OF MORTGAGE 125

Section 9.1 Sale of Mortgage and Securitization 125

Section 9.2 Securitization Indemnification 129

Section 9.3 Severance 131

9.3.1        Severance Documentation 131

9.3.2        Intentionally Omitted 132

9.3.3        Cooperation; Execution; Delivery 132

Section 9.4 Costs and Expenses 132

ARTICLE 10 MISCELLANEOUS 132

Section 10.1 Exculpation 132

Section 10.2 Survival; Successors and Assigns 137

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Section 10.3 Agent’s Discretion; Rating Agency Review Waiver 137

Section 10.4 Governing Law 137

Section 10.5 Modification, Waiver in Writing 139

Section 10.6 Notices 139

Section 10.7 Waiver of Trial by Jury 141

Section 10.8 Headings, Schedules and Exhibits 141

Section 10.9 Severability 141

Section 10.10 Preferences 141

Section 10.11 Waiver of Notice 142

Section 10.12 Remedies of Borrower 142

Section 10.13 Offsets, Counterclaims and Defenses 142

Section 10.14 No Joint Venture or Partnership; No Third Party Beneficiaries 142

Section 10.15 Publicity 142

Section 10.16 Waiver of Marshalling of Assets 143

Section 10.17 Certain Waivers 143

Section 10.18 Conflict; Construction of Documents; Reliance 144

Section 10.19 Brokers and Financial Advisors 144

Section 10.20 Prior Agreements 144

Section 10.21 Servicer 144

Section 10.22 Joint and Several Liability 145

Section 10.23 Creation of Security Interest 145

Section 10.24 Counterparts 146

Section 10.25 Set-Off 146

Section 10.26 Modification, Waiver in Writing; Approvals 146

Section 10.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions 147

Section 10.28 Assignments and Participations 148

Section 10.29 Contributions and Waivers 150

ARTICLE 11 AGENT 154

Section 11.1 Appointment 154

Section 11.2 Delegation of Duties 155

Section 11.3 Exculpatory Provisions 155

Section 11.4 Reliance by Agent 155

Section 11.5 Notice of Default 156

Section 11.6 Non-Reliance on Agent and Other Lenders 156

Section 11.7 Indemnification 157

Section 11.8 Agent in Its Individual Capacity 157

Section 11.9 Appraisals 157

Section 11.10 Ratable Share 157

Section 11.11 Letters of Credit 158

Section 11.12 Co-Lenders 158

Section 11.13 Future Funding Obligations 158

Section 11.14 Modifications to Article 11 158

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Schedules and Exhibits

Schedules:

Schedule I Rent Roll and Lease Disclosures

Schedule II Intentionally Omitted

Schedule III Organization of Borrower

Schedule IV Exceptions to Representations and Warranties

Schedule V Definition of Special Purpose Bankruptcy Remote Entity Schedule VI Intellectual Property/Websites

Schedule VII Intentionally Omitted Schedule VIII Intentionally Omitted Schedule IX Intentionally Omitted

Schedule X Ratable Share

Exhibits:

Exhibit A Legal Description

Exhibit B Secondary Market Transaction Information Exhibit C Tenant Direction Letter

Exhibit D Form of Additional Funding Notice

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of June 1, 2022 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), having an address at 1 Columbus Circle, New York, New York 10019 (together with its successors and permitted assigns hereunder, including any Assignee (as defined herein) hereunder and such other co-lenders as may exist from time to time, each a “Lender” and collectively, the “Lenders”), DB, as administrative agent (including any of its successors and assigns, “Agent”) for itself and the other Lenders party hereto from time to time, and BLOCK 40 PROPERTY, LLC, a Delaware limited liability company, having its principal place of business at 1776 Polk Street, Suite 200, Hollywood, Florida 33020 (together with its permitted successors and assigns, collectively, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lenders; and

WHEREAS, Lenders are willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

"1818 Park Operating Agreement" shall mean that certain limited liability company agreement of Sole Member, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Approved Counterparty.

“Acceptable Additional Guarantor” means an additional guarantor approved by Agent who satisfies the conditions of an Approved Replacement Guarantor, when considered together with Guarantor.

“Acceptable Additional Guarantor Information” shall mean, with respect to the applicable proposed Acceptable Additional Guarantor, (i) the legal name, contact information and

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state of formation/incorporation of such proposed Acceptable Additional Guarantor, as applicable,

(ii) unaudited financial statements, balance sheets and statement of profits and loss of such proposed Acceptable Additional Guarantor (or such other comparable financial statements as reasonably acceptable to Lender) certified as true and correct in all material respects as of the date thereof by an officer of such proposed Acceptable Additional Guarantor and (iii) such other information and/or materials as Lender may request in its reasonable discretion.

“Additional Advance” shall mean additional advances of proceeds of the Loan after the Closing Date made by Lenders pursuant to Section 2.10 hereof.

“Adjusted Actual Vacancy Rate” shall mean, as of any date of calculation, an assumed vacancy rate, expressed as a percentage and calculated as (i) the positive difference between

(A) GPR and (B) the lesser of actual cash collections on account of rents paid by residential Tenants for the three (3), six (6) or twelve (12) month period prior to such calculation date, as annualized (if applicable), over (ii) GPR.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“ALTA” shall mean American Land Title Association, or any successor thereto. “Alteration Threshold” shall mean one percent (1.0%) of the Outstanding Principal

Balance.

“Alternate Index Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Benchmark Replacement, determined as of the Interest Determination Date with respect to such Interest Period; provided that in no event will the Alternate Index Rate be less than the Index Floor.

“Alternate Rate” shall mean, with respect to each Interest Period, the per annum rate of interest equal to the greater of (i) the sum of (A) the Alternate Index Rate plus (B) the Spread, and

(ii) the sum of (A) the Index Floor plus (B) the Spread.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest based on the Benchmark Replacement.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated operating income, operating expenses and Capital Expenditures for the applicable Fiscal Year.

“Anti-Money Laundering Laws” shall mean any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the

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criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.

“Approved Capital Expenditures” shall mean actual out-of-pocket Capital Expenditures to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Agent) incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Agent, which approval shall not be unreasonably withheld or delayed.

“Approved Counterparty” shall mean a bank or other financial institution which has (a) a long-term unsecured debt or counterparty rating of “A+” or higher by S&P; (b) a counterparty risk assessment or long-term unsecured debt rating of not less than “A1” by Moody’s; and (c) if the counterparty is rated by Fitch, a long-term issuer default rating or unsecured debt rating of “A+” or higher by Fitch; provided however, that SMBC Capital Markets, Inc. (with an Acceptable SMBC Credit Support Party as its credit support party) will be an Approved Counterparty so long as the rating of its credit support party (provided such credit support party shall be an Acceptable SMBC Credit Support Party) is not downgraded, withdrawn or qualified by S&P or Moody’s or Fitch from the long and short term ratings issued by such rating agencies below the lesser of (x) the above rating (as applicable) or (y) its ratings as of the date hereof. As used herein, an “Acceptable SMBC Credit Support Party” shall mean (i) Sumitomo Mitsui Banking Corporation or a replacement guarantor that meets the foregoing rating requirements and provides a guaranty on substantially the same form as the guaranty provided by Sumitomo Mitsui Banking Corporation on the Closing Date and (ii) provided any such credit support party guaranty guaranties all current and future obligations under the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable.

“Approved Future Leasing Expenses” shall mean Approved Leasing Expenses to third parties that are not Affiliates of Borrower or Guarantor that do not exceed $82.05 per rentable square feet.

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Agent) incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Agent in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Agent’s approval under the Loan Documents, and Agent shall have received a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise approved by Agent, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

“Approved Replacement Guarantor” shall mean a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such

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Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Agent in Agent’s sole discretion, for which Agent has received a Rating Agency Confirmation from each applicable Rating Agency, (v) that satisfies the Guarantor Financial Covenants and (vi) who Controls Borrower (or Transferee Borrower, as applicable) and owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Agent (on behalf of Lenders), then (1) only one such Approved Replacement Guarantor must Control Borrower (or Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in Borrower (or Transferee Borrower, as applicable)) and (2) the obligations of all Approved Replacement Guarantors shall be joint and several.

“Approved LC Bank” shall mean a bank or other financial institution, the long-term unsecured debt rating of which are at least “A+” by S&P, Fitch and DBRS Morningstar and “A1” by Moody’s and the short-term unsecured debt ratings of which are at least “A-1” by S&P, “F1” by Fitch, “R-1” by DBRS Morningstar and “P-1” by Moody’s.

“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower, as assignor, to Agent (on behalf of Lenders), as assignee.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Agent (on behalf of Lenders), as assignee.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated as of the date hereof among Borrower, Manager and Agent (on behalf of Lenders).

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Benchmark” shall mean (i) initially, and continuing unless and until replaced by a Benchmark Replacement pursuant to Section 2.2.1(c) hereof, the Term SOFR Reference Rate, and

(ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then the applicable Benchmark Replacement.

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“Benchmark Replacement” shall mean, for any Interest Period, the first alternative set forth in the order below that can be determined by Agent as of the date that the Loan is converted to an Alternate Rate Loan pursuant to Section 2.2.1 below:

(a)                Subject to the provisos at the end of this definition, the sum of: (i) SOFR Average and (ii) the related Benchmark Replacement Adjustment, provided that SOFR Average and the related Benchmark Replacement Adjustment are displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its sole but good faith discretion; or

(b)               the sum of: (i) the floating rate index that Agent determines in its sole but good faith discretion (and in connection therewith, Agent may take into consideration the recommendations of the Relevant Governmental Body) and that is then, or Agent anticipates will be, generally used by Agent in its syndicated floating rate commercial real estate loans similar to the subject Loan as an alternative to the then-current Benchmark, as determined by Agent in its sole but good faith discretion and (ii) the related Benchmark Replacement Adjustment;

provided that if the index rate set forth in clause (a) above is not then commonly used by Agent in its syndicated floating rate commercial real estate loans similar to the subject Loan as an alternative to the then-current Benchmark, as determined by Agent in its sole but good faith discretion, then the Benchmark Replacement shall be determined per clause (b) above.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Benchmark Replacement be less than the Index Floor.

“Benchmark Replacement Adjustment” shall mean, for any Interest Period, the first alternative set forth in the order below that can be determined by Agent as of the date that the Loan is converted to an Alternate Rate Loan pursuant to Section 2.2.1 below:

(a)                the rate adjustment, or method for calculating or determining such rate adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or

(b)               the rate adjustment (which may be a positive or negative value or zero) that has been determined by Agent in its sole but good faith discretion, giving due consideration to any industry-accepted index rate adjustment, or method for calculating or determining such rate adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate balance sheet loans.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)               in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark

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permanently or indefinitely ceases to provide such Benchmark (or the published component used in the calculation thereof);

(2)               in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark continues to be provided on such date; or

(3)               in the case of clause (4) of the definition of “Benchmark Transition Event”, the date of the Change in Law Determination; or

(4)               in the case of clause (5) of the definition of “Benchmark Transition Event”, the date of the Benchmark Unavailability Determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)               a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2)               a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(3)               a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative;

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(4)               a Change in Law that Agent determines (which determination shall be conclusive and binding for all purposes absent manifest error) prohibits, restricts or limits the use of such Benchmark (upon such determination “Change in Law Determination”); or

(5)               a Benchmark Unavailability Period has occurred or exists with respect to such Benchmark, and Agent determines in its sole and absolute discretion that such Benchmark shall no longer be used as the Benchmark under this Agreement (a “Benchmark Unavailability Determination”).

“Benchmark Unavailability Period” shall mean each (if any) Interest Period for which Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Interest Rate for the applicable Interest Period (including, if the Benchmark is Term SOFR or SOFR Average, that Term SOFR or SOFR Average, as applicable, cannot be determined in accordance with the definition thereof).

“Borrower Party” shall mean each of (i) Borrower, (ii) Guarantor, (iii) Key Principal, (iv) any Person Controlled by, under common Control with, or Controlling any of the foregoing, and

(v) any Immediate Family Member.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” shall mean the last day of each calendar quarter during the Term. “Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Carry Costs” shall mean Debt Service, Taxes, Property Taxes, Insurance Premiums, operating expenses, Other Charges, the funding of the Accounts as and when required pursuant to Article VI hereof, and any other costs necessary to own and operate the Property.

“Carry Cost Available Amount” shall mean, at any given time, the amount that Agent, in its reasonable discretion, estimates will be available to pay Carry Costs for the period in question, taking into consideration, among other things, amounts on deposit in the applicable Accounts, Carry Cost Advances, and projected cash flow.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Agent (on behalf of Lenders), Borrower, and Deposit Bank.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or

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application thereof by any Governmental Authority, (c) adjustments to the Regulation D reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) announced by the Board of Governors of the Federal Reserve, or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued (regardless of whether currently in force and effect).

“Class A Unit” shall mean a "Class A Interest" as set forth in the 1818 Park Operating Agreement.

“Class A Member” shall mean, collectively, the following direct members of Sole Member that hold Class A Units, including (i) Block 40 Managers, LLC, a Florida limited liability company, (ii) Block 40 Investments Holdings, LLC, a Florida limited liability company, (iii) any Person who has acquired a Class A Unit in Sole Member in exchange for specified capital contribution and has been admitted as a member of Sole Member and (iv) any Class B Member that timely exercises the Class B Conversion Right in accordance with the EB-5 Documents.

“Class B Conversion Right” shall mean the right of each Class B Member to convert its Class B Units into Class A Units, as provided in Section 11.3 of the 1818 Park Operating Agreement.

“Class B Member” shall means any Person who has acquired a Class B Unit in Sole Member in exchange for specified capital contribution and has been admitted as a member of Sole Member.

“Class B Unit” shall have the meaning set forth in the 1818 Park Operating Agreement. “Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

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“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Alternate Index Rate, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day”, “Interest Determination Date”, “Interest Period”, “Monthly Payment Date” and “U.S. Government Securities Business Day”, preceding and succeeding business day conventions, rounding of amounts, the timing and frequency of determining rates and making payments of interest, the applicability and length of lookback periods, and other technical, administrative or operational matters) that Agent determines, from time to time, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice for U.S. dollar-denominated floating rate balance sheet loans (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or if Agent or its designee determines that no market practice for the use and administration of such rate exists, in such other manner as Agent determines is reasonably necessary).

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement or any Converted Interest Rate Protection Agreement, SMBC Capital Markets, Inc., and with respect to any Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, any Approved Counterparty thereunder.

"Crowd Funded Person" shall mean a Person that is capitalized through the practice of syndication, advertising or general or broad solicitation, which capitalization is achieved primarily

(i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and/or (ii) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

“DBRS Morningstar” shall mean DBRS, Inc. and its successor-in-interest.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including the Spread Maintenance Premium and/or Exit Fee, if applicable) due to Lenders from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt-Like Preferred Equity” shall mean preferred equity that (i) has a “hard coupon”, minimum return or the equivalent, such as a preferred return or similar required payments that must be paid on dates certain, (ii) a “hard maturity” such as mandatory redemption date or similar required date of repayment or redemption, (iii) provides for a change in control, required redemption, increase in preferred return, right to change control or management, buy-sell mechanism or similar remedies in the event of a failure to repay or redeem on date certain or satisfy

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preferred return or similar payment thresholds, (iv) is secured by a pledge of ownership interests, or (v) is treated as debt under GAAP.

“Debt Service” shall mean, with respect to any particular period, the scheduled principal and interest payments due under the Note; provided, that for purposes of calculating the Debt Service Coverage Ratio and Restoration DSCR, the Debt Service shall be calculated: (A) on an annualized basis assuming an interest rate equal to the sum of (i) the Strike Price and (ii) the Spread (or the Prime Rate Spread if the Loan is a Prime Rate Loan) and (B) assuming the outstanding principal balance of the Loan is the sum of (x) the Initial Advance plus the Carry Cost Maximum Additional Advance Amount plus any Additional Advances made hereunder (on or before the applicable date of determination) for leasing expenses plus any unfunded Additional Advances that Agent determines could potentially be available after the date of calculation in connection with Approved Leasing Costs associated with any Lease attributable to Rents being counted in the definition of Underwritten Net Cash Flow hereunder minus (y) the amount of any Permitted Partial Prepayment which has occurred on or before the applicable date of calculation.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio, calculated by Agent, in which (a) the numerator is the Underwritten Net Cash Flow, and (b) the denominator is the annual Debt Service. Each determination by Agent of the Debt Service Coverage Ratio shall be conclusive and binding for all purposes, absent manifest error.

“Debt Yield” shall mean, on any date of determination, a ratio, calculated by Agent and expressed as a percentage, in which (a) the numerator is the Underwritten Net Cash Flow as of such date; and (b) the denominator is the sum of (x) the Initial Advance plus the Carry Cost Maximum Additional Advance Amount plus any Additional Advances made hereunder (on or before the applicable date of determination) for leasing expenses plus any unfunded Additional Advances that Agent determines could potentially be available after the date of calculation in connection with Approved Leasing Costs associated with any Lease attributable to Rents being counted in the definition of Underwritten Net Cash Flow hereunder minus (y) the amount of any Permitted Partial Prepayment which has occurred on or before the applicable date of calculation. Each determination by Agent of the Debt Yield shall be conclusive and binding for all purposes, absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate specified in clause

(a) of the definition of “Interest Rate” below.

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean the bank or banks selected by Agent to maintain the Deposit Account. Agent may in its sole discretion change the Deposit Bank from time to time.

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“Development Agreement” shall mean that certain Developer Agreement by and between the City of Hollywood, the City of Hollywood Downtown Community Redevelopment Agency, and SFD @ Hollywood, LLC, for the Great Southern Hotel Project, as recorded in Official Records Book 38372, Page 953; together with and as affected by Resolution No. 02-CDMPV-160(a), by the City of Hollywood Development Review Board, as recorded in Official Records Book 40229, Page 1924, Resolution No. 02-CDMPV-160(a), by the City of Hollywood Development Review Board, Supplemented by Three Members of the Historic Preservation Board, as recorded in Official Records Book 40229, Page 1928, Resolution No. 02-CDMPV-160(a), by the City of Hollywood Development Review Board, Supplemented by Three Members of the Historic Preservation Board, as recorded in Official Records Book 40658, Page 1257, as assigned to BLOCK 40, LLC, a Delaware limited liability company pursuant to that certain Assignment of Developer Agreement recorded in Official Records Book 46829, Page 1110, and the Amended and Restated Developer Agreement by and between City of Hollywood, the City of Hollywood Downtown Community Redevelopment Agency, and BLOCK 40, LLC, a Delaware limited liability company, for the Young Circle Commons Project, dated as of May 2012 and recorded under Resolution No. R-2012-1014 on February 9, 2021 in Instrument No. 117046118, all of the Public Records of Broward County, Florida, as assigned to Borrower pursuant to that certain Assignment of Amended and Restated Development Agreement dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Development Agreement Provisions” shall mean Sections 3.1.36 and 4.36 hereof. “Development Agreement Tax Benefits” shall mean the payments made to Borrower pursuant to Section 10.2 of the Development Agreement (including, without limitation, any portion of the Project Tax Increment (as defined in the Development Agreement)).

“Disqualified Person" shall mean any Person (i) that is a Crowd Funded Person, a DST or that is Controlled by a Crowd Funded Person or a DST, or in which a Crowd Funded Person or a DST owns any direct or indirect ownership interest, or (ii) that owns (or, in connection with a proposed Transfer, proposes to own) any direct or indirect interest in Borrower, any prospective Approved Replacement Guarantor, or any prospective transferee or the Property through a tenancy-in-common or other similar form of ownership.

“DST” means a trust formed under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §§ 3801 et seq., or any successor statute thereto, in each case, as amended from time to time, or any similar statutory trust formed under the law of any other state.

“EB-5 Documents” shall mean: those certain documents evidencing one or more private offerings made by Block 40, LLC of Class B Units, and each and every other document entered into by Borrower or any Affiliate thereof in connection with any direct and/or investments in the Borrower and/or the Property pursuant to the EB-5 Program.

“EB-5 Payment Obligation” shall mean any obligation of Sole Member, Borrower, or any Affiliate of the foregoing to: (i) pay any accrued preferred return to a Class B Member in connection with the exercise of said Class B Member of a Class B Conversion Right, (ii) make any payment of capital and/or accrued preferred return to a Class B Member in connection with:

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(x)   an election by Sole Member to exercise any call rights or redemption rights of a Class B Member’s interests in Sole Member, or (y) a breach of the EB-5 Documents, or (z) a denial of the applicable Class B Member’s I-829 petition.

“EB-5 Program” shall mean the EB-5 Immigrant Investor Program administered as of the Closing Date by U.S. Citizen and Immigration Services together with any supplement, replacement, or similar program which shall be created on or after the Closing Date and any Legal Requirements relating to any of the foregoing.

“EB-5 Provisions” shall mean Sections 3.1.35 and 4.35 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.

“Emergency Law” shall mean any Legal Requirement related to, in connection with, or in response to any pandemic, including, without limitation, the COVID-19 pandemic.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Agent (for itself and on behalf of Lenders).

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under

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common control with Borrower or the Guarantor, or is treated as a single employer together with Borrower or the Guarantor under Section 414 of the Code or Title IV of ERISA.

“Exit Fee” shall mean, in connection with any repayment or prepayment of principal, a non-refundable fee equal to 0.5% of the Outstanding Principal Balance being repaid (or, as applicable, due and payable) at such time.

“Extension Fee” shall mean a non-refundable fee equal to (i) zero percent (0.00%) of the Outstanding Principal Balance in connection with Borrower’s exercise of the First Extension Option and (ii) one quarter of a percent (0.25%) of the Outstanding Principal Balance in connection with Borrower’s exercise of each of the Second Extension Option and the Third Extension Option, as applicable, and payable, in each case, simultaneously with Borrower’s exercise thereof.

“Extension Option” shall mean the First Extension Option, the Second Extension Option or the Third Extension Option, as applicable.

“Extension Period” shall mean the First Extension Period, the Second Extension Period or the Third Extension Period, as applicable.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc. and its successor-in-interest.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence

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(including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).

“GPR” shall mean the sum of (i) annualized actual in place rents under bona fide residential Leases at the Property and (ii) annualized market rents (as determined by Agent in its reasonable discretion) for units that are vacant as of the applicable date of calculation.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including, without limitation, Rents and any Insurance Proceeds (whether or not Agent elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof), Lease Termination Payments, any revenue received in connection with any tax certiorari proceeding and any amounts received by Borrower as a result of any litigation or other legal, administrative or other proceeding.

“Guarantors” shall mean collectively, Charles R. Abele, Jr., Peter Jago, Daniel B. McCarthy, Harish Mehta, or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the “Bad Act” Guaranty.

“Guaranty” shall mean, individually or collectively (as the context shall require), (x) that certain Guaranty of Recourse Obligations of even date herewith from Guarantors for the benefit of Agent (for itself and on behalf of Lenders) (the “Bad Act Guaranty”) and (y) that certain Guaranty of Carry Costs of even date herewith from Guarantors for the benefit of Agent (for itself and on behalf of Lenders) (the “Carry Guaranty”).

“Immediate Family Member” shall mean, with respect to any Key Principal, his/her spouse or lineal descendants and/or one or more family trusts for the benefit of any of the foregoing.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property or services for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) all obligations under any PACE Loans and (viii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

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“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Agent.

“Index Floor” shall mean zero percent (0.00%).

“Insolvency Opinion” shall mean (a) that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Greenberg Traurig, LLP in connection with the Loan and

(b) any updated or new bankruptcy non-consolidation opinion letter received in connection with the Loan subsequent to the Closing Date (it being acknowledged that this clause (ii) will not be deemed to require delivery of any such updated or new opinion except to the extent required hereunder) satisfactory in form and substance to Agent and satisfying Rating Agency criteria and from Greenberg Traurig, LLP or, in the case of a new bankruptcy non-consolidation opinion letter, other counsel satisfactory to Agent and the Rating Agencies.

“Interest Determination Date” shall mean, (i) with respect to each Interest Period that occurs while the Loan is a Term SOFR Loan, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period, (ii) with respect to any Interest Period that occurs while the Loan is an Alternate Rate Loan, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period (or the time determined by Agent in accordance with the Conforming Changes), and (iii) with respect to any Interest Period that occurs while the Loan is a Prime Rate Loan, the date that is two (2) Business Days prior to the first day of the applicable Interest Period; provided, however, that at the option of Agent in connection with a Securitization, an additional Interest Determination Date shall occur on the date which is two (2) U.S. Government Securities Business Days prior to the closing date of the Securitization (which shall adjust the Interest Rate for the remainder of the then-current Interest Period).

“Interest Rate” shall mean, with respect to each Interest Period: (a) an interest rate per annum equal to (i) for a Term SOFR Loan, the Term SOFR Rate, determined as of the Interest Determination Date with respect to such Interest Period, (ii) for an Alternate Rate Loan, the Alternate Rate, determined as of the Interest Determination Date with respect to such Interest Period, and (iii) for a Prime Rate Loan, the Prime Rate, determined as of the Interest Determination Date with respect to such Interest Period; or (b) when applicable pursuant to this Agreement or any other Loan Document, the Default Rate.

“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Agent (on

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behalf of Lenders) pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Agent (on behalf of Lenders), the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a)                the notional amount of the Interest Rate Cap Agreement shall be equal to the maximum principal amount of the Loan;

(b)               the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c)                the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Agent (on behalf of Lenders) by Borrower in accordance with this Agreement;

(d)               (i) the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Clearing Account (whether or not an Event of Default has occurred) from time to time equal to the product of (x) the notional amount of such Interest Rate Cap Agreement multiplied by (y) the excess, if any, of Term SOFR (including any upward rounding under the definition of Term SOFR)(or the Alternate Index Rate or Prime Index Rate, as applicable) over the Strike Price and (ii) the Interest Rate Cap Agreement shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;

(e)                the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f)                the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Agent and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Rating Agencies standards, requirements and criteria (i) that incorporate representations by the Counterparty that no withholding taxes shall apply to payments by the Counterparty, and provide for “gross up” payments by the Counterparty for any withholding tax, (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (iii) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

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“Key Principal(s)” shall mean, collectively, Charles R. Abele, Jr., Peter Jago, Daniel B. McCarthy, Harish Mehta; provided, however, upon the death and/or incapacity of any of the foregoing individuals, the applicable individual shall be deemed replaced as a “Key Principal” hereunder with either: (x) the estate of the applicable Key Principal (during the pendency of the settlement of said estate) or (y) such Person as shall be approved by Agent in accordance with Section 7.1(e) hereof.

“Kroll” means Kroll Bond Ratings and its successor-in-interest.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement (whether written or oral and whether now or hereafter in effect) relating to such lease, sublease, sub-sublease, license or other agreement entered into in connection with such lease, sublease, sub-sublease, license or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against Borrower of any petition for relief under the Bankruptcy Code.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, Manager or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or

(ii)  in any way limit the use and enjoyment thereof.

“Lender Control Period” shall mean a period which shall: (A) commence following an exercise of remedies under the Loan Documents upon the earlier to occur of (i) the date that Agent or its successor, assign, designee, and/or nominee (including, without limitation, any purchaser at a foreclosure sale) takes title to, or control of, the Property in connection with an exercise of remedies under the Loan Documents and controls the Property to the exclusion of Borrower and

(ii) the date that any receiver appointed in connection with Lender’s remedies under the Loan Documents takes physical possession of and controls the Property, in each case, to the exclusion of Borrower and (B) end at such time as Borrower and/or any Affiliate thereof shall regain possession or control of all or any portion of the Property.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Agent (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated

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Maturity Date) in favor of Agent and entitling Agent to draw thereon, in whole or in part, in New York, New York, issued by a domestic Approved LC Bank or the U.S. agency or branch of a foreign Approved LC Bank, the applicant/obligor under which shall not be Borrower. Any Letter of Credit delivered to Agent in connection with the Loan shall, in addition to any other requirements set forth herein, be subject to the terms and conditions set forth in Section 4.34 hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the creation or issuance of any Debt-Like Preferred Equity, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the maximum aggregate principal amount of up to Eighty Four Million and No/100 Dollars ($84,000,000.00) made by Lenders to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Agent (on behalf of Lenders) and Lenders in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the appraised value of the Property, as determined by Agent in its sole discretion.

“Low Debt Yield Period” shall (I) commence if, as of any Calculation Date, the Debt Yield is less than five percent (5.00%) and provided, however, if any Tenant (pursuant to a Major Lease

) shall become subject to a Tenant Adjustment Event, then the Underwritten Net Cash Flow as of the most recent Calculation Date may be immediately adjusted downward by Agent and to the extent said adjustment results in a Debt Yield that is below 5.00%, a Low Debt Yield Period shall immediately commence and (II) end if the Property has achieved a Debt Yield of at least six percent (6.00%) for two (2) consecutive Calculation Dates, as determined by Agent (provided that if the financial reports required under Sections 4.9.2 and 4.9.3 are not delivered to Agent as and when required hereunder, a Low Debt Yield Period shall be deemed to have commenced and be ongoing, unless and until such reports are delivered and they indicate that, in fact, no Low Debt Yield Period is ongoing).

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“Major Contract” shall mean (i) any management, brokerage or leasing agreement, (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind)), or (iii) any contract or agreement with an Affiliate of Borrower, in any case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.

“Major Lease” shall mean any Lease which, either individually, or when taken together with all other Leases with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, covers (i) more than 5,000 rentable square feet of rentable space at the Property,

(ii) contains an option or other preferential right to purchase all or any portion of the Property,

(iii)  is with an Affiliate of Borrower as Tenant, (iv) in connection with a commercial lease, is entered into during the continuance of a Trigger Period, or (v) in connection with a residential lease, is entered into during an Event of Default.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and the current Manager or any replacement management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Castle Residential Management, Inc., a Florida corporation, or any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Alteration” shall mean any alteration affecting structural elements of the Improvements, utility or HVAC system contained in any Improvements or the exterior of the Property, the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (ii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” shall mean the Stated Maturity Date, provided that (a) in the event of the exercise by Borrower of the First Extension Option pursuant to Section 2.7, the Maturity Date shall be the First Extended Maturity Date, (b) in the event of the exercise by Borrower of the Second Extension Option pursuant to Section 2.7, the Maturity Date shall be the Second Extended Maturity Date, (c) in the event of the exercise by Borrower of the Third Extension Option pursuant to Section 2.7, the Maturity Date shall be the Third Extended Maturity Date, or (d) such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under

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the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Maximum Additional Advance Amount” shall mean, (a) with respect to Additional Advances for tenant improvements, leasing commissions and other leasing costs with respect to leases, renewals and/or expansions entered into in accordance with the Loan Documents, One Million Eight Hundred Thirty Nine Thousand Eight Hundred and 00/100 Dollars ($1,839,800.00) (the “Leasing Cost Maximum Additional Advance Amount”) and (b) with respect to Additional Advances for debt service and budgeted operating expense shortfalls prior to the Initial Stated Maturity Date, Three Hundred Eighty Seven Thousand Eight Hundred Fifty Five and 00/100 Dollars ($387,855.00) (the “Carry Cost Maximum Additional Advance Amount”).

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for operating expenses for the calendar month in which such Monthly Payment Date occurs; provided that management fees payable to Manager as part of the Monthly Operating Expense Budgeted Amount shall not exceed three percent (3%) of Rents (the “Management Fee Cap”).

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be July 1, 2022.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successor-in-interest. “Mortgage” shall mean that certain first priority Amended and Restated Mortgage,

Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Agent or its designees in connection with, or in anticipation of, a Securitization.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

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“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12) month period based on quarterly financial statements delivered to Agent in accordance with Section 4.9.2 hereof, (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the management fees actually paid under the Management Agreement, (iv) administrative, payroll, security and general expenses for the Property, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (vi) a reasonable reserve for uncollectible accounts, (vii) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) cost of attendance by employees at training and manpower development programs, (ix) association dues, (x) computer processing charges, (xi) operational equipment and other lease payments, (xii) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums and (xiii) all underwritten reserves required by Agent hereunder (without duplication). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant. To the extent the applicable period of determination of Operating Expenses is for a period equal to less than twelve (12) months and an operating expense incurred during the applicable period relates to an entire calendar year (e.g., real estate taxes), then, for purposes of determining the calculation of such Operating Expense, the same shall be prorated for the relevant period of determination based on the total annual amount paid with respect thereto.

“Operations Agreements” shall mean the REA, and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan

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Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar loans by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Ownership and Control Conditions” shall mean

(a)                Prior to the occurrence of a Conversion: (i) Sole Member shall continue to hold a 100% direct and/or indirect interest in Borrower, (ii) Sole Member and Borrower shall continue to be Controlled by Block 40 Managers, LLC, a Florida limited liability company (the “Control Entity”), (iii) Charles R. Abele, Jr. (or, following his death and/or incapacity, such replacement Key Principal as shall be approved by Lender in accordance with Section 7.1(e) hereof) shall continue to be the president of the Control Entity and sit on the management committee of the Control Entity and shall own not less than six percent (6%) of the direct and/or indirect interest in Borrower, (iv) the management committee of the Control Entity shall have no more than four (4) members and no less than three (3) of said members shall be Key Principals hereunder, (v) the Key Principals (together with their Immediate Family Members) shall collectively own not less than twenty percent (20%) of the direct and/or indirect interests in Borrower, and (vi) unless Agent shall have granted its express written consent, no Person (together with such Person’s Immediate Family Members and Affiliates) other than any Key Principal (and his Immediate Family Members and Affiliates) shall own more than a twenty percent (20%) direct and/or indirect interest in Borrower who did not hold said interest as of the Closing Date; and

(b)               From and after the occurrence of a Conversion: (i) Sole Member shall continue to hold a 100% direct and/or indirect interest in Borrower and Control Entity shall continue to Control Borrower, (ii) Charles R. Abele, Jr. (or, following his death and/or incapacity, such replacement Key Principal as shall be approved by Lender in accordance with Section 7.1(e) hereof) shall serve as the president or chairman of the board of directors of the Sole Member and shall own not less than six percent (6%) of the direct and/or indirect interest in Borrower, (iii) the board of director of the Sole Member shall have no more than four

(4) members and no less than three (3) of said members shall be Key Principals hereunder,

(iv)  the Key Principals (together with their Immediate Family Members) shall collectively own not less than twenty percent (20%) of the direct and/or indirect interests in Borrower, and (v) unless Agent shall have granted its express written consent, no Person (together with such Person’s Immediate Family Members and Affiliates) other than any Key Principal (and his Immediate Family Members and Affiliates) shall own more than a twenty

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percent (20%) direct and/or indirect interest in Borrower who did not hold said interest as of the Closing Date.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien , (v) such other title and survey exceptions as Agent has approved or may approve in writing in Agent’s reasonable discretion, (vi) customary easement agreements, rights-of-way, restrictions, or minor encroachments, in each case, so long as the same (1) are entered into in the ordinary course of Borrower’s business (but in no event in connection with the borrowing of money or the obtaining of advance credit) and (2) do not interfere in any material respect with the ordinary conduct of the business of Borrower or the Property and

(3) do not require any ongoing payment by Borrower of any material sum of money or otherwise have a Material Adverse Effect, (vii) Permitted Indebtedness, and (viii) Leases in place as of the Closing Date or otherwise entered into in accordance with the terms hereof.

“Permitted Partial Prepayment” shall mean any Debt Yield Extension Prepayment and/or Debt Yield Trigger Prepayment.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any country or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pfandbrief Pledge” shall have the meaning specified in Section 10.23 hereof.

“Physical Conditions Report” shall mean any physical condition reports delivered by Borrower to Agent prior to the making of the Loan.

“Prepayment Notice” shall mean a prior written notice to Agent specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof,

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which date shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice. Upon not less than one (1) Business Day notice, such Prepayment Notice may be revoked or extended (for a period not to exceed thirty (30) days) by Borrower at any time, provided Borrower reimburses Lender for any actual out-of-pocket costs and expenses, including reasonable attorney’s fees and disbursements, incurred in conjunction with preparing for the applicable prepayment

“Prime Index” shall mean the rate of interest per annum published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/1000th of one percent (0.001%). If The Wall Street Journal ceases to publish the “Prime Rate,” Agent will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Agent will select a comparable interest rate index.

“Prime Index Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Prime Index, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period; provided that in no event will the Prime Index Rate be less than the Index Floor.

“Prime Rate” shall mean, with respect to each Interest Period, the per annum rate of interest equal to the greater of (i) the sum of (A) the Prime Index Rate plus (B) the Prime Rate Spread, and

(ii) the sum of (A) the Index Floor plus (B) the Spread.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Index.

“Prime Rate Spread” shall mean, in connection with any conversion of the Loan in accordance with the terms hereof to a Prime Rate Loan, the sum (expressed as the number of basis points and determined at the time of such conversion) of the Spread and the Prime Rate Spread Adjustment; provided that the Prime Rate Spread shall not be less than a spread resulting in the Interest Rate immediately after giving effect to the conversion to a Prime Rate Loan being at least equal to the Interest Rate immediately prior to conversion to a Prime Rate Loan, and in no event will the Prime Rate Spread be less than zero.

“Prime Rate Spread Adjustment” shall mean, in connection with any conversion of the Loan in accordance with the terms hereof toa Prime Rate Loan, a spread adjustment, expressed as the number of basis points and determined at the time of such conversion (which may be positive, negative or zero) equal to (1) (x) if the Loan is being converted from a Term SOFR Loan to a Prime Rate Loan, the daily average of Term SOFR (with a floor of zero percent) or (y) if the Loan is being converted from an Alternate Rate Loan to a Prime Rate Loan, the daily average of the Alternate Index Rate (with a floor of zero percent), in either case of (x) or (y), as applicable, over the one hundred eighty (180) day period (or such shorter period to the extent such historical rates are not available, and excluding days within such one hundred eighty (180) day or shorter period that are not U.S. Government Securities Business Days) ending two (2) U.S. Government

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Securities Business Days prior to the date of conversion, and excluding from such average, if such period of averaging exceeds thirty (30) days, the five (5) highest days and the five (5) lowest days of such one hundred eighty (180) day period), minus (2) the daily average of the Prime Index Rate (with a floor of zero percent) over the one hundred eighty (180) day period (excluding days within such one hundred eighty (180) day period that are not U.S. Government Securities Business Days) ending two (2) U.S. Government Securities Business Days prior to the date of conversion (excluding from such average the five (5) highest days and the five (5) lowest days of such one hundred eighty (180) day period).

“Prior Loan” shall mean that certain mortgage loan made by Prior Lender in the amount of $71,157,593.00 on or about May 27, 2021.

“Prior Lender” shall mean Trez Capital (Florida) Corporation, a British Columbia Corporation.

“Prohibited Person” shall mean any Person:

(i)                 that is listed on any Government List or is otherwise a Proscribed Person;

(ii)              that is listed on the annex to, or is otherwise subject to the provisions of, Executive Order 13224;

(iii)            who commits, threatens, conspires to commit or supports "terrorism" as defined in Executive Order 13224;

(iv)             that is owned or Controlled by, or acting for on behalf of, any Person that is described in the foregoing clauses(i), (ii) or (iii) above or its otherwise subject to the provisions of Executive Order 13224;

(v)               with whom another Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Patriot Act, Executive Order 13224 and any Anti-Money Laundering Laws;

(vi)             that is an Embargoed Person;

(vii)          who is an Affiliate of any Person that is described in any of clauses (i) through

(vi) above; or

(viii)        is a Disqualified Person.

“Property” shall mean the parcel or parcels of real property described on Exhibit A attached hereto and made a part hereof, the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.

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“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Manager, Tenants and/or Guarantors.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Agent shall have received and approved: (x) satisfactory evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List and is not otherwise a Prohibited Person, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) Satisfactory Search Results with respect to such proposed transferee and its direct and indirect owners.

“Ratable Share”, “Ratable” or “ratably” shall mean, with respect to any Lender, its share of the Loan based on the proportion of the Outstanding Principal Balance advanced or held by such Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule X attached hereto and made a part hereof.

“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. S&P, Moody’s, Fitch, DBRS Morningstar, Kroll or any successor thereto) that has been or will be engaged by Agent or its designees in connection with, or in anticipation of, a Securitization.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Change” shall mean, at any time hereafter, (i) any change in any Legal Requirement (including by repeal, amendment or otherwise) or in the interpretation or application thereof by any central bank or other Governmental Authority or (ii) any new or revised request, guidance or directive issued by any central bank or other Governmental Authority and applicable to the Agent and Lenders.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

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“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, signage income, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.

“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 2.6.3(c) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty, the date required in Section 2.6 or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection to an extension of the Maturity Date pursuant to Section 2.7, the date required in Section 2.7; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Agent, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Agent or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds and the Cash Collateral Funds.

“Restoration” shall mean the repair, restoration and re-tenanting of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Agent.

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“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Property, based on (x) annualized in place Rents or annualized Rents under Leases that are reasonably expected by Agent to remain in place following the completion of such Restoration and (y) expenses on a pro forma basis, to (b) an amount equal to the annual Debt Service.

“Restoration Threshold” shall mean 3% of the Outstanding Principal Balance as of the applicable date of determination.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sanctions Laws” shall mean economic or financial sanctions, trade embargoes, or other restrictive economic or financial measures enacted, imposed, administered or enforced from time to time pursuant to statute, executive order, or regulation (“Sanctions”) by any of (each a “Sanctions Authority”): (1) the U.S. Government, including those administered by OFAC, the

U.S. Department of State, and the U.S. Department of Commerce; (2) the United Nations Security Council; (3) the European Union or any of its member states; (4) the United Kingdom; (5) the Swiss Government; (6) the Canadian Government; or (7) any agency or department or other Governmental Authority of or within any of the countries, organizations or other Persons identified in the foregoing clauses (1)-(6), or Governmental Authorities of any other country in which Borrower or Guarantor operates.

“Satisfactory Search Results” shall mean, with respect to any Person and its direct and indirect owners, (A) satisfactory completion by Agent and each Lender of their respective anti-financial crime and “know your customer” procedures (internal or otherwise), including receipt of credit history, litigation, judgment, and other related searches, each of which are satisfactory to Agent and each Lender in all respects and (B) confirmation satisfactory to Agent and each Lender that such Person does not violate any Anti-Money Laundering Laws, is not on any Government List and is not otherwise a Prohibited Person.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Sole Member” shall mean Block 40, LLC, a Delaware limited liability company. “SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http:www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

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“SOFR Average” shall mean, for any Interest Period and the Interest Determination Date for such Interest Period, the compounded average of SOFR over a rolling calendar period of thirty (30) days (“30-Day SOFR Average”) on such Interest Determination Date, with the rate, or methodology for this rate, and conventions for this rate being established by Agent in accordance with:

(1)               the “30-day Average SOFR” published on the SOFR Administrator’s Website at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind or any successor or successor page thereto established by the SOFR Administrator (as calculated by Agent and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Interest Determination Date such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the SOFR Average has not occurred, then SOFR Average for the related Interest Period will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website on the first preceding U.S. Government Securities Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date; and further provided, that:

(2)               if, and to the extent that, Agent determines that 30-Day Average SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by Agent giving due consideration to any industry accepted market practice for similar U.S. dollar-denominated floating rate balance sheet loans;

provided, further, that if Agent determines that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Agent, then SOFR Average will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall SOFR Average be less than the Index Floor.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Agent and Lenders, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Agent’s and Lenders’ net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Agent and any Lender is organized or maintains a lending office.

“Spread” shall mean two hundred seventy five basis points (2.75%) per annum.

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“Spread Maintenance Date” shall mean the twenty fourth (24th) Monthly Payment Date after the closing of the Loan (i.e. June 1, 2024).

“Spread Maintenance Premium” shall mean, with respect to any payment or prepayment of principal (or acceleration of the Loan) prior to the Spread Maintenance Date, an amount equal to the product of the following: (A) the amount of such prepayment (or the amount of principal so accelerated), multiplied by (B) the sum of (i) the Spread plus (ii) the greater of zero and, as applicable, (x) the Index Floor minus Term SOFR in effect for the Interest Period that includes the applicable Repayment Date (if the Loan is a Term SOFR Loan), or (y) the Index Floor minus the Benchmark Replacement in effect for the Interest Period that includes the applicable Repayment Date (if the Loan is an Alternate Rate Loan), or (z) the Index Floor minus the Prime Index in effect for the Interest Period that includes the applicable Repayment Date (if the Loan is a Prime Rate Loan), multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of months difference between the Spread Maintenance Date and the date such prepayment occurs (or the next succeeding Monthly Payment Date through which interest has been paid by Borrower) and a denominator equal to twelve (12).

"Stabilization Event" shall mean a Debt Yield of at least six percent (6.00%) for two consecutive Calculation Dates.

“State” shall mean Florida.

“Stated Maturity Date” shall mean June 1, 2024 (the “Initial Stated Maturity Date”), as the same may be extended pursuant to Section 2.7 hereof.

“Strike Price” shall mean (a) prior to the Initial Stated Maturity Date, two and one quarter percent (2.25%) per annum and (b) during each Extension Period, the lesser of (i) two and three tenths percent (2.30%) per annum and (ii) a per annum rate not more than the rate that would, when set forth as the Strike Price in the definition of Debt Service applicable for purposes of calculating the Debt Service Coverage Ratio, result in the Debt Service Coverage Ratio, calculated as of the first day of such Extension Period, to be equal to or greater than (A) with respect to the First Extension Option, 1.20:1.00, (B) with respect to the Second Extension Option, 1.25:1.00 and

(C) with respect to the Third Extension Option, 1:30:100.

“Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between an Approved Counterparty and Borrower, obtained by Borrower and collaterally assigned to Agent pursuant to this Agreement and shall contain each of the following:

(i)                 a term expiring no earlier than, in the case of Section 2.6.3(h)(i) hereof, the end of the Interest Period in which the then Stated Maturity Date occurs and, in the case of Section 2.6.3(h)(ii) hereof, the end of the Interest Period in which the last day of the requested Extension Period occurs;

(ii)              the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to the then Outstanding Principal Balance of the Loan;

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(iii)            it provides that the only obligation of Borrower thereunder is the making of a single payment to the Counterparty thereunder upon the execution and delivery thereof;

(iv)             (A) the Counterparty under the Substitute Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Clearing Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Substitute Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of the Alternate Index Rate or Prime Index Rate, as applicable (including any upward rounding under the definition of Alternate Index Rate or Prime Index Rate) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date, and (B) the Substitute Interest Rate Cap Agreement shall provide to Agent (for the benefit of Lenders) and Borrower (as determined by Agent in its sole but good faith discretion), for the term of the Substitute Interest Rate Cap Agreement, a hedge against rising interest rates that is no less beneficial to Borrower and Agent (for the benefit of Lenders) than (A) in the case of Section 2.6.3(h)(i) hereof, that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement and (B) in the case of Section 2.6.3(h)(ii) hereof, that which was intended to be provided by the Interest Rate Cap Agreement that, but for the operation of Section 2.6.3(h) hereof, would have been required to have been delivered by Borrower pursuant to Section 2.7.1(d) hereof as a condition to the requested Extension Period; and

(v)               without limiting any of the provisions of the preceding clauses (i) through (iv), it satisfies all of the requirements set forth in clauses (a) through (f) of the definition of “Interest Rate Cap Agreement”.

From and after the date of any Rate Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement” and the definition of “Replacement Interest Rate Cap Agreement”) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement or a Converted Interest Rate Cap Agreement, as the case may be.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Agent and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Agent.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges or withholdings (including backup withholding), or any liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto), including those arising after the Closing Date as a result of the adoption or taking effect of, or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the administration, interpretation, implementation or application thereof by a Governmental Authority, including without limitation, (i) any and all real estate taxes and assessments and, to the extent the same are secured by a Lien, water rates or sewer rents and

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(ii) any and all personal property taxes, in each case, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. All taxes referred to in clause (i) above, including all interest and penalties thereon, are hereinafter collectively referred to as “Real Estate Taxes”. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Term SOFR” shall mean, with respect to each Interest Period, the Term SOFR Reference Rate for a one-month period as determined by Agent on the Interest Determination Date for such Interest Period, as such rate is published by the Term SOFR Administrator (as calculated by Agent and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR for the related Interest Period will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date. Notwithstanding the foregoing or anything herein to the contrary, in no event shall Term SOFR be less than the Index Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its sole but good faith discretion).

“Term SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon Term SOFR.

“Term SOFR Rate” shall mean the sum of (i) Term SOFR and (ii) the Spread.

“Term SOFR Reference Rate” shall mean the forward-looking term rate for a one-month period based on SOFR, currently identified on the Term SOFR Administrator’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Agent issued with respect to the Property and insuring the Lien of the Mortgage.

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“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof.

“Trigger Period” shall commence upon (i) the Closing Date, (ii) the occurrence of an Event of Default, (iii) the commencement of a Low Debt Yield Period, or (iv) if Manager is an Affiliate of Borrower or Guarantor, if such Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding; and shall end, in each case provided no other Trigger Period is then continuing, if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the occurrence of a Stabilization Event or (B) with respect to a Trigger Period continuing pursuant to clause (ii), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Agent (and no other Event of Default is then continuing) or (C) with respect to a Trigger Period continuing due to clause (iii), the Low Debt Yield Period has ended pursuant to the terms hereof, or (D) with respect to clause (iv), if the Manager is replaced with a replacement Manager approved by Agent in accordance with the applicable terms and conditions relating to appointment of a new manager as set forth in Section 4.14.2 hereof. Notwithstanding the foregoing Borrower shall be able to prevent the commencement of any Trigger Period due to the commencement of a Low Debt Yield Period pursuant to clause (iii) above by prepaying the Loan in accordance with Section 2.4 hereof (such prepayment, a “Debt Yield Trigger Prepayment”) in an amount such that, if the outstanding principal balance of the Loan used in the applicable Debt Yield calculation had been equal to the outstanding principal balance of the Loan after giving effect to such prepayment, the Debt Yield as of such date would have equaled or exceeded 6.00% (provided that if such prepayment is made prior to the Spread Maintenance Date, the applicable Spread Maintenance Premium).

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement determined under (a)(i) or (b)(i) of the definition thereof excluding the applicable Benchmark Replacement Adjustment.

“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or ending at such other date for which Underwritten Net Cash Flow is determined), the excess of: (a) the sum of: (i) annualized actual in place base rents received by Borrower under bona fide non-residential Leases at the Property with Tenants in occupancy, open for business and paying full, unabated rent as of the date of such calculation, and actual percentage rents received by Borrower under such Leases for the twelve (12) months preceding such calculation; plus (ii) the GPR; plus (iii) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, (x) monthly recoveries actually received by Borrower under bona fide existing Leases at the Property during such twelve (12) month calculation period and (y) actual rent and revenue received by Borrower from other sources at the Property to the extent such receipts are recurring in nature and derived from ordinary course operations of the Property for such twelve month calculation period; over (b) for the twelve

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(12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, Operating Expenses over such twelve months, in each case adjusted to reflect Agent’s determination of: (i) with respect to the non-residential portion of the Property, a vacancy factor equal to the greatest of (A) the actual vacancy rate at the Property (excluding the area consisting of residential space) and (B) five percent (5%) of the rentable area of commercial space at the Property; (ii) with respect to the residential portion of the Property, a vacancy factor equal to (x) the greatest of (A) the Adjusted Actual Vacancy Rate at the Property, as determined by Agent and (B) five percent (5%) of GPR; (iii) subtraction of an imputed capital improvement requirement amount equal to $0.20 per rentable square foot of commercial space and $250 per residential unit at the Property per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve); (iv) an adjustment so that property management fees are equal to the greater of three percent (3%) of Rents and the property management fees actually paid under the Management Agreement; (v) exclusion of (X) amounts representing non-recurring items and (Y) amounts received from (1) commercial Tenants not currently in occupancy and paying full, unabated rent, (2) Tenants affiliated with Borrower or Guarantor, (3) Tenants in default or in bankruptcy, (4) Tenants under month-to-month Leases, (5) commercial Tenants under Leases where the term is set to expire in the next two (2) succeeding calendar quarters or (6) Tenants under commercial Leases where the Tenant thereunder has given notice of its intent to terminate its Lease prior to expiration (the foregoing clauses (1) through (6) shall be referred to herein, individually and/or collectively (as the context shall require), as “Tenant Adjustment Event(s)”); (vi) Taxes and Insurance Premiums payable for the twelve (12) month period succeeding such calculation or imputed Insurance Premiums (but only to the extent an Acceptable Blanket Policy is in effect with respect to the Policies required hereunder); and (vii) such other adjustments deemed necessary by Agent based upon Agent’s reasonable underwriting criteria and Agent’s reasonable determination of Rating Agency underwriting and evaluation criteria. Agent’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday,

(b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

Section 1.2 Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:

“Acceptable Blanket Policy” - 5.1.1(c)

“Acceptable SMBC Credit Support Party” - 1.1 (Definition of “Approved Counterparty”) “Accounts” - 6.1

“Act” - Schedule V “Actual OpEx” – 4.9.8

“Additional Advance Funding Date” – 2.10.1

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“Additional Advance Funding Notice” – 2.10.1 “Agreement” - Introductory Paragraph “Aggregate Payments” – 10.29(c)

“Anti-Corruption Obligation” - 4.33 “Approved Annual Budget” - 4.9.5

“Approved Extraordinary Operating Expense” - 4.9.6 “Approved Monthly BI Expenses” - 5.4(f)

“Available Cash” - 6.16.1 “Assignee” - 10.29

“Bail-In Action” - 10.27 “Bail-In Legislation” - 10.27 “Borrower Parties” – 10.1

“Borrower” - Introductory Paragraph

“Borrower’s Recourse Liabilities” - 10.1 “Breakage Costs” - 2.2.5

“Broker” - 10.19

“Capital Expenditure Account” - 6.5.1 “Capital Expenditure Funds” - 6.5.1 “Cash Collateral Account” - 6.12 “Cash Collateral Funds” - 6.12 “Cash Management Accounts” - 6.17 “Casualty” - 5.2

“Casualty and Condemnation Account” - 6.11 “Casualty and Condemnation Funds” - 6.11 “Casualty Consultant” - 5.4(b)(iii)

“Casualty Retainage” - 5.4(b)(iv) “Cause” - Schedule V

“Clearing Account” - 6.1 “Clearing Bank” - 6.1

“Co-Lender Agreement” - 11.12 “Committee” - Schedule V “Condemnation Proceeds” - 5.4(b) “Contribution” – 10.29(a)

“Covered Disclosure Information” - 9.2(b) “Conversion” – 7.1(g)

“Converted Entity” – 7.1(g)

“Converted Interest Rate Protection Agreement” - 2.6.3(h)(i) “Counterparty Opinion” - 2.6.3

“Credit Card Companies” - 6.1(b) “DB” - Introductory Paragraph

“Debt Yield Extension Prepayment” – 2.7.1(h)

“Debt Yield Trigger Prepayment” - Definition of Trigger Period “Disclosure Document” - 9.2(a)

“Easements” - 3.1.11

“EEA Financial Institution” - 10.27

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“EEA Member Country” - 10.27 “EEA Resolution Authority” - 10.27 “Embargoed Person” - 4.32(c) “Equipment” - Mortgage

“ERISA” - 4.31

“EU Bail-In Legislation Schedule” - 10.27 “Event of Default” - 8.1

“Exchange Act” - 9.2(a) “Exchange Act Filing” - 9.1(d) “Executive Order 13224” - 4.32(b) “Extension Notice” - 2.7.1

“Extraordinary Operating Expense” - 4.9.6 “Fair Share” – 10.29(c)

“First Extended Maturity Date” - 2.7.1 “First Extension Notice” - 2.7.1

“First Extension Option” - 2.7.1 “Flood Insurance Acts” - 5.1.1(a)(i) “Funding Borrower” – 10.29(b) “Future Funding Lender” - 11.13 “Future Funding Obligations” - 2.10.6 “Government Lists” - 4.32(b) “Holder” - 11.13

“Improvements” - Mortgage “In-Balance” – 2.10.3

“In-Balance Shortfall Amount” – 2.10.3

“Increased Costs” - 2.9.1 “Indemnified Liabilities” - 4.30 “Independent Director” - Schedule V “Independent Manager” - Schedule V “Insurance Account” - 6.4.1 “Insurance Funds” - 6.4.1

“Insurance Premiums” - 5.1.1(b) “Insurance Proceeds” - 5.4(b) “Intellectual Property” - 3.1.33 “Interest Period” - 2.3.2

“Lender” - Introductory Paragraph “Lender Group” - 9.2(b) “Liabilities” - 9.2(b)

“Licenses” - 3.1.9

“Management Fee Cap” - 1.1 (Definition of “Monthly Operating Expense Budgeted Amount”) “Monthly Debt Service Payment Amount” – 2.3.1

“Monthly Interest Payment Amount” – 2.3.1

“Nationally Recognized Service Company” - Schedule V “Net Proceeds” - 5.4(b)

“Net Proceeds Deficiency” - 5.4(b)(vi)

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“Note” - 2.1.3

“Notice” - 10.6 “OFAC” - 4.32(b)

“OpEx Overpayment Amount” – 4.9.8 “Other Taxes” - 2.9.3

“Participant Register” - 10.29(d) “Patriot Act Offense” - 4.32(b) “Permitted Equipment Financing” - 4.21 “Permitted Indebtedness” - 4.21

“Permitted Investments” - Cash Management Agreement “Permitted Transfer” - 7.1

“Policies” - 5.1.1(b) “Proscribed Person” - 4.32(b) “Qualified Carrier” - 5.1.1(i) “Radius” - 5.1.1(c)

“Rate Cap Collateral” - 2.6.2 “Rate Conversion” - 2.6.3(h)

“Real Estate Taxes” - 1.1 (Definition of “Taxes”) “Reimbursement Contribution” – 10.29(b) “Reimbursement Contribution Amount” – 10.29(c) “Register” - 10.29(d)

“Required Records” - 4.9.7 “Review Waiver” - 10.3(b)

“Sanctions” - 1.1 (Definition of “Sanctions Laws”) “Sanctions Authority” - 1.1 (Definition of “Sanctions Laws”) “Second Extended Maturity Date” - 2.7.1

“Second Extension Notice” - 2.7.1 “Second Extension Option” - 2.7.1 “Second Extension Period” - 2.7.1 “Secondary Market Transaction” - 9.1(a) “Securities” - 9.1(a)

“Securities Act - 9.2(a) “Servicer” - 10.21

“Servicing Agreement” - 10.21 “Servicing Fee” - 10.21 “SFHA” - 5.1.1(a)(i)

“Special Member” - Schedule V

“Special Purpose Bankruptcy Remote Entity” - Schedule V “Springing Recourse Event” - 10.1

“Tax Account” - 6.3.1 “Tax Funds” - 6.3.1

“Tenant Adjustment Event(s)” - 1.1 (Definition of Underwritten Net Cash Flow) “Tenant Direction Letter” - 6.1(b)

“Third Extended Maturity Date” - 2.7.1 “Third Extension Notice” - 2.7.1

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“Third Extension Option” - 2.7.1 “Third Extension Period” - 2.7.1 “Transfer” - 4.2

“Underwriter Group” - 9.2(b) “Updated Information” - 9.1(b)(i)

“Write-Down and Conversion Powers” - 10.27

Section 1.3 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1 The Loan.

2.1.1        Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lenders shall make the Loan to Borrower and Borrower shall accept the Loan from Lenders on the Closing Date. The Loan shall be made in a series of advances and shall consist of: (i) the initial advance of principal in the amount of $81,772,345.00 (the “Initial Advance”) being made on the date hereof and (ii) Additional Advances that may be made after the date hereof in a maximum aggregate amount of up to the Maximum Additional Advance Amount. Lenders’ obligation (if any) to make any Advance after the date hereof is subject to the applicable terms, conditions and limitations set forth in this Agreement.

2.1.2        Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Initial Advance and each Additional Advance (subject to the applicable terms, conditions and limitations set forth in this Agreement) and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3        The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the maximum aggregate principal amount of Eighty Four Million Five and No/100 Dollars ($84,000,000.00) executed by Borrower and payable to the order of Agent in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4        Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds,

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(iv) pay costs and expenses incurred in connection with the closing of the Loan, (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate, provided such purpose does not violate the terms of any Loan Documents.

Section 2.2 Interest Rate.

2.2.1        Interest Rate.

(a)                Interest on the outstanding principal balance of the Loan shall accrue throughout the Term at the Interest Rate. Each determination by Agent of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(b)               In connection with the use or administration of Term SOFR, Agent shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to this Agreement. Agent will promptly notify Borrower of the effectiveness of any such Conforming Changes in connection with the use or administration of Term SOFR.

(c)                Subject to the terms and conditions of this Section 2.2.1, the Loan shall be a Term SOFR Loan and bear interest at the Term SOFR Rate. In the event that Agent shall have determined in its sole and absolute discretion (which determination shall be conclusive and binding upon Borrower absent manifest error) that one or more Benchmark Transition Events shall have occurred, Agent shall determine the corresponding Benchmark Replacement Date in accordance with the definition thereof, and Agent shall, at any time after the Benchmark Replacement Date, have the sole and exclusive right at its election, to be exercised in its sole but good faith discretion, to convert the Loan from a Term SOFR Loan to an Alternate Rate Loan based on the applicable Benchmark Replacement selected by Agent as provided in the definition thereof, or if the Loan had previously been converted to an Alternate Rate Loan based upon a Benchmark Replacement, to an Alternate Rate Loan based on the applicable alternative Benchmark Replacement selected by Agent as provided in the definition thereof, provided in each case that such conversion shall be subject to satisfaction of the following conditions: (A) at the time of conversion, such applicable Benchmark Replacement is a floating rate index that is then commonly used by Agent in its floating rate commercial real estate loans originated and held on its balance sheet as an alternative to the then-current Benchmark, as determined by Agent in its sole but good faith discretion, and (B) such applicable Benchmark Replacement is administratively and commercially reasonable for Agent and each Lender to implement, as determined by Agent in its sole but good faith discretion. In the event the foregoing conditions shall be satisfied and the Loan is converted to an Alternate Rate Loan as provided above, the Loan shall bear interest at the applicable Alternate Rate effective as of the first day on which the Loan is converted to the applicable Alternate Rate Loan. Agent will promptly notify the Borrower of the conversion of the Loan to the applicable Alternate Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert (x) a Term SOFR Loan to an Alternate Rate Loan or (y) an Alternate Rate Loan accruing interest at a rate based upon the then-current Benchmark Replacement to an alternative Alternate Rate Loan accruing interest at a rate based upon any alternative Benchmark Replacement.

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(d)               In the event that Agent shall have determined in its sole and absolute discretion (which determination shall be conclusive and binding upon Borrower absent manifest error) that Term SOFR cannot be ascertained as provided in the definition of Term SOFR as set forth herein, or that the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain a Term SOFR Loan as contemplated hereunder, or Term SOFR would be in excess of the maximum interest rate that Borrower may by law pay, and the Loan has not previously been converted to an Alternate Rate Loan in accordance with Section 2.2.1(c) above, Agent may, in its sole and absolute discretion elect to give notice thereof to Borrower (which may be by telephone or e-mail, followed promptly by written notice). If such notice is given, the Term SOFR Loan shall be converted, as of the first day of the next succeeding Interest Period, or upon such earlier date as may be required by law, at Agent’s option (in Agent’s sole and absolute discretion), to a Prime Rate Loan bearing interest at the Prime Rate. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a Term SOFR Loan to a Prime Rate Loan or an Alternate Rate Loan.

(e)                If, pursuant to Section 2.2.1(d) hereof, the Loan has been converted to Prime Rate Loan and Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable and Term SOFR can be determined as provided in the definition of Term SOFR as set forth herein, Agent shall give notice thereof to Borrower (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Interest Determination Date. Upon the giving of such notice, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a Term SOFR Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a Prime Rate Loan to a Term SOFR Loan or a Term SOFR Loan to a Prime Rate Loan.

(f)                If, pursuant to the terms of Section 2.2.1(c) hereof, the Loan has been converted to an Alternate Rate Loan but thereafter Agent shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the applicable Alternate Index Rate cannot be ascertained, or that the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain an Alternate Rate Loan as contemplated hereunder, or the applicable Alternate Rate would be in excess of the maximum interest rate that Borrower may by law pay, Agent may, in its sole and absolute discretion, elect to give notice thereof to Borrower (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Interest Determination Date. If such notice is given, the Alternate Rate Loan shall be converted, as of the first day of the next succeeding Interest Period, or upon such earlier date as may be required by law, to a Prime Rate Loan bearing interest at the Prime Rate.

(g)               If, pursuant to the terms of this Section 2.2.1, the Loan has been converted to a Prime Rate Loan and thereafter Agent has determined in its sole but good faith discretion that Term SOFR has been succeeded by a Benchmark Replacement and such Benchmark Replacement

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can be determined, then Agent shall have the sole and exclusive right, to be exercised in its sole but good faith discretion, to convert the Loan from a Prime Rate Loan to an Alternate Rate Loan in accordance with, and subject to satisfaction of the conditions set forth in, the provisions of Section 2.2.1(e) above, and Agent shall give notice thereof to Borrower (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Interest Determination Date, and if such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to an Alternate Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert an Alternate Rate Loan to a Prime Rate Loan or a Prime Rate Loan to an Alternate Rate Loan.

(h)               Borrower hereby agrees to promptly pay to each Lender, upon demand, any additional amounts necessary to compensate each Lender for any costs incurred by each Lender in making any conversion in accordance with this Agreement, including without limitation, any interest or fees payable by each Lender to lenders of funds obtained by it in order to make or maintain the Term SOFR Loan (or Alternate Rate Loan) hereunder. Each Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(i)                 In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent shall have the right to make Conforming Changes from time to time that Agent in its sole but good faith discretion deems that are necessary, and, notwithstanding anything to the contrary contained herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to this Agreement. Agent will promptly notify Borrower of the effectiveness of any such Conforming Changes.

(j)                 Any determination, decision or election that may be made by Agent pursuant to this Section 2.2.1 or Section 2.6.3 hereof, including, but not limited to, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, the necessity and amount of any spread adjustment, any Conforming Changes, any replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole but good faith discretion and without consent from Borrower.

2.2.2        Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such Event of Default shall have occurred. Interest at the Default Rate shall accrue and be payable and included as part of the Debt regardless of any demand, and without limiting the foregoing shall be paid immediately upon demand, which demand may be made as frequently as Agent shall elect, to the extent not prohibited by applicable law.

2.2.3        Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period ending immediately prior to such Monthly Payment Date.

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2.2.4        Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Agent or any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5        Breakage Indemnity. Borrower shall indemnify Agent for its own account or for the account of the applicable Lender(s) (as the case may be) against any loss or expense which Agent or any Lender actually sustains or incurs in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Monthly Payment Date and (ii) any default in payment or prepayment of the Loan or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise) (collectively, “Breakage Costs”). Agent shall deliver to Borrower a statement for any such sums which it (or any Lender) is entitled to receive pursuant to this Section 2.2.5, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.2.5 are in addition to Borrower’s obligations to pay, solely to the extent required pursuant to the terms of this Agreement, any Spread Maintenance Premium and/or Exit Fee applicable to a payment or prepayment of the Loan.

Section 2.3 Loan Payments.

2.3.1        Payments. On July 1, 2022 and each Monthly Payment Date thereafter during the Term, Borrower shall pay interest on the unpaid Outstanding Principal Balance accruing through the last day of the Interest Period ending immediately prior to such Monthly Payment Date (the “Monthly Debt Service Payment Amount”). Borrower shall also pay to Agent all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.

2.3.2        Payments Generally. Each interest accrual period (each, an “Interest Period”) shall commence on the first (1st) calendar day of a calendar month and end on (and include) the last calendar day of such calendar month; provided, that in the event that the Agent elects to reset Term SOFR as provided in the definition of the term “Interest Determination Date” (i) the Interest Period then in effect shall end on (and include) the calendar day prior to the Securitization Date and (ii) a new Interest Period shall commence on the Securitization Date and shall end on (and

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include) the last day of the calendar month in which such Securitization Date occurs. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Agent shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Agent, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Agent shall have elected to change the Monthly Payment Date as aforesaid, Agent shall have the option, but not the obligation, to adjust the Interest Period and the Interest Determination Date accordingly. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3        Payment on Maturity Date. Borrower shall pay to Agent on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest, the Exit Fee and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4        Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Agent upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Agent in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5        Method and Place of Payment.

(a)                Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Agent not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office or at such other place as Agent shall from time to time designate, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)               Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)                All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.3.6        Forwarding of Payments by Agent. Except as otherwise agreed by Agent and Lenders, each payment received by Agent under this Agreement or the Note for the account of any Lender shall be paid by Agent promptly to such Lender, in immediately available funds, for the Loan or other portion of the Debt in respect of which such payment is made.

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2.3.7        Ratable Shares/Pro Rata Treatment of Payments. Except to the extent otherwise provided herein: (a) the Loan shall be allocated Ratably among the Lenders according to the amounts of their Ratable Share; (b) each payment or prepayment of principal of the Loan by Borrower (including those made from Net Proceeds) shall be made Ratably for the account of the Lenders; (c) each payment of interest on the Loan by Borrower shall be made for the Ratable account of Lenders and (d) all losses, costs and expenses suffered by the Agent and/or the Lenders relating to the Loan, in each case, shall be allocated by Agent pro rata among the Lenders in accordance with their respective Ratable Shares.

Section 2.4 Prepayments.

2.4.1        Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2        Voluntary Prepayments.

Borrower shall have the right, only on a Business Day, to prepay the Outstanding Principal Balance in whole, but not in part (except a partial prepayment premium shall be permitted in connection with a Permitted Partial Prepayment in accordance with the applicable terms and conditions hereof), upon satisfaction of the following conditions:

(a)                Borrower shall deliver to Agent a Prepayment Notice; and

(b)               Borrower shall comply with the provisions set forth in Section 2.4.5; provided that if such prepayment is made on or after the Spread Maintenance Date, such prepayment shall be without any Spread Maintenance Premium or any other prepayment premium, penalty or fee other than the Exit Fee.

2.4.3        Mandatory Prepayments. If Agent is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Agent actually receives any Net Proceeds, and (b) Agent has determined that such Net Proceeds shall be applied against the Debt, Borrower shall prepay, or authorize Agent to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds together with the payment of the and the Exit Fee (it being agreed that any Exit Fee due and payable in connection with a partial prepayment consummated pursuant to this Section 2.4.3 shall, to the extent no Event of Default is then ongoing, be deferred and payable at the next instance when all or any portion of the Exit Fee is due and payable hereunder (for the avoidance of doubt, the Exit Fee shall be immediately due and payable in connection with any full prepayment consummated pursuant to this Section 2.4.3)). Except during an Event of Default, such Net Proceeds shall be applied by Agent as follows in the following order of priority: First, to the Exit Fee (unless deferred as set forth above) and any other amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Agent and Lenders in connection with such prepayment); Second; accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Spread Maintenance Premium or any other prepayment premium, penalty or fee other than the Exit Fee (which may be deferred as

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contemplated above) shall be due in connection with any prepayment made pursuant to this Section 2.4.3. Any partial principal prepayment under this Section 2.4.3 shall be applied to the last payments of principal due under the Loan.

2.4.4        Prepayments After Default. If, during the continuance of an Event of Default or from and after an acceleration of the Obligations pursuant to the terms of this Agreement, by operation of law or otherwise, payment of all or any part of the Debt is tendered by or on behalf of Borrower or Guarantor and accepted by Agent or is otherwise recovered by Agent (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and the Debt shall include, all of: (i) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such prepayment together with an amount equal to the interest that would have accrued at the Default Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) intentionally omitted, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii), (iv) an amount equal to the Spread Maintenance Premium (if made prior to the Spread Maintenance Date) and Exit Fee.

2.4.5        Prepayment/Repayment Conditions.

(a)                On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Agent:

(i)                 all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Repayment Date together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;

(ii)              intentionally omitted;

(iii)            if the prepayment is made on a day other than a Monthly Payment Date, Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (i) and (ii);

(iv)             the Spread Maintenance Premium applicable thereto (if such prepayment occurs prior to the Spread Maintenance Date);

(v)               the Exit Fee applicable thereto; and

(vi)             all other sums, then due under the Note, this Agreement, the Mortgage, and the other Loan Documents.

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(b)               Borrower shall pay all reasonable costs and expenses of Agent and Lenders incurred in connection with the repayment or prepayment (including without limitation, any costs and expenses associated with a release of the Lien of the Mortgage as set forth in Section 2.5 below and reasonable third party attorneys’ fees and expenses).

Section 2.5 Release of Property. (a) Agent shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, (i) release the Lien of the Mortgage and terminate the Assignment of Leases, or (ii) assign the Mortgage and Note, without recourse, covenant or warranty of any nature, express or implied, to a new lender designated by Borrower and shall execute, acknowledge and deliver to such new lender the assignment of Mortgage and Note; provided that (a) Borrower shall pay any costs, taxes and reasonable expenses incurred by Agent and Lender in connection therewith, and Agent’s and Lender’s reasonable third party attorneys’ fees for the preparation and delivery of the assignment or release documentation, (b) Borrower shall have caused the delivery of all customary or reasonable documents and affidavits required by Agent, and (c) such an assignment is not then prohibited by any federal, state or local law, rule, regulation or order or by any governmental authority. In connection with such release or assignment, Agent and/or Lender shall deliver such other documentation reasonably requested by Borrower, including, without limitation, documentation evidencing the termination of all collateral assignment documents, account control arrangements and standing orders (provided that Borrower shall pay all of Lender and/or Agent’s expenses incurred in connection with the same).

(b) In connection with the release or satisfaction of the Mortgage and the Assignment of Leases or the assignment of the Mortgage, as applicable, Borrower shall submit to Agent, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Agent in its sole discretion), a release of Mortgage and Assignment of Leases for the Property or assignment of Mortgage and Note, as applicable, for execution by Agent. Such release or satisfaction or assignment shall (i) be in a form appropriate for recording in the jurisdiction in which the Property is located, (ii) be satisfactory to Agent and (iii) contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation (including, without limitation, UCC-3 financing statements) Agent reasonably requires to be delivered by Borrower in connection with such release of the Mortgage and Assignment of Leases and other Loan Documents or assignment of Mortgage and Note, as applicable, as well as an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage or the assignment of the Mortgage, including Agent’s reasonable attorneys’ fees.

Section 2.6 Interest Rate Cap Agreement.

2.6.1        Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement, which shall have a term expiring no earlier than the last day of the Interest Period in which the Stated Maturity Date occurs and have a notional amount which shall not at any time be

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less than the Outstanding Principal Balance. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price.

2.6.2        Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Agent (on behalf of Lenders) as collateral and hereby grants to Agent (on behalf of Lenders) a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

2.6.3        Covenants.

(a)                Borrower shall comply in all material respects with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Agent shall be deposited immediately into the Clearing Account pursuant to Section 6.1. Subject to terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Agent to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b)               Borrower shall defend Agent’s and Lenders’ right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c)                In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Agent, Servicer or any other Person of such downgrade, withdrawal or qualification.

(d)               In the event that Borrower fails to purchase and deliver to Agent the Interest Rate Cap Agreement as and when required hereunder, Agent may purchase the Interest Rate Cap Agreement and the cost incurred by Agent in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Agent with interest thereon at the Default Rate from the date Borrower is notified in writing that such cost was incurred by Agent until such cost is paid by Borrower to Agent.

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(e)                Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Agent, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f)                Borrower shall not (i) without the prior written consent of Agent, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Agent, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Agent, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Agent, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Agent of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Agent provided for in this Section 2.6.3 (f) shall be given by Agent unless Agent shall have received a Rating Agency Confirmation.

(g)               In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Agent an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Agent and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and

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effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(h)               Notwithstanding anything to the contrary contained in this Section 2.6.3 or elsewhere in this Agreement, if, at any time, the Loan is converted from a Term SOFR Loan to either a Prime Rate Loan or an Alternate Rate Loan or from a Prime Rate Loan to a Term SOFR Loan or Alternate Rate Loan in accordance with Section 2.2.1 hereof (each, a “Rate Conversion”) then:

(i)                 within thirty (30) days after such Rate Conversion, Borrower shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement) or (B) cause the then-existing Interest Rate Cap Agreement to be modified such that such then-existing Interest Rate Cap Agreement satisfies the requirements of a Substitute Interest Rate Cap Agreement as set forth below in the definition thereof (a “Converted Interest Rate Cap Agreement”); and

(ii) following such Rate Conversion (provided Agent has not converted the Loan back to a Term SOFR Loan in accordance with Section 2.2.1(e) hereof), in lieu of satisfying the condition described in Section 2.7.1(b) hereof with respect to any outstanding Extension Period, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Period.

2.6.4        Powers of Borrower Prior to an Event of Default. Subject to the provisions of Section 2.6.3(a), provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.

2.6.5        Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Agent and Lenders as follows:

(a)                The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

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(b)               To Borrower’s knowledge, the Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c)                The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d)               Giving effect to the aforesaid grant and assignment to Agent (on behalf of Lenders), Agent (on behalf of Lenders) has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Agent (on behalf of Lenders) in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e)                Except for financing statements filed or to be filed in favor of Agent (on behalf of Lenders) as secured party, to Borrower’s knowledge, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Agent, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Agent (on behalf of Lenders) as secured party.

2.6.6        Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Clearing Account.

2.6.7        Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a)                Agent, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Agent may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Agent upon credit or for future delivery, Agent shall not be liable for the failure of the purchaser to purchase or pay for the same

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and, in the event of any such failure, Agent may resell such Rate Cap Collateral. It is expressly agreed that Agent may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Agent’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b)               Agent may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Agent’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c)                Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Agent and assigns and transfers unto Agent, and constitutes and appoints Agent its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Agent the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Agent in this Agreement, and Borrower further authorizes and empowers Agent, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Agent may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d)               To the extent Borrower shall have breached any provision of this Section

2.6 or an Event of Default shall have occurred and be continuing, Agent may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Agent, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Agent; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Agent necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Agent to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

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(e)                Pursuant to the limited powers-of-attorney provided for above, Agent may (as and when it is entitled to exercise the powers-of-attorney as set forth in clause (d) above) take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Agent shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Agent’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Agent, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

the UCC.

(f)                Agent may exercise all of the rights and remedies of a secured party under

(g)               Without limiting any other provision of this Agreement or any of

Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Agent shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Agent in exercising its rights under this Section 2.6.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Agent upon demand and shall be secured by this Agreement.

2.6.8        Sales of Rate Cap Collateral. From and after the occurrence and during the continuance of an Event of Default, no demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Agent shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Agent shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Agent may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Agent (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent

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permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Agent shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

2.6.9        Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

2.6.10    Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Agent or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Agent or such officer or be answerable in any way for the misapplication or non-application thereof.

2.6.11    Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any Extension Option pursuant to Section 2.7 hereof, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.6 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.

Section 2.7 Extension Options.

2.7.1        Extension Options. Subject to the provisions of this Section 2.7, Borrower shall have the option (the “First Extension Option”), by written notice (which may be revoked upon not less than two (2) Business Days’ advanced notice, provided that Borrower shall be responsible for the payment of any out-of-pocket cost and expenses incurred by Agent and any Lender in connection with such election and revocation) (the “First Extension Notice”) delivered to Agent no later than thirty (30) days prior to the Initial Stated Maturity Date, to extend the Maturity Date to June 1, 2025 (the “First Extended Maturity Date”, and such one-year extension term, the “First Extension Period”). In the event Borrower shall have exercised the First Extension Option, Borrower shall have the option (the “Second Extension Option”), by written notice (which may be revoked upon not less than two (2) Business Days’ advanced notice, provided that Borrower shall be responsible for the payment of any out-of-pocket cost and expenses incurred by Agent and any Lender in connection with such election and revocation) (the “Second Extension Notice”) delivered to Agent no later than thirty (30) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to June 1, 2026 (the “Second Extended Maturity Date”, and such one-year extension term, the “Second Extension Period”). In the event Borrower shall have

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exercised the Second Extension Option, Borrower shall have the option (the “Third Extension Option”), by written notice (which may be revoked upon not less than two (2) Business Days’ advanced notice, provided that Borrower shall be responsible for the payment of any out-of-pocket cost and expenses incurred by Agent and any Lender in connection with such election and revocation) (the “Third Extension Notice”; together with the First Extension Notice and the Second Extension Notice, individually or collectively, an "Extension Notice") delivered to Agent no later than thirty (30) days prior to the Second Extended Maturity Date, to extend the Second Extended Maturity Date to June 1, 2027 (the “Third Extended Maturity Date”, and such one-year extension term, the “Third Extension Period”). Borrower’s right to so extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

(a)                (i) no Event of Default shall have occurred and be continuing on the date Borrower delivers the First Extension Notice or the Second Extension Notice, as applicable, and

(ii) no Event of Default or monetary or material non-monetary Default shall have occurred and be continuing on the Stated Maturity Date and the First Extended Maturity Date, as applicable;

(b)               the representations and warranties made by Borrower in this Agreement, in the other Loan Documents shall be true and correct in all material respects on and as of the date Borrower delivers the First Extension Notice or the Second Extension Notice, as applicable, and on the Stated Maturity Date and the First Extended Maturity Date, as applicable, with the same force and effect as if made on and as of such date (unless the applicable representation and/or warranty relates to a different specified time period), subject to changes to such representations and warranties disclosed to Agent in writing, so long as such update is not the result of any breach of a covenant of Borrower under the Loan Documents and such changes do not result from any Default or Event of Default by Borrower;

(c)                if required by Agent, Guarantor(s) shall have reaffirmed in writing to Agent all of its obligations under the Bad Act Guaranty and the Carry Guaranty;

(d)               Borrower shall (i) obtain and deliver to Agent not later than one (1) Business Day prior to the first day of the term of the Loan as extended, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance, which Replacement Interest Rate Cap Agreement(s) shall be (A) effective for the period commencing on the day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs and (B) otherwise on same terms set forth in Section 2.6 and (ii) execute and deliver an Acknowledgment with respect to each such Replacement Interest Rate Cap Agreement;

(e)                Borrower shall promptly (within standard and customary time periods following the applicable Maturity Date) deliver a Counterparty Opinion with respect to the Replacement Interest Rate Cap Agreement and the related Acknowledgment;

(f)                all amounts due and payable by Borrower and any other Person pursuant to this Agreement or the other Loan Documents as of the Initial Stated Maturity Date or the First

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Extended Maturity Date, as applicable, and all costs and expenses of Agent and Lenders, including fees and expenses of Agent’s and each Lender’s third party counsel, in connection with the Loan and/or the applicable extension of the Term shall have been paid in full;

(g)               in connection with Borrower’s option to extend the Loan pursuant to this Section 2.7.1, on the date Borrower delivers an Extension Notice to extend the Loan to the First Extended Maturity Date, the Second Extended Maturity Date or the Third Extended Maturity Date, as applicable, the Debt Yield of the Property shall be equal to or greater than 5.00% for the First Extension Option, 6.00% for the Second Extension Option and 6.50% for the Third Extension Option; provided that Borrower shall be able to satisfy the requirements of this clause (g) by prepaying the Loan in accordance with Section 2.4 hereof in an amount such that, if the outstanding principal balance of the Loan used in the applicable Debt Yield calculation had been equal to the outstanding principal balance of the Loan after giving effect to such prepayment, the Debt Yield as of such date would have equaled or exceeded the required minimum Debt Yield (provided that any such prepayment shall be subject to the payment of the applicable Exit Fee); and

(h)               on the Initial Stated Maturity Date and the First Extended Maturity Date, Borrower shall pay to Agent the applicable Extension Fee.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Agent shall have no obligation to extend the applicable Stated Maturity Date hereunder.

2.7.2        Extension Documentation. As soon as practicable following an extension of the applicable Maturity Date pursuant to this Section 2.7, Borrower shall, if requested by Agent, execute and deliver an amendment of and/or restatement of the Note and shall, if requested by Agent, enter into such amendments to the related Loan Documents as may be necessary or appropriate to evidence the extension of the applicable Maturity Date as provided in this Section

2.7; provided, however, that no failure by Borrower to enter into any such amendments and/or restatements shall affect the rights or obligations of Borrower or Agent with respect to the extension of the applicable Maturity Date.

Section 2.8 Spread Maintenance Premium.

2.8.1        Exit Fee. Except as otherwise expressly set forth herein to the contrary, upon any repayment or prepayment of the Loan, Borrower shall pay to Agent on the date of such repayment or prepayment the Exit Fee applicable thereto. Upon any acceleration of the Loan, Borrower shall immediately pay to Agent on account of the Exit Fee the amount by which (i) one-half percent (.5%) of the sum of the amount of the Initial Advance plus the Maximum Additional Advance Amount exceeds (ii) the total amount of Exit Fees theretofore paid by Borrower pursuant to this Section 2.8.1. All Exit Fees hereunder shall be deemed to be earned by Lenders upon the funding of the Loan. Notwithstanding the foregoing, to the extent that the Loan is repaid with the proceeds of a mortgage loan from DB (or any Affiliate thereof), the Exit Fee that is payable with respect to such repayment shall be credited towards any origination fee or similar upfront fee payable by Borrower to DB (or an applicable Affiliate thereof) in connection with DB (or the applicable Affiliate) providing the above referenced mortgage loan financing. For the avoidance of doubt, neither DB nor any Affiliate thereof shall have any obligation to offer to provide such financing.

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2.8.2        Spread Maintenance Premium. Except as otherwise expressly set forth herein to the contrary, upon any repayment or prepayment of the Loan (including in connection with an acceleration of the Loan) made prior to the Spread Maintenance Date, Borrower shall pay to Agent on the date of such repayment or prepayment (or acceleration of the Loan) the Spread Maintenance Premium applicable thereto. All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lenders upon the funding of the Loan.

Section 2.9 Regulatory Change; Taxes.

2.9.1        Increased Costs. If as a result of any Change in Law or Regulatory Change, or compliance of any Lender therewith, the basis of taxation of payments to any Lender or any company Controlling any Lender of the principal of or interest on the Loan is changed or any Lender or the company Controlling any Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of such Lender or the company Controlling such Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of any Lender or any company Controlling any Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to interest rates based on the then-applicable Benchmark is imposed on any Lender or any company Controlling any Lender and such Lender in good faith determines that, by reason thereof, the cost to such Lender or any company Controlling such Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by such Lender or any company Controlling such Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by such Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then such Lender shall provide notice thereof to Borrower and Borrower agrees to pay to such Lender within ten (10) Business Days following such Lender’s written request such additional amount or amounts as will compensate such Lender or any company Controlling such Lender for such Increased Costs to the extent such Lender determines that such Increased Costs are allocable to the Loan. If any Lender requests compensation under this Section 2.9.1, such Lender shall, if requested by notice by Borrower to such Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

2.9.2        Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9.2) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions required to be made by Borrower under applicable Legal Requirements, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.9.3        Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with

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respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

Section 2.10 Advances.

2.10.1    Advance Conditions. Lenders shall make Additional Advances, to be used for Approved Future Leasing Expenses and Carry Cost Shortfalls (in an amount not to exceed, in the aggregate, the Maximum Additional Advance Amount), from time to time provided the following conditions precedent are satisfied (provided, that, in no event shall any Lender be obligated to advance more than its Ratable Share of such Additional Advance):

(a)    both immediately prior to the funding date of the Additional Advance (the “Additional Advance Funding Date”) and after giving effect thereto, no Default or Event of Default shall be continuing;

(b)   Borrower shall have delivered to Agent on or prior to the date which is not less than ten (10) Business Days prior to the Additional Advance Funding Date (but not more than thirty (30) days prior to the Additional Advance Funding Date), a funding request for the Additional Advance substantially in the form attached hereto as Exhibit D (an “Additional Advance Funding Notice”), which Additional Advance Funding Notice shall have been executed by an authorized officer of Borrower;

(c)    the representations and warranties made by Borrower in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of the Additional Advance with the same force and effect as if made on and as of such date;

(d)   (1) There shall be no more than one Additional Advance during any calendar month and (2) the minimum disbursement amount of any Additional Advance shall be at least $25,000.00 (except for the final disbursement);

(e)    if the Additional Advance Funding Date occurs on a date other than a Monthly Payment Date, Borrower shall make a payment to Agent on the Monthly Payment Date following such Additional Advance Funding Date in an amount equal to the interest scheduled to accrue at the Interest Rate on the amount of the Additional Advance from the Additional Advance Funding Date through the last day of the Interest Period in which such Additional Advance Funding Date occurs, and, thereafter, Borrower shall make interest payments to Agent on the applicable Monthly Payment Date with respect to such Additional Advance in accordance with the provisions of Section 2.3 hereof;

(f)     Agent shall have received, at Borrower’s sole cost and expense, (i) a notice of title continuation showing that since the date of the last Additional Advance there has been no change in the state of title to the Property and (ii) an endorsement to the Title Insurance Policy, which endorsement shall have the

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effect of updating the date of the Title Insurance Policy to the date of the making of the Additional Advance;

(g)   in no event shall (i) the aggregate amount of all Additional Advances previously made by Lenders hereunder and the proposed Additional Advance exceed the Maximum Additional Advance Amount, (ii) if such Additional Advance is for Approved Future Leasing Expenses, the aggregate amount of all Additional Advances previously made by Lenders hereunder for Approved Future Leasing Expenses and such proposed Additional Advance exceed the amount set forth in clause (a) of the definition of Maximum Additional Advance Amount, and

(iii) if such Additional Advance is for Approved Carry Costs, the aggregate amount of all Additional Advances previously made by Lenders hereunder for Approved Carry Costs and such proposed Additional Advance exceed the amount set forth in clause (b) of the definition of Maximum Additional Advance Amount;

(h)   Borrower shall pay all out-of-pocket costs and expenses incurred by Agent and Lenders, including reasonable attorneys’ fees, in connection with the proposed Additional Advance and, if applicable, the approval (if such approval is required under this Agreement) of the subject Lease(s) which are the subject of the proposed Additional Advance;

(i)     all fees and expenses payable to Agent and Lenders hereunder, including the fees and expenses referred to in Section 4.29 hereof, to the extent then due and payable, shall have been (or contemporaneously are being) paid in full, and all title premiums and other title and survey charges shall have been (or contemporaneously are being) paid in full;

(j)     Agent shall have received such other documents relating to the Additional Advance as Agent may reasonably request;

(k)   no Legal Requirements shall have been adopted and no order, judgment or decree of any Governmental Authority shall have been issued, which prohibit the making or repayment of such Additional Advance;

(l)     if the applicable Additional Advance is for Approved Future Leasing Expenses, Borrower shall have delivered such evidence as Agent shall reasonably request to demonstrate that the Approved Future Leasing Expenses to be funded by the Additional Advance have been incurred;

(m) if the applicable Additional Advance is for Approved Future Leasing Expense and involves any material construction work (i.e., construction work that is structural in nature, otherwise impacts the building systems (e.g., HVAC or structural work) or that has or will cost, in the aggregate, $50,000.00 or more and is not comprised solely of “soft costs”), then the following conditions shall have all been satisfied:

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(i)           Agent shall have received and approved the plans and specifications for such work and any modifications thereto (which plans and specifications have been prepared by a licensed architect, in such instances where it is customary to have such plans and specifications prepared by a licensed architect (e.g., work of a structural nature));

(ii)        Agent shall have approved the general contractor and architect retained for any work (and any contracts entered into with such general contractor or architect) and the level of trade buy-outs and bonding requirements related to such work, the cost of which equals or exceeds $50,000.00;

(iii)      Agent shall have received reasonably satisfactory evidence that all permits, licenses and approvals required for such work have been obtained and are in full force and effect;

(iv)       Agent shall have received such affidavits and certificates as to such matters as Agent may reasonably request, including certificates of the approved architect or engineer, if applicable, or, of a construction consultant retained by Agent at Borrower’s sole cost and expense in connection with any work, that (1) all of the work completed has been done substantially in compliance with the approved plans and specifications and applicable Legal Requirements and in a good and workmanlike manner, and (2) the disbursement of such Additional Advance is required for the payments of costs incurred for Approved Future Leasing Expenses;

(v)         all work previously performed with respect to such work shall be in compliance with this Agreement and the other Loan Documents;

(vi)       Borrower has delivered to Agent unconditional lien waivers executed and delivered by the general contractor and all subcontractors, materialmen and other Persons requested by Agent for all work for which an Additional Advance has previously been made or conditional lien waivers for which the Additional Advance in question is being requested;

(vii)    Agent shall have the option to retain, at Borrower’s sole cost and expense, a construction consultant to review and approve the budget and any plans and specifications related to such work (unless such budget and/or plans and specifications have previously been approved by Agent);

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(viii)  when such work has been completed, Agent shall have received a copy of any certificate or certificates required by law to render occupancy of the Improvements legal (if applicable to the work being performed);

(n)   no Additional Advance shall be available for any Approved Future Leasing Expense if the total cost of all such leasing expenses pursuant to the applicable Lease (in the aggregate) exceeds $112 per rentable square feet (unless Borrower has previously spent such excess (utilizing funds contributed from upper-tier equity owners of Borrower) or has deposited such excess with Agent, which deposited funds will be disbursed for Approved Future Leasing Expenses with respect to the applicable Lease in accordance with the same disbursement criteria as apply to Additional Advances);

(o)   in connection with Agent’s determination that the work related to the Approved Future Leasing Expenses in question has been completed, unless otherwise approved pursuant to subclause (n)(iv) above, Agent shall have the option to engage, at Borrower’s sole cost and expense, a construction consultant to inspect the Property and issue a report to Agent regarding the completion of such work;

(p)   Intentionally deleted; and

(q)   All Advances for Carry Costs (each a “Carry Cost Advance”) shall be made solely for the purpose of paying the applicable Current Carry Cost Shortfalls in accordance with the terms hereof and the Approved Annual Budget and shall satisfy each of the following additional conditions

(i)     With respect to Carry Costs other than Debt Service, such Carry Costs shall be set forth in the Approved Annual Budget for the calendar month in which the applicable Monthly Payment Date occurs.

(ii)  If the sum of the amounts available in the Deposit Account will not be sufficient to pay each item set forth in Section 6.16.1(i) through (viii) (the “Required Monthly Payments”) payable on a Monthly Payment Date (any such deficiency, the “Current Carry Cost Shortfall”), Lender shall make an Additional Advance for the payment of the remainder of such Required Monthly Payment.

(iii)    Any request for a Carry Cost Advance shall be made in writing and delivered not less than ten (10) Business Days prior to the requested funding date (each, a “Carry Cost Advance Request”) and shall be accompanied by (A) an Officer’s Certificate from Borrower stating and certifying that (1) the Carry Costs (or the relevant portions thereof) to be funded from the Carry Cost Advance in question have not been the subject of a previous Carry Cost Advance and (2) all previous disbursements of Carry Cost Advances for such

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Carry Costs have been used to pay the previously identified Carry Costs and have been paid in full; (B) copies of all invoices, if applicable, with respect to which such Carry Cost Advance is being requested, and (C) such other evidence as Agent shall reasonably request to demonstrate that such Carry Costs to be funded by the requested Carry Cost Advance will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower)

2.10.2    Optional Disbursements.

(a)    If any or all conditions precedent to making an Additional Advance have not been satisfied on the date such Advance was requested to be made, Agent may, at its option and in its sole discretion (subject only to any applicable approvals of Lenders) (i) waive so many of such conditions precedent as it may elect, and/or (ii) disburse only that portion of the requested Additional Advance for which all of the conditions precedent have been satisfied. To the extent Lenders make an Additional Advance for which any of the conditions precedent have not been satisfied, the making of such Additional Advance shall constitute a waiver of such unsatisfied conditions for such Additional Advance (but not for any other Additional Advance), unless otherwise expressly set forth in a written notice from Agent to Borrower (provided that if the absence of such condition precedent would cause a Default or Event of Default hereunder, Agent’s waiver herein shall not constitute a waiver of such Default or Event of Default).

(b)   Each Lender shall have the right (but not the obligation), by its own action (and without any request therefor by Borrower), to disburse to Agent or itself (or retain from) any amount from any Additional Advance made to Borrower to pay interest, fees and any other sums then due and payable to Agent and/or Lenders pursuant to the Loan Documents.

2.10.3    In-Balance. Borrower shall at all times, cause the undisbursed portion of the Loan that may be available in accordance with the terms hereof for specified Approved Leasing Expenses to be equal to or greater than the amount which Agent from time to time determines necessary, in its sole but good faith discretion, to pay for said Approved Leasing Expenses with respect to commercial Leases at the Property (the foregoing requirement hereinafter referred to as the requirement to be “In-Balance”). If Agent determines at any time that the Loan is not In-Balance, then Borrower shall deposit the shortfall (the “In-Balance Shortfall Amount”) with Agent and, notwithstanding anything to the contrary in this Agreement, Agent shall not be required to disburse any proceeds of the Loan until Borrower deposits the applicable In-Balance Shortfall Amount. Any funds deposited in accordance with this paragraph shall be available for payment of Approved Leasing Expenses upon satisfaction of each of the conditions precedent to the funding of Additional Advances hereunder.

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2.10.4    Future Funding Obligations. Notwithstanding anything to the contrary contained herein, the parties acknowledge that the obligations of the Lenders hereunder to fund the Future Advances (the “Future Funding Obligations”) will be solely the obligation of each individual Lender (each as to its Ratable Share of the Future Funding Obligations in question). As used in this Section 2.10.4 all references to the individual Lenders shall be deemed to include their respective successors and assigns. In no event shall Borrower be entitled to receive Carry Cost Advances after the occurrence of the Initial Maturity Date (at which time all funding obligations hereunder of each Lender with respect to Carry Cost Advances shall terminate). For the avoidance of doubt in no event shall the Leasing Cost Maximum Additional Advance Amount increase in connection with the termination of the obligation to make Carry Cost Advances as described in the immediately preceding sentence.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations. Borrower represents and warrants that, except

3.1.1        Purpose. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower is a Special Purpose Bankruptcy Remote Entity.

3.1.2        Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3        No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with,

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result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4        Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrower’s knowledge, threatened in writing against Borrower, Guarantor, the Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, might materially and adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out the transactions contemplated by this Agreement), Guarantor, Manager or the condition or ownership of the Property.

3.1.5        Agreements. To the best of Borrower’s knowledge, Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To the best of Borrower’s knowledge, Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder. To the best of Borrower’s knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

3.1.6        Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7        Property; Title.

(a)                (I) Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. As of the date hereof, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. To the best of Borrower’s knowledge, none of the Permitted Encumbrances,

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individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b)               All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c)                The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d)               No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(e)                To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.8        ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrower, Guarantor and the ERISA Affiliates do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

3.1.9        Compliance. To the best of Borrower’s knowledge, Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects

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with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. To the best of Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. To the best of Borrower’s knowledge, Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. The Property is used exclusively for multifamily, retail, restaurant, bar, office and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. To the best of Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the temporary certificate of occupancy issued for the Property and all other restrictions, covenants and conditions of public record affecting the Property.

3.1.10    Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Agent in connection with the Loan

(i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports in all material respects, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11    Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and, to the best of Borrower’s knowledge, are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable

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easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.12    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Agent and Lenders has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.13    Insurance. Borrower has obtained and has delivered to Agent original or complete certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and, to the best of Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14    Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located (i) the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property, and (ii) Borrower acknowledges that it has received from Lender, at least ten (10) days prior to the Closing Date, the Standard Flood Hazard Determination Form, and the Notice to the Borrower of Special Flood Hazards and Availability of Federal Disaster Relief Assistance, with respect to the Property.

3.1.15    Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to the best of Borrower’s knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.16    Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.

3.1.17    Leases. The rent roll attached hereto as Schedule I-A is true, complete and correct and reflects the terms of any lease modifications, waivers or deferrals agreed to by Borrower, and

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the Property is not subject to any Leases other than the Leases described in Schedule I. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on Schedule I-B: (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Agent are true and complete, and there are no oral agreements with respect thereto, (iii) no Rent (excluding security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in actual occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Agent a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) to the best of Borrower’s knowledge, each Tenant under a Lease and any guarantor of such Tenant’s obligations is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower, (x) the Tenants which demise commercial space at the Property under the Leases are open for business and paying full, unabated rent and no Tenant has requested to discontinue its business at its premises or has gone dark (or has noticed Borrower of its intent to go dark) in all or a material portion of its leased premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, (xii) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises, (xiii) no Tenant which demises commercial space at the Property has informed Borrower or otherwise given notice (whether written or oral) that it intends to (or will seek to) “go dark”, vacate, cease to occupy or cease to conduct business in the ordinary course at its leased premises or any portion thereof, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic, (xiv) no Tenant has directly or indirectly (A) asserted any defense against the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease, (B) sought or given notice (whether written or oral) that it intends to seek any relief or other concessions with respect to the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease or (C) made any other request for or otherwise given notice (whether written or oral) that it intends to seek any amendment, deferral, forbearance, waiver or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic and (xv) Borrower is not currently in discussions or negotiations (directly or indirectly) with any Tenant with respect to, and no Tenant has requested in writing, any material amendment or modification of the Lease

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(including, without limitation, any reduction, deferral or waiver in the rent or the term thereof or in any other amounts due thereunder). No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.

3.1.18    Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19    No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person of Borrower, and neither Borrower nor any constituent Person of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21    Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the

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date hereof. No Person, other than those Persons shown on Schedule III, has any ownership interest in, or right of Control, directly or indirectly, in Borrower.

3.1.22    Organizational Status. Borrower’s exact legal name is: Block 40 Property, LLC. Borrower is a single member limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is 88-1123366. and Borrower’s Delaware Organizational I.D. number is 6648484.

3.1.23    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24    No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25    Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.26    FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27    Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28    Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.29    Other Debt. There is no indebtedness with respect to the Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30    Contracts.

(a)                Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Agent.

(b)               Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)                Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Agent.

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(d)               No Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full (other than services which shall be compensated through payments of the ongoing base management fee set forth in the Management Agreement that become due and payable after the date hereof).

3.1.31    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

3.1.32    Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on Borrower, the Property and/or Borrower’s ability to pay the Debt. Borrower has no known contingent liabilities.

3.1.33    Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Property or the use or operations thereof or (ii) is the registered holder of any website with respect to the Property (other than Tenant websites).

3.1.34    Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, the Development Agreement has not been modified, amended or supplemented.

3.1.35    EB-5 Representations.

(a)                No Person holds any put option, redemption right or any other mandatory right to acquire any direct or indirect ownership or beneficial interest in Borrower or Sole Member without Sole Member’s consent (it being acknowledged that, pursuant to the Class B Conversion Rights, the Class B Members will have the right pursuant to the EB-5 Documents to convert their Class B Units into Class A Units);

(b)               The total number of Class B Units that will be eligible for the Class B Conversion Right is seventy-two (72) and, if all such units exercise the Class B Conversion Right, the total out-of-pocket cost payable to the Class B Unit holders to consummate said conversion will not exceed the Class B Unpaid Preferred Return as of the applicable date of calculation. For the avoidance of doubt, pursuant to the EB-5 Documents, the obligation to pay the Class B Unpaid Preferred Return in connection with the Class B Conversion Rights is an obligation of Sole Member (i.e. as opposed to being an obligation of Borrower);

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(c)                As of April 30, 2022, the Class B Unpaid Preferred Return (as defined in the EB-5 Documents) with respect to all Class B Members in the aggregate is approximately

$2,464,619. Schedule 3.1.35 attached hereto sets forth the maximum Class B Unpaid Preferred Return that can accrue during each year of the term of the Loan;

(d)               The EB-5 Documents are in full force and effect and have not been amended, restated, replaced or otherwise modified (except in each case as expressly set forth herein);

(e)                There are no defaults under any EB-5 Document by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any EB-5 Document;

(f)                There are no outstanding EB-5 Payment Obligations. No Class B Members will have Class B Conversion Rights that accrue during the initial term of the Loan;

(g)               Neither Borrower nor any Affiliate of Borrower has received notice from any Governmental Authority that the Property fails to meet any requirements under the EB-5 Program.

3.1.36    Development Agreement Program. With respect to the Development Agreement, Borrower hereby represents that:

(a)                Borrower has delivered to Agent a true, correct and complete copy of the Development Agreement and such Development Agreement is in full force and effect and has not been amended, restated, replaced supplemented or otherwise modified

(b)               to Borrower’s knowledge, there are no defaults under the Development Agreement by any party thereto and, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under the Development Agreement;

(c)                neither Borrower nor any Affiliate of Borrower has received notice from any Governmental Authority that the Property fails to meet any requirements under the Development Agreement;

(d)               to Borrower’s knowledge, no party to the Development Agreement has commenced any action or given or received any notice for the purpose of terminating the Development Agreement;

(e)                to Borrowers knowledge, the representations made in the Development Agreement Estoppel delivered with respect to the Development Agreement in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein;

(f)                all obligations for payment to Borrower from the CRA (as defined in the Development Agreement) under Section 9.2 of the Development Agreement shall terminate on or about September 30, 2025;

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(g)               Borrower has not assigned and/or pledged its obligations to payment under Section 9 of the Development Agreement to any third-party;

(h)               (i) to Borrower’s knowledge, fifty percent (50%) of the current annual Project Tax Increment is more than the amount of tax increment monies received by CRA (as defined in the Development Agreement) in the calendar year 2021, in each case, attributable to the Project Lot(s) (as defined in the Development Agreement), (ii) for the calendar year 2021, Borrower did not receive Development Agreement Benefits from the CRA, and (iii) for the calendar year 2022, Borrower anticipates it shall receive not less than $572,000 in aggregate payments from the CRA in accordance with the Development Agreement Benefits; and

(i)                 Development Agreement Benefits are paid directly to the Borrower (via check) in February of each applicable calendar year with respect to the most recently concluded tax year (i.e. in February of 2023, a check will be issued by the City of Hollywood, Florida, relating to the 2022 tax year).

(j)                 All amounts received by or on behalf of Borrower (or any Affiliates thereof) with respect to the Development Agreement Benefits will be deposited into the Clearing Account.

3.1.37    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Agent or Lender or on its behalf.

ARTICLE 4 BORROWER COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Agent and Lenders that:

Section 4.1 Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2 Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Agent and Lenders have examined and relied on the experience of Borrower and its stockholders, general partners and members, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will

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continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Agent and Lenders have a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Agent can recover the Debt by a sale of the Property. Therefore, without the prior written consent of Agent, but, in each instance, subject to the provisions of Article 7, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower, whether voluntarily or involuntarily or enter into or subject the Property to a PACE Loan (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases, any Rents or other Gross Revenue; (iii) with respect to any corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) with respect to any limited or general partnership, joint venture or limited liability company, or trust or other association, the change, removal, resignation or addition of a general partner, managing member, non-managing member, limited partner, joint venturer or member or beneficial or other interest, or the transfer of the partnership interest of any general partner or limited partner or the transfer of the interest of any joint venturer or member or beneficial or other direct or indirect ownership interest or the creation or issuance of new membership or partnership interests or beneficial or other ownership interests; (v) with respect to any limited liability company, the division (whether pursuant to Section 18-217 of the Act or otherwise) of any assets and liabilities of such entity amongst one or more new or existing entities; (vi) any action or occurrence which results in Key Principal no longer Controlling Borrower; (vii) intentionally omitted; and (viii) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower.

Section 4.3 Liens. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in Borrower or any portion of the Property, except for the Permitted Encumbrances. After prior notice to Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens on the Property, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrower shall deliver to Agent either (A) cash (or such other security as may be approved by Agent in its sole and absolute discretion) in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to

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Agent in its reasonable discretion provided, that, to the extent security is required to be delivered by Borrower to the applicable Governmental Authority in connection with such contest, the amount of security required to be delivered by Borrower to Agent pursuant to this clause (v) shall be reduced by the amount of security so delivered by Borrower to such Governmental Authority, (vi) failure to pay such Liens will not subject Agent to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the Property, and (viii) Borrower shall, upon request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Agent, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.4 Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. Borrower shall directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property and comply with all Legal Requirements applicable to it and the Property.

Section 4.6 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Agent receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrower shall timely file all federal, state, commonwealth, district and local and other tax returns required to be filed and timely pay all federal, state, commonwealth, district and local and other Taxes, assessments fees and other governmental charges levied or imposed upon Borrower or its properties, income or assets or that are otherwise due and payable by Borrower. Borrower shall not permit or suffer, and shall promptly discharge, any Lien or charge against the Property with respect to Taxes and Other Charges, and shall promptly pay for all utility services provided to the Property (provided, however, that Borrower need not discharge any Tax Lien with respect to any Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3 and the applicable Lien arises due to a failure by Agent to disburse said funds in violation of this Agreement). After prior notice to Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest

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therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) Borrower shall deposit with Agent cash in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, provided, that, to the extent security is required to be delivered by Borrower to the applicable Governmental Authority in connection with such contest, the amount of security required to be delivered by Borrower to Agent pursuant to this clause (vi) shall be reduced by the amount of security so delivered by Borrower to such Governmental Authority, (vii) failure to pay such Taxes or Other Charges will not subject Agent or any Lenders to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the Property, and (ix) Borrower shall, upon request by Agent, give Agent prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the judgment of Agent, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.7 Litigation. Borrower shall give prompt notice to Agent of any litigation or governmental proceedings pending or threatened in writing against the Property, Borrower, Manager, or any Guarantor which, if adversely determined against Borrower, Manager, or Guarantor (as applicable), might materially adversely affect the Property or Borrower’s, Manager’s, or such Guarantor’s condition (financial or otherwise) or business (including Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents).

Section 4.8 Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Agent and Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Agent and Lenders if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

Section 4.9 Financial Reporting.

4.9.1        Generally. Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate (in all material respects) books and records, in accordance with GAAP, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Agent shall have the right from time to time during normal business hours upon reasonable prior notice (which may be given verbally) to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Agent shall desire. During the continuance of an Event of Default, Borrower shall pay any costs incurred by Agent to examine such books, records

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and accounts, as Agent shall determine to be necessary or appropriate in the protection of Agent’s and Lenders’ interests.

4.9.2        Monthly Reports. Not later than forty-five (45) days following the end of each calendar month, Borrower shall deliver to Agent:

(i)                 unaudited financial statements, internally prepared on an accrual basis including a balance sheet and profit and loss statement as of the end of such month and for the corresponding month of the previous year, a statement of revenues and expenses for such month and the year to date, a statement of aging trade payables for the Property setting forth the payee, amount and date incurred of each unpaid trade payable and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower for such period and (iii) the Annual Budget for such period and the Fiscal Year. Such statements for each month shall be accompanied by an Officer’s Certificate certifying (A) that such statements fairly represent the financial condition and results of operations of Borrower, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower or the Property in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Agent for purposes of calculations to be made by Agent pursuant to the terms hereof; and

(ii)              a true, correct and complete rent roll for the Property, dated as of the last month of such calendar month, showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar month, the current annual rent for the Property, the expiration date of each Lease, whether to Borrower’s knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate (A) certifying that such rent roll is true, correct and complete in all material respects as of its date, (B) stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default, and (C) stating whether, within the past three (3) months, any Tenant has “gone dark” or Borrower has received a notice from any Tenant of its intention to “go dark.”

4.9.3        Annual Reports. Borrower shall deliver to Agent:

(i)                 Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, unaudited financial statements, internally prepared on an accrual basis, covering the Property, including a balance sheet as of the end of such year, a

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statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;

(ii)              Not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations, audited financial statements certified by an Independent Accountant in accordance with GAAP, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(iii)            Not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations, an annual summary of any and all Capital Expenditures made at the Property during the prior twelve (12) month period.

4.9.4        Other Reports.

(a)                Borrower shall deliver to Agent, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Manager pursuant to the Management Agreement, including, without limitation, the Annual Budget and any inspection reports.

(b)               Borrower shall, within ten (10) Business Days after request by Agent or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Agent and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Agent or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property.

(c)                Borrower shall submit to Agent the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.

(d)               Intentionally Omitted.

(e)                Borrower shall furnish or cause to be furnished to Agent, upon request, any financial data or financial statements prepared by or on behalf of a Tenant under any Major Lease, to the extent such financial data or statements were actually delivered to Borrower.

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4.9.5        Annual Budget. Borrower shall submit to Agent by November 1 of each year the Annual Budget for the succeeding Fiscal Year. During the continuance of a Trigger Period, Agent shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Annual Budgets delivered to Agent (other than during the continuance of a Trigger Period) or approved by Agent during the continuance of a Trigger Period) shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Agent, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Agent to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). To the extent Agent has approval rights over an Annual Budget pursuant to this Section 4.9.5, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Agent without the prior written consent of Agent. During the continuance of a Trigger Period, Agent may require Borrower, on a quarterly basis, to furnish to Agent for approval (which approval shall not be unreasonably withheld provided no Event of Default exists) an updated Annual Budget.

4.9.6        Extraordinary Operating Expenses. During the continuance of a Trigger Period, in the event that Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Agent a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Agent’s approval. Any Extraordinary Operating Expense approved by Agent is referred to herein as an (“Approved Extraordinary Operating Expense”). In no event shall management fees in excess of the Management Fee Cap be paid to Manager as part of the Approved Extraordinary Operating Expense funds distributed to Borrower during a Trigger Period pursuant to Section 6.16.1 unless expressly approved by Agent in advance in its sole discretion. Any Funds distributed to Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.16.1 shall be used by Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrower for such Approved Extraordinary Operating Expenses, as applicable.

4.9.7        Breach. If Borrower fails to provide to Agent or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section

4.9 within thirty (30) days after the date upon which such Required Record is due, Borrower shall pay to Agent, at Agent’s option and in its discretion, an amount equal to $1,000 for each Required Record that is not delivered; provided Agent has given Borrower at least fifteen (15) days prior notice of such failure. In addition, thirty (30) days after Borrower’s failure to deliver any Required Records, Agent shall have the option, upon fifteen (15) days’ notice to Borrower to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.

4.9.8        Actual Operating Expenses. Borrower shall furnish or cause to be furnished to Agent, within thirty (30) days after the end of each calendar month, a report (accompanied by an Officer’s Certificate stating that such items are true, correct and complete in all material respects) reconciling (a) the actual operating expenses paid in cash or incurred by or on behalf of Borrower with respect to the Property during such calendar month (the “Actual OpEx”) with (b) the operating expenses set forth in the Approved Annual Budget for such calendar month (the

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“Budgeted OpEx”). If the Budgeted OpEx exceeds the Actual OpEx for any calendar month, the amount of such excess shall be known as the “OpEx Overpayment Amount”.

4.9.9        Intentionally Omitted.

Section 4.10 Access to Property. Subject to the rights of Tenants under Leases in place as of the Closing Date or entered into pursuant to the terms hereof, Borrower shall permit agents, representatives, consultants and employees of Agent to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice. Agent or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of Tenants under Leases.

Section 4.11 Leases.

4.11.1    Generally. Upon request, Borrower shall furnish Agent with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower shall deliver to Agent a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

4.11.2    Approvals.

(a)                Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements (such requirements, the “Leasing Criteria”) may be entered into by Borrower without Agent’s prior consent: (i) provides for economic terms, including rental rates, comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) with respect to any non-residential Lease, has an initial term of not less than three (3) years and a total term (together with all extension and renewal options) of not more than ten (10) years (provided, however, said Lease may contain one or more additional extension options beyond said ten (10) year period provided that the Lease requires said additional extension periods to be at market rental rates as of the expiration of said initial ten (10) year period, no other terms of the Lease are otherwise modified during said additional extension periods, and said additional extension periods do not provide for aggregate extension rights of more than five (5) additional years), (iii) with respect to non-residential tenants (or proposed non-residential tenants), unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder will attorn to Agent and any purchaser at a foreclosure sale, (iv) is with Tenants that are creditworthy (it being acknowledged that, with respect to residential Tenants, this clause (iv) shall be satisfied if Borrower shall conduct standard financial diligence and credit searches and the results thereof (based on Borrower’s commercially reasonable judgment) implicate that the Tenant has the financial standing and credit history to satisfy the applicable Lease obligations), (v) is written substantially in accordance with the applicable standard form of Lease which shall have

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been approved by Agent (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (vi) is not with an Affiliate of Borrower or any Guarantor, and (vii) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the Property) or any other terms which would materially adversely affect Agent’s rights under the Loan Documents. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Agent’s prior approval.

(b)               Borrower shall not permit or consent to any assignment or sublease of any Major Lease without Agent’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower). Agent, at Borrower’s sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Agent upon request, with such commercially reasonable changes as may be requested by such Tenants and which are acceptable to Agent.

(c)                Borrower shall have the right, without the consent or approval of Agent, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the Property.

(d)               Notwithstanding anything to the contrary contained in this Section 4.11.2, provided no Event of Default is continuing, whenever Agent’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Agent’s consent shall be deemed given if:

(i)                 the first correspondence from Borrower to Agent requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14) point) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, AS AGENT FOR CERTAIN LENDERS TO BLOCK 40 PROPERTY, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED

GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Agent in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same has been delivered; and

(ii)              if Agent fails to respond or to deny such request for approval in writing within the first five (5) Business Days of such twelve (10) Business Day period, a second notice requesting approval is delivered to Agent from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous in a font size that is not less than fourteen (14) point) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, AS AGENT FOR

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CERTAIN LENDERS TO BLOCK 40 PROPERTY, LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS,

YOUR APPROVAL SHALL BE DEEMED GIVEN” and Agent fails to provide a substantive response to such request for approval within such second five (5) Business Day period.

4.11.3    Covenants. Borrower (i) shall observe and perform in all material respects the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Agent’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor (provided, for the avoidance of doubt, that Borrower shall be permitted to modify any Lease that is not a Major Lease without Lender’s prior written consent provided that: (x) no Event of Default shall have occurred and be continuing, (y) the applicable modification satisfies the Leasing Criteria, and (z) said modification does not cause the applicable Lease to qualify as a Major Lease hereunder). Upon request (which request shall not be made more than one time per calendar month), Borrower shall furnish Agent with executed copies of all Leases. Borrower shall promptly send copies to Agent of all written notices of material default which Borrower shall receive under the Leases.

4.11.4    Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower shall, upon Agent’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Agent, (iii) shall, if permitted pursuant to any Legal Requirements, name Agent as payee or mortgagee thereunder (or at Agent’s option, be fully assignable to Agent), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Agent. Borrower shall, upon request, provide Agent with evidence satisfactory to Agent of Borrower’s compliance with the foregoing.

4.11.5    Intentionally Omitted.

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Section 4.12 Repairs; Maintenance and Compliance; Alterations.

4.12.1    Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, if any, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements (including but not limited to municipal, state and federal laws) and immediately cure properly any violation of a Legal Requirement. Borrower also hereby covenants and agrees that it shall not commit, permit or suffer to exist any illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority). Borrower shall notify Agent in writing within three (3) Business Days after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.12.2    Alterations. Borrower may, without Agent’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or net operating income of the Property and (iii) are in the ordinary course of Borrower’s business. Borrower shall not perform any Material Alteration without Agent’s prior written consent. Agent may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Agent security for payment of the cost of such Material Alteration and as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations or (iv) other securities acceptable to Agent, provided that Agent shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold, and Agent may apply such security from time to time at the option of Agent to pay for such alterations. Upon substantial completion of any Material Alteration, Borrower shall provide evidence satisfactory to Agent that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Agent to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, except to the extent applied by Agent to fund such Material Alterations, Agent shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

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Section 4.13 Approval of Major Contracts. Borrower shall be required to obtain Agent’s prior written approval of any and all Major Contracts affecting the Property, which approval (provided no Event of Default is then ongoing) shall not be unreasonably withheld, conditioned and/or delayed.

Section 4.14 Property Management.

4.14.1    Management Agreement. Borrower shall (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Agent of any default beyond the expiration of applicable notice and cure periods under the Management Agreement of which it is aware, (iv) promptly deliver to Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

4.14.2    Prohibition Against Termination or Modification. Borrower shall not

(i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Agent, which consent shall not be unreasonably withheld; provided, however, with respect to a new property manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement. If at any time Agent consents to the appointment of a new property manager (including, without limitation, any consent to the assignment by the Manager of its interest under the Management Agreement (any such assignment, a “Permitted Assignment)), such new property manager and Borrower shall, as a condition of Agent’s consent, execute (a) a management agreement in form and substance reasonably acceptable to Agent (it being acknowledged that, in connection with any Permitted Assignment, the then in-place management agreement shall be deemed acceptable), (b) a subordination of management agreement in a form reasonably acceptable to Agent and (c) if requested by Lender, deliver an updated non-consolidation opinion in form and substance, and from counsel, reasonably satisfactory to Agent and satisfactory to the Rating Agencies, if such manager is an Affiliate of Borrower, Guarantor or Key Principal. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the right, without Agent’s consent, to make immaterial modifications to the Management Agreement which

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do not involve any economic terms and would not be reasonably expected to cause a Material Adverse Effect.

4.14.3    Replacement of Manager. Agent shall have the right to require Borrower to replace the Manager with another property manager chosen by Borrower and approved by Agent in its sole discretion (which approval may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an Event of Default, (ii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (iii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

Section 4.15 Performance by Borrower; Compliance with Agreements.

(a)                Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Agent.

(b)               Borrower shall at all times comply in all material respects with all Operations Agreements. Borrower agrees that without the prior written consent of Agent, Borrower will not amend, modify or terminate any of the Operations Agreements, which consent (provided no Event of Default is then ongoing) shall not be unreasonably withheld, conditioned and/or delayed.

Section 4.16 Licenses; Intellectual Property; Website.

4.16.1    Licenses. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a multi-family with appurtenant retail space. Borrower shall not transfer any Licenses required for the operation of the Property.

4.16.2    Intellectual Property. Borrower shall keep and maintain all Intellectual Property, if any, relating to the use or operation of the Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not Transfer or let lapse any Intellectual Property without Agent’s prior consent.

4.16.3    Website. Any website with respect to the Property (other than Tenant websites) shall be maintained by or on behalf of Borrower and any such website shall be registered in the name of Borrower. Borrower shall not Transfer any such website without Agent’s prior consent.

Section 4.17 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

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(a)                furnish to Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Agent in connection therewith;

(b)               cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Agent may reasonably require; and

(c)                do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent may reasonably require from time to time (provided the same do not increase Borrower’s liability or obligations under the Loan Documents and do not decrease Borrower’s rights under the Loan Documents, in each case, except to a de minimis extent (it being acknowledged and agreed that such acts, conveyances and assurances will be given and/or performed in furtherance of, and in order to facilitate, Lender’s exercise of rights and remedies under the Loan Documents)), including without limitation, upon Agent’s request, Borrower shall, and shall cause Guarantor to, reasonably cooperate with providing information reasonably requested by Agent to update compliance with Agent’s and each Lender’s “Know Your Customer” and other similar policies and procedures during the term of the Loan.

Section 4.18 Estoppel Statement.

(a)                After request by Agent, Borrower shall within seven (7) Business Days furnish Agent with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any known offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)               Borrower shall deliver to Agent, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Agent (it being acknowledged that if any Tenant shall only be willing to deliver an estoppel which satisfies the obligations of the Tenant relating thereto in its Lease, any such estoppel shall be deemed reasonably satisfactory to Agent for the purposes of this clause (b)); provided, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c)                Borrower shall use commercially reasonable efforts to deliver to Agent, upon request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Agent; provided, that Borrower shall not be required to deliver

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such certificates more than two (2) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

Section 4.19 Notice of Default. Borrower shall promptly advise Agent of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.20 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Agent or any Lender hereunder or any rights obtained by Agent or any Lender under any of the other Loan Documents and, in connection therewith, permit Agent, at its election, to participate in any such proceedings.

Section 4.21 Indebtedness. Borrower shall not directly or indirectly create, incur or assume any Indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property and (iii) Permitted Equipment Financing (hereinafter defined), which in the case of such unsecured trade payables and Permitted Equipment Financing (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of two percent (2%) of the Outstanding Principal Balance and (C) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”). As used herein, “Permitted Equipment Financing” means equipment financing that is (i) entered into in the ordinary course of Borrower’s business, (ii) for equipment related to the ownership and operation of the Property whose removal would not materially damage or impair the value of the Property, and (iii) which is secured only by the financed equipment.

Section 4.22 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property, and Borrower shall not change the use of the Property from the use of the Property existing as of the Closing Date. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 4.23 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation, consolidation, division (whether pursuant to Section 18-217 of the Act or otherwise), or merger with or into any on or more other business entities, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer Borrower to (A) dissolve, divide (whether pursuant to Section 18-217 of the Act or otherwise), wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower would be dissolved, divided (whether pursuant to Section 18-217 of the Act or otherwise), wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation, bylaws, certificate of formation or operating agreement of Borrower, in each case without obtaining the prior consent of Agent.

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Section 4.24 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.25 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.27 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Agent thirty (30) days prior written notice.

Section 4.28 Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or convert from a single member limited liability company structure without notifying Agent of such change in writing at least thirty

(30) days prior to the effective date of such change and without first obtaining the prior written consent of Agent; provided, however, that Borrower shall at all times be a Delaware single member limited liability company. Borrower shall deliver to Agent, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Agent, Borrower shall execute a certificate in form satisfactory to Agent listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

Section 4.29 Costs and Expenses.

(a)                Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Agent (and for purposes of this Section 4.29, Agent shall also include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) within five (5) Business Days of receipt of notice from Agent, for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Agent, Lenders and Servicer in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) Agent’s, Lenders’ and Servicer’s ongoing

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performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Agent’s and Lenders’ Liens in the Property and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Agent’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Agent’s Consultant, surveys and engineering reports); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Agent. All amounts payable to Agent or Servicer in exercising its rights under this Section 4.29 (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable within five (5) Business Days of demand, secured by this Agreement and interest thereon shall accrue at the Default Rate from the date of demand.

(b)               In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Agent, Lenders, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)                Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Agent of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

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Section 4.30 Indemnity. Borrower shall indemnify, defend and hold harmless Agent (and for purposes of this Section 4.30, Agent shall also include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors), Lenders and Servicer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of third party counsel for Agent and Lenders in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Agent and/or any Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Agent or any Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents (including due to any Increased Costs, Special Taxes or Other Taxes); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Agent or any Lender with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Agent and Lenders hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Agent and/or any Lender, as applicable. Notwithstanding the foregoing, Borrower shall not have any liability for the foregoing Indemnified Liabilities to the extent of liability arising as the result of events first occurring (as opposed to being first discovered) during a Lender Control Period except to the extent that any such events are the result of (I) any act or omission of Borrower, Guarantor or any Affiliate of Borrower or Guarantor or (II) acts, events, conditions, or circumstances that existed prior to commencement of the Lender Control Period, whether or not discovered prior or subsequent to commencement of the Lender Control Period. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Agent, Lenders and Servicer.

Section 4.31 ERISA.

(a)                Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent, any Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the

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Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b)               Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c)                Borrower shall deliver to Agent such certifications or other evidence from time to time throughout the Term, as requested by Agent in its sole discretion, that (A) Borrower and Guarantor are not and do not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

Section 4.32 Patriot Act Compliance.

(a)                Borrower will comply with the Patriot Act, Anti-Money Laundering Laws and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism.

(b)               Neither Borrower nor any owner of a direct or indirect interest in Borrower

(i) is or will be a Person listed on any Government Lists, (ii) is or will be a Person listed in the annex to, or otherwise to be subject to the prohibitions of, Presidential Executive Order No. 13224 (Sept. 23, 2001) (“Executive Order 13224”), or subject to any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other executive orders in respect thereof, (iii) is a Person that has been previously or will be indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is a Person that is currently or will be under investigation by any Governmental Authority for any Patriot Act Offense or other alleged criminal activity (any Person described in any of the foregoing clauses (i)-(iv) a “Proscribed Person”). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under any Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists and any replacement or other lists maintained by the Office of Foreign Assets Control or by any successor thereto (“OFAC”), (2) any

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other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, (3) any Sanctions Laws-related list of restricted Persons maintained by the U.S. Government or any instrumentality thereof, including without limitation the United States Department of State, the United States Department of Commerce or any other Governmental Authority, or pursuant to any Executive Order of the President of the United States of America, and (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Sanctions Authority or pursuant to any Executive Order of the President of the United States of America.

(c)                At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of Borrower, Key Principal or Guarantors shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to or targeted by any Sanctions, or subject to or targeted by trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., as amended, The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), the Patriot Act (including the anti-terrorism provisions thereof), Executive Order 13224, and any legislation, executive orders and rules and regulations, enabling or promulgated under any of the foregoing, or targeted by any economic sanctions regime administered or enforced by the U.S. Government (including those administered by OFAC, the U.S. Department of State and the U.S. Department of Commerce) or any Sanctions Authority (each, an “Embargoed Person”), with the result that the investment in Borrower, Key Principal or Guarantors, as applicable (whether directly or indirectly), would be prohibited by law, or the Loan made by Lenders would be in violation of law, (ii) no Embargoed Person or other Prohibited Person shall have any interest of any nature whatsoever in Borrower, Key Principal or Guarantors, as applicable, with the result that the investment in Borrower, Key Principal or Guarantors, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (iii) none of the funds of Borrower, Key Principal or Guarantors, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Key Principal or Guarantors, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

Section 4.33 Anti-Corruption Obligations. Borrower represents and warrants that, in connection with this Agreement, Borrower and, to Borrower’s knowledge, each Person that has an economic interest in Borrower, has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the Term, maintain and enforce appropriate policies, procedures and controls to ensure compliance with the Anti-Corruption Obligation.

Section 4.34 Letters of Credit.

(a)                All Letters of Credit delivered to Agent in connection with this Loan shall be held as collateral and additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, at its option, to draw on all or

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any portion of any such Letter of Credit and to apply such amount drawn to payment of the Debt in such order, proportion or priority as Agent may determine. Any such application to the Debt after an Event of Default shall be subject to Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto. On the Maturity Date, if the Debt has not otherwise been paid in full, any or all of such Letters of Credit may be applied to reduce the Debt. Neither Borrower nor the applicant/obligor under any Letter of Credit shall be entitled to draw upon any Letter of Credit.

(b)               Notwithstanding anything to the contrary contained herein, Borrower shall only be permitted to deliver a Letter of Credit hereunder to the extent the amount of such Letter of Credit, together with the amounts of all other outstanding Letters of Credit, does not exceed ten percent (10%) of the outstanding principal balance of the Loan. In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit. With respect to any Letter of Credit delivered to Agent in connection with the Loan, such Letter of Credit must be accompanied by an instrument reasonably acceptable to Agent whereby the applicant/obligor under such Letter of Credit shall have waived all rights of subrogation against Borrower thereunder until the Debt has been paid in full. Borrower’s delivery of any Letter of Credit after the date hereof shall, at Lender’s option (to the extent any Guarantor, or any Key Principal or any Affiliate of the foregoing is providing any credit support to the institution issuing the applicable Letter of Credit), be conditioned upon Lender’s receipt of an deliver an updated non-consolidation opinion in form and substance, and from counsel, reasonably satisfactory to Lender and satisfactory to the Rating Agencies.

(c)                Agent shall have the right to transfer and/or assign any Letter of Credit delivered to Agent in connection with the Loan to any assignee or holder of all or any portion of the Loan or any successor to all or any portion of any interest in the Loan or any portion thereof, or to any Servicer, or to any designee of any of the foregoing. Borrower shall assist and cooperate with Agent in any such transfer or assignment of any Letter of Credit and shall reimburse Agent for any and all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Agent in connection with any such transfer or assignment of a Letter of Credit and Borrower shall pay for any transfer fees and/or other charges which are payable to the bank issuing any such Letter of Credit as a result of any such transfer or assignment of a Letter of Credit.

(d)               In addition to any other right Agent may have to draw upon any Letter of Credit pursuant to the terms and conditions of this Agreement, Agent shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Agent has received a notice from the issuing bank that the applicable Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Agent has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided at least ten (10) Business Days prior to such termination); or (iv) if the bank issuing the Letter of Credit shall cease to be an Approved LC Bank and Borrower

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shall not have replaced such Letter of Credit with a Letter of Credit issued by an Approved LC Bank within ten (10) Business Days after notice thereof. Notwithstanding anything to the contrary contained in the above, Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in clauses (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower or applicant/obligor due to the insolvency of the bank issuing the Letter of Credit if Agent has not drawn the applicable Letter of Credit.

(e)                Borrower shall pay to Agent all of Agent’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any Letter of Credit, including without limitation any review, issuance, transfer or draw of any Letter of Credit.

Section 4.35 EB-5 Matters. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall and shall cause all of Borrower’s Affiliates and any constituent party of Borrower to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the EB-5 Documents and the EB-5 Program and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Agent of any default under the EB-5 Documents and/or the EB-5 Program of which it is aware; (iii) promptly deliver to Agent a copy of each material notice received by it under the EB-5 Documents or in connection with the EB-5 Program (including, without limitation, copies of the Conversion Commencement Notice (as defined in the EB-5 Documents) and any Conversion Election Notice (as defined in the EB-5 Documents)); (iv) perform and enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the EB-5 Documents and the EB-5 Program in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the requirements of the EB-5 Program; (vi) satisfy all EB-5 Payment Obligations, and (vii) not, without the prior written consent of Lender, (A) enter into any new agreement with respect to the EB-5 Program or replace or execute modifications to any existing EB-5 Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) terminate or cancel the EB-5 Documents, (C) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the EB-5 Documents in any material respect, (D) add any additional investors (i.e. beyond those in place as of the Closing Date) in Sole Member (or any other direct and/or indirect interest in Borrower) that are making said investment in order to avail themselves of the benefits of the EB-5 Program, or (E) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the EB-5 Documents.

Section 4.36 Development Agreement Matters. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall, and shall cause Manager, as applicable, to (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Development Agreement and related Legal Requirements and do all things necessary to preserve and to keep unimpaired its rights thereunder (including, without limitation, the Development Agreement Benefits); (ii) promptly notify Agent of any default or non-compliance under the Development Agreement of which it is aware; (iii) cause the Property to be operated in accordance with the Development Agreement and all

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other applicable Legal Requirements; (iv) deliver to Agent any notices or material documents or notices received in writing from any applicable Governmental Authority relating to the Development Agreement and/or the Development Agreement Benefits within five (5) Business Days after Borrower receives the same; and (v) not, without the prior written consent of Agent, (A) withdraw, or cause the Property to lose its eligibility for any benefits under the Development Agreement, (B) surrender, terminate or cancel, or consent to or cause the surrender, termination or cancellation of the Development Agreement, (C) reduce or consent to the reduction of any benefits allocated to Borrower and/or the Property under Development Agreement, (D) increase or consent to the increase of any obligation applicable to Borrower and/or the Property under the Development Agreement, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies of Borrower and/or the Property under the Development Agreement, or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Development Agreement (except where Borrower is required to act, in a non-discretionary manner, in order to comply with the express terms thereof).

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1        Insurance Policies.

(a)                Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:

(i)                 Property insurance against loss or damage by fire, any type of wind (including named storms), lightning, and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $25,000, with the exception of wind/named storm or earthquake, which may have deductibles not to exceed five percent (5%) of the total insurable value of the Property per occurrence; (C) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (D) containing “Ordinance or Law Coverage” if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased

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costs of construction, each in amounts as required by Agent. In addition, Borrower shall obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such Improvements and/or Personal Property located in the SFHA in an amount equal to (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”) plus (2) such additional coverage as Agent shall require, subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts; and (z) earthquake insurance in amounts and in form and substance satisfactory to Agent (provided that Lender shall not require earthquake insurance unless the Property is located in an area with a high degree of seismic activity), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)              commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Agent by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)            rental loss and/or business income interruption insurance (A) with loss payable to Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsection (vi) below and Section 5.1.1(h) below; (C) covering a period of restoration of eighteen (18) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twenty-four (24) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property (less non-continuing expenses) for a period of eighteen (18) months. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property (less non-continuing expenses) for the succeeding eighteen (18) month period. All proceeds payable to Agent pursuant to this subsection shall be held by Agent and shall be applied to the Obligations secured by the Loan Documents from time to time due and

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payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)             at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required as set forth in Section 5.1.1(a); and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)               workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Agent in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)             comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as shall be reasonably required by Agent on terms consistent with the commercial property insurance policy required under subsection

(i)  above;

(vii)          umbrella liability insurance in addition to primary coverage in an amount not less than $25,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)        motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Agent (if applicable);

(ix)             intentionally omitted;

(x)               insurance against employee dishonesty with respect to any employees of Borrower in an amount not less than one (1) month of Gross Revenue from the Property and with a deductible not greater than Twenty Five Thousand and No/100 Dollars ($25,000.00);

(xi)             earthquake insurance in amounts and in form and substance satisfactory to Agent in the event the Property is located in an area with a high degree of

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seismic activity and the PML/SEL of the Property exceeds twenty percent (20%), provided, that, if the earthquake insurance is provided pursuant to an Acceptable Blank Policy, such earthquake insurance shall be in an amount not less than the annual aggregate gross loss estimates for a 475-year event as indicated in a portfolio seismic risk analysis for all high risk locations sharing the earthquake limit, including the Property (such analysis to be approved by Agent and secured by the Borrower utilizing the most current Risk Management Solutions model, or its equivalent, inclusive of loss amplification and business income), provided that the insurance pursuant to this clause (xi) shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a); and

(xii)          upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located;.

(b)               All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Agent as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Agent, certificates of insurance evidencing the Policies (and, upon the written request of Agent, copies of such Policies) accompanied by evidence satisfactory to Agent of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Agent.

(c)                Any blanket insurance Policy shall be subject to Agent approval and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 5.1.1(a) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis. Borrower shall notify Agent of any changes to the Acceptable Blanket Policy, including changes to the limits and the insured values covered under the Acceptable Blanket Policy, which such changes shall be subject Agent’s approval.

(d)               All Policies of insurance provided for or contemplated by Section 5.1.1(a), shall name Borrower as a named insured and, with respect to Policies of liability insurance, except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall name Agent (on behalf of Lenders) and its successors and/or assigns as additional insured, as its interests may appear, and in the case of Policies of property insurance, including but not limited to special form/all-risk, boiler and machinery, terrorism, windstorm, flood, rental loss and/or business interruption and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Agent (on behalf of Lenders) providing that the loss thereunder shall be payable to Agent unless below the threshold for Borrower to handle such claim without Agent intervention as provided in Section

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5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Agent (on behalf of Lenders) providing that the loss thereunder shall be payable to Agent.

(e)                All Policies of insurance provided for in Section 5.1.1(a), shall:

(i)                 with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Agent is concerned (2) the Policies shall not be cancelled without at least 30 days’ written notice to Agent, except ten (10) days’ notice for non-payment of premium and (3) the issuer(s) of the Policies shall give written notice to Agent if the issuers elect not to renew the Policies prior to its expiration;

(ii)              with respect to all Policies of liability insurance, if obtainable by Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the Policy shall not be canceled without at least thirty (30) days’ written notice to Agent and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice and (2) the issuers thereof shall give notice to Agent if the issuers elect not to renew such Policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower shall be obligated to provide such notice; and

(iii)            not contain any clause or provision that would make either Agent or any Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)                If at any time Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Agent shall have the right, without notice to Borrower, to take such action as Agent deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Agent in its sole discretion deems appropriate and all premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)               In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee in the event of such other transfer of title.

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(h)               The property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrower shall maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Loan. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, Agent shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

(i)                 Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

5.1.2        Insurance Company. All Policies required pursuant to Section 5.1.1: (i) shall be issued by companies authorized or licensed to do business in the state where the Property is located, with a financial strength and claims paying ability rating of (1) “A” or better by S&P (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no remaining carrier below “BBB” with S&P, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no remaining carrier below “BBB” with S&P, and (2) “A:X” or better in the current Best’s Insurance Reports; provided that notwithstanding the foregoing, Borrower shall be permitted to maintain general liability and umbrella coverage with James River Insurance Company, rated “A IX” by AM Best, provided that (x) the AM Best rating of James River Insurance Company as of the date hereof is not withdrawn or downgraded below the date hereof and (y) at renewal of the current policy term on 03/16/2023, Borrower shall replace James River Insurance Company with an insurance company meeting the rating requirements set forth hereinabove; (ii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming Agent as the person to whom all payments made by such insurance company shall be paid; (iii) shall contain a waiver of

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subrogation against Agent; (iv) shall contain such provisions as Agent deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Agent nor any other party shall be a co-insurer under said Policies and (B) in addition to complying with any other requirements expressly set forth in Section 5.1, for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Agent; and (v) shall be satisfactory in form and substance to Agent and shall be approved by Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Agent in order to protect its interests. Complete copies of the Policies shall be delivered to Agent at the address below (or to such other address or Person as Agent shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

DEUTSCHE BANK AG, NEW YORK BRANCH,

its successors and/or assigns as their interest may appear 1 Columbus Circle,

New York, New York 10019 Attn: Joanne Marcino

Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Agent evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Agent (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Agent in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Agent, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Agent, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Section 5.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Agent. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction (provided, however, solely to the extent that Lender is obligated pursuant to the express terms of this Agreement to make insurance proceeds available and fails (in violation of the terms of this Agreement) to make the same available, Borrower shall not be obligated to proceed with such portion of the restoration which would be covered by the applicable insurance proceeds until such time as Agent makes the same available). Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Agent may participate in any settlement discussions with any insurance companies (and shall approve in its reasonable discretion any final settlement) (i) if an Event of Default is continuing or

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(ii)    with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than One Million and No/100 Dollars ($1,000,000) and Borrower shall deliver to Agent all instruments required by Agent to permit such participation. Any Insurance Proceeds in connection with any Casualty (whether or not Agent elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Agent and held by Agent in accordance with the terms of this Agreement. In the event Borrower or any party other than Agent is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Agent (on behalf of Lenders). Borrower hereby irrevocably appoints Agent as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Agent (on behalf of Lenders). Borrower hereby releases Agent and Lenders from any and all liability with respect to the settlement and adjustment by Agent of any claims in respect of any Casualty.

Section 5.3 Condemnation. Borrower shall promptly give Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of the Property and shall deliver to Agent copies of any and all papers served in connection with such proceedings. Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Agent all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Agent, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration (provided, however, solely to the extent that Agent is obligated pursuant to the express terms of this Agreement to make any Award available to Borrower for restoration and fails (in violation of the terms of this Agreement) to make the same available, Borrower shall not be obligated to proceed with such portion of the restoration which would be covered by the applicable insurance proceeds until such time as Agent makes the same available). If the Property is sold, through foreclosure or otherwise, prior to the receipt by Agent of the Award, Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4 Restoration. The following provisions shall apply in connection with the Restoration:

(a)                If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no

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Event of Default is continuing, the Net Proceeds will be disbursed by Agent to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)               If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, the Net Proceeds will be held by Agent and Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Agent pursuant to Section 5.1.1 (a)(i), (iii), (iv), (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)                 The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Agent, in its sole discretion, that the following conditions are met:

(A)             no Event of Default shall have occurred and be continuing;

(B)              (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)              Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto that are not being made by Borrower as part of the Restoration at their sole cost and expense;

(D)             Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

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(E)              Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F)               Agent shall be satisfied that the (x) Restoration will be completed on or before the earliest to occur of (1) the date three (3) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii) and (y) the Property can be restored to the Property’s pre-existing condition and utility as existed immediately prior to such Casualty or Condemnation, and to an economic unit not less valuable and not less useful than the same was immediately prior to the Casualty or Condemnation;

(G)             intentionally omitted;

(H)             the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements (including, without limitation, the EB-5 Program) as well as the EB-5 Documents;

(I)                the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirement;

(J)                such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(K)             the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than 2:53:1.00;

(L)              the Loan to Value Ratio after giving effect to the Restoration, shall be equal to or less than sixty-two percent (62%); provided that the Loan to Value Ratio shall be equal to or less than sixty five percent (65%) if the Loan has been fully advanced to Borrower as of the date of such Restoration;

(M)            Borrower shall deliver, or cause to be delivered, to Agent a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Agent; and

(N)             the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Agent are sufficient in Agent’s discretion to cover the cost of the Restoration.

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(ii)              The Net Proceeds shall be held by Agent in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Agent and discharged of record or in the alternative fully insured to the satisfaction of Agent by the title company issuing the Title Insurance Policy.

(iii)            All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Agent and an independent consulting engineer selected by Agent (the “Casualty Consultant”). Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Agent and the Casualty Consultant. All costs and expenses incurred by Agent and any Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv)             In no event shall Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, (A) an amount equal to ten percent (10%) of the costs actually incurred for work and materials in place as part of the Restoration (excluding any “soft costs” for which retainage is not customary) until such time as the Casualty Consultant certifies to Agent that Net Proceeds representing fifty percent (50%) of the required Restoration have been disbursed and (B) an amount equal to five percent (5%) of the costs actually incurred for work and materials in place as part of the Restoration (excluding any “soft costs” for which retainage is not customary) thereafter. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Agent receives evidence satisfactory to Agent that the costs of the Restoration have been paid in full or

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will be paid in full out of the Casualty Retainage; provided, however, that Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Agent that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Agent or by the title company issuing the Title Insurance Policy, and (iii)  Agent receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)               Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)             If at any time the Net Proceeds (excluding the Net Proceeds pursuant to Section 5.1.1(a)(iii)) or the undisbursed balance thereof shall not, in the opinion of Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Agent (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Agent shall be deposited by Agent into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii)          The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent after the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Agent of evidence satisfactory to Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Agent to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(a)                Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined, in Agent’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal

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property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Agent’s and Lenders’ costs and expenses and any other fees and expenses that have been approved by Agent) or the net Insurance Proceeds (after payment of Agent’s and Lenders’ costs and expenses and any other fees and expenses that have been approved by Agent), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Agent receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.

(b)               All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Agent in accordance with Section 2.4.3 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Agent in its sole discretion shall deem proper, or, at the discretion of Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Agent shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrower shall pay to Agent, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Spread Maintenance Premium (if such payment is made prior to the Spread Maintenance Date) and the Exit Fee; provided, however, that if an Event of Default is not continuing, then no Spread Maintenance Premium shall be payable.

(c)                In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee in the event of such other transfer of title.

(d)               Notwithstanding anything to the contrary contained herein, if in connection with a Casualty, any insurance company makes a payment under a property or business or rental interruption insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Agent and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower (i) has demonstrated to Agent’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full or (ii) to the extent Borrower is not able to satisfy Agent as to the sufficiency of the remaining funds to pay 100% of the Restoration or to satisfy the Obligations in full prior to distribution of Net Proceeds, Borrower has agreed to fund any shortfall from funds other than from Gross Revenues or borrowed funds and has provided such security as Agent may require to insure payment of such shortfalls.

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To the extent any payment under a property or business or rental interruption insurance Policy is treated as business or rental interruption insurance in accordance with this paragraph (f), such funds shall be deposited into the Casualty and Condemnation Account. Provided that no Event of Default then exists, Insurance Proceeds treated as business or rental interruption insurance in accordance with this paragraph (f) (to the extent of available funds) shall be (A) first applied by Agent, on each Monthly Payment Date, to pay for Debt Service, deposits of Reserve Funds and payments of Monthly Operating Expense Budgeted Amount and Approved Extraordinary Operating Expenses, in each case as approved by Agent actually incurred (collectively, the “Approved Monthly BI Expenses”) for such month pursuant to, and in the priorities set forth in, Section 6.16.1, and (B) second, to the extent that Agent determines that the amount of business or rental interruption Insurance Proceeds then remaining in the Casualty and Condemnation Account is sufficient to pay for all future Approved Monthly BI Expenses through the completion of the subject Restoration and stabilization of the Property, disbursed by Agent to Borrower in an aggregate amount under this clause (B) not to exceed the Approved Monthly BI Expenses actually incurred and paid for by Borrower from the date of the applicable Casualty to the date of the first installment of business or rental interruption Insurance Proceeds advanced by the applicable insurance company (as evidenced by supporting documentation by Borrower that is acceptable to Agent). Provided no Trigger Period then exists, all remaining business or rental interruption insurance proceeds shall be disbursed to Borrower upon the final completion of the subject Restoration and the recommencement of full unabated rent being paid by the Tenants under the Leases required to remain in place pursuant to Section 5.4(b)(i)(C).

ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1 Cash Management Arrangements.

(a)                Borrower shall cause all Gross Revenue to be transmitted directly by non-residential Tenants of the Property into a trust account (the “Clearing Account”) established and maintained by Borrower at an Eligible Institution selected by Borrower and reasonably approved by Agent (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. To the extent the Borrower receives notice from the Clearing Bank that it intends to terminate the Clearing Account Agreement, Borrower shall establish a new Clearing Account at an Eligible Institution reasonably approved by Agent and enter into a new clearing account agreement that is substantially similar to then-existing Clearing Account Agreement (with such changes as are reasonably approved by Agent) on or prior to the date such then-existing Clearing Account Agreement is terminated. Without in any way limiting the foregoing, if Borrower or Manager receive any Gross Revenue from the Property (including, without limitation, amounts payable pursuant to the Development Agreement or in relation to the Development Agreement Benefits), then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Agent (on behalf of Lenders), (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Clearing Account within one (1) Business Day of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank, unless a Trigger Period is

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continuing, in which event such funds shall be swept on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account that are invested shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Agent may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole dominion and control of Agent, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

(b)               Borrower or Manager shall, within five (5) Business Days after the Closing Date, deliver a notice in the form of Exhibit C attached hereto to each existing non-residential Tenant at the Property (the “Tenant Direction Letter”), directing such non-residential Tenants to remit their rent checks directly to the Clearing Bank in accordance with such Tenant Direction Letter, and shall also deliver a Tenant Direction Letter to each future non-residential Tenant at the Property.

Section 6.2 Intentionally Omitted. Section 6.3 Tax Funds.

6.3.1        Deposits of Tax Funds. Borrower shall deposit with Agent (i) on the Closing Date, an amount equal to $43,399.81 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Real Estate Taxes that Agent estimates will be payable during the next ensuing twelve (12) months (initially, $3,945.44), in order to accumulate sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Agent reasonably determines that the Tax Funds will not be sufficient to pay the Real Estate Taxes, Agent shall notify Borrower of such determination and the monthly deposits for Real Estate Taxes shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Real Estate Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Real Estate Taxes are due, Borrower will deposit with or on behalf of Agent such amount within three (3) Business Days after its receipt of such notice.

6.3.2        Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Agent shall direct Servicer to apply Tax Funds in the Tax Account to payments of Real Estate Taxes. In making any payment relating to Real Estate Taxes, Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Real Estate Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Real Estate Taxes and provided that no Trigger Period exists, Agent shall, in its sole but good faith discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrower.

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Section 6.4 Insurance Funds.

6.4.1        Deposits of Insurance Funds. Borrower shall deposit with or on behalf of Agent

(i) on the Closing Date, an amount equal to $0 and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Agent estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof (initially $48,289.64), in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Agent reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Agent shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.4.2        Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Agent shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Agent with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Agent may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums and provided that no Trigger Period exists, Agent shall, in its sole but good faith discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrower.

6.4.3        Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. As of the Closing Date, an Acceptable Blanket Policy is not effect.

Section 6.5 Capital Expenditure Funds.

6.5.1        Deposits of Capital Expenditure Funds. Borrower shall deposit with or on behalf of Agent on each Monthly Payment Date, the amount of $0, for annual Capital Expenditures (the “CapEx Monthly Deposit”), which amounts shall be transferred into an Account (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.5.1 are referred to herein as the “Capital Expenditure Funds”. Notwithstanding the foregoing, the CapEx Monthly Deposit shall be suspended on each Monthly Payment Date on which: (x) no Event of Default is then ongoing and (y) the amount of deposit the Capital Expenditure Account equals or exceeds $0 (the “CapEx Cap”). Agent may reassess its

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estimate of the amount necessary for Capital Expenditures (with a commensurate increase in the CapEx Cap) from time to time and may require Borrower to increase the monthly deposits required pursuant to this Section 6.5.1 upon thirty (30) days’ notice to Borrower if Agent determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

6.5.2        Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Agent shall direct Servicer to disburse Capital Expenditure Funds to Borrower out of the Capital Expenditure Account, within ten (10) days after the delivery by Borrower to Agent of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Capital Expenditure Account is less than $10,000 in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all work related to the Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Approved Capital Expenditures to be funded by the requested disbursement, (4) stating that each such Person has been paid in full not more than ninety (90) days prior to the disbursement request or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, and (5) stating that the Approved Capital Expenditures (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement from any Account or included in any previous disbursement of Operating Expenses or Capital Expenditures,

(6) stating that all previous disbursements of Capital Expenditure Funds have been used to pay the previously identified Approved Capital Expenditures, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved Capital Expenditures and not previously delivered to Agent, (C) only with respect to Approved Capital Expenditures in an amount of $10,000 or more, copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment reasonably satisfactory to Agent, (D) only with respect to Approved Capital Expenditures in an amount of $10,000 or more, at Agent’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Agent, and (E) such other evidence as Agent shall reasonably request (to the extent in Borrower’s possession or reasonably obtainable by Borrower) to demonstrate that the Approved Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower) and (iii) if such disbursement request is for $50,000 or more, Agent shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved Capital Expenditure.

Section 6.6 Carry Cost Account.

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6.6.1        Deposit of Carry Cost Shortfall Funds. At any time that Agent estimates in its reasonable discretion that the Carry Cost Available Amount may not be sufficient to pay the Carry Costs required to be paid through the succeeding one hundred eighty (180) day period, Agent shall send written notice to Borrower (the “Carry Cost Shortfall Notice”) of such determination and Borrower shall deposit with Agent, within ten (10) days of delivery of such Carry Cost Shortfall Notice, an amount equal to (I) the amount Agent determines in its reasonable discretion is sufficient to cover all Carry Costs through the earlier to occur of (x) the Initial Stated Maturity Date and (y) the date that is one hundred eighty (180) days after the date of Agent’s determination less (II) the amount of Carry Cost Shortfall Funds then on deposit in the Carry Cost Account (such amount being herein referred to as the “Carry Cost Shortfall”). All amounts deposited with Agent pursuant to this Section 6.6.1 shall be transferred by Agent into an Account (the “Carry Cost Account”) to be held and disbursed in accordance with this Section 6.6. For the avoidance of doubt, a Carry Cost Shortfall may exist whether or not Agent delivers a Carry Cost Shortfall Notice to Borrower. Failure to make such deposit as set forth herein shall be an immediate Event of Default. Amounts deposited from time to time in the Carry Cost Account pursuant to this Section 6.7.1 are referred to herein as the “Carry Cost Shortfall Funds”.

6.6.2        Disbursement of Carry Cost Shortfall Funds. Provided no Event of Default is continuing, to the extent amounts in the Deposit Account on any Monthly Payment Date shall be insufficient to pay the Required Monthly Payment (taking into account the priority of payments to be made pursuant to Section 6.16.1) on such Monthly Payment Date, Agent shall direct Servicer to apply or disburse, as appropriate, Carry Cost Shortfall Funds (i) to Borrower on the applicable Monthly Payment Date for the payment of Carry Costs (other than Debt Service) to be paid during the month in which such Monthly Payment Date occurs pursuant to the Approved Annual Budget (provided that Borrower shall provide invoices and other evidence reasonably satisfactory to Agent with respect to the payment of any Carry Costs) and (ii) to the payment of the Monthly Debt Service Payment Amount on such Monthly Payment Date pursuant to Section 2.3.1 hereof, in each case. Borrower shall not request or apply the proceeds of the Loan, and Lender shall not be required to make any Advance, to or for the payment of any Carry Costs at any time during which Carry Cost Shortfall Funds remain on deposit in the Carry Cost Account

Section 6.7 Intentionally Omitted. Section 6.8 Intentionally Omitted. Section 6.9 Intentionally Omitted. Section 6.10 Intentionally Omitted.

Section 6.11 Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Agent all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.11 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.

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Section 6.12 Cash Collateral Funds. If a Trigger Period shall be continuing, all Available Cash shall be paid to Agent, which amounts shall be transferred by Agent into an Account (the “Cash Collateral Account”) to be held by Agent as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.12 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall, upon the termination of such Trigger Period, and so long as no other Trigger Period is then continuing, be disbursed to Borrower within ten (10) Business Days after termination of the applicable Trigger Period. Notwithstanding the foregoing, Agent shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt and the Other Obligations, any other amounts owed by Borrower to any Person and/or any other Property-related costs and expenses (including without limitation, operating expenses, capital expenditures, tenant improvements, tenant allowances and leasing commissions), in such order and in such manner as Agent shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Exit Fee, Spread Maintenance Premium if any, applicable thereto) or any other amounts due hereunder.

Section 6.13 Intentionally Omitted. Section 6.14 Intentionally Omitted. Section 6.15 Intentionally Omitted.

Section 6.16 Property Cash Flow Allocation.

6.16.1    Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the continuance of a Trigger Period, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority:

(i)                 First, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3;

(ii)              Second, to the Insurance Account, to make any required payments of Insurance Funds as required under Section 6.4;

(iii)            Third, to the payment of all fees, costs and expenses due to Lender and/or Agent under the Loan Documents, including, without limitation, any Servicing Fees that are due and unpaid (which payment of Servicing Fees, at Agent’s option, may be made directly to Servicer)

(iv)             Fourth, to Agent, funds sufficient to pay the interest, due on such Monthly Payment Date, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the Outstanding Principal Balance;

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(v)               Fifth, to the Capital Expenditure Account, to make the required payments of Capital Expenditure Funds as required under Section 6.5;

(vi)             Intentionally omitted;

(vii)          Sixth, to Agent, of any other amounts then due and payable under the Loan Documents;

(viii)        Seventh, to Borrower, funds in an amount equal to (I) the lesser of

(A) Monthly Operating Expense Budgeted Amount and (B) Actual Opex for the applicable month minus (II) any OpEx Overpayment Amount received by Borrower that has not been previously deducted pursuant to this clause (viii)(II);

(ix)             Eighth, to Borrower, payments for Approved Extraordinary Operating Expenses, if any; and

(x)               Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through ix above (the “Available Cash”) to the Cash Collateral Account to be held or disbursed in accordance with Section 6.12.

6.16.2    Failure to Make Payments. The failure of Borrower to make all of the payments (whether to Agent to any other applicable payee) required under clauses (i) through x of Section 6.16.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account (as opposed to subaccounts thereof) for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.16.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, during the continuance of an Event of Default, Agent, at its option, may withdraw the Reserve Funds and any other funds of Borrower then in the possession of Agent, Servicer or Deposit Bank (including any Gross Revenue and Reserve Funds on deposit in any Cash Management Account) and apply such funds to the payment of the items for which the Reserve Funds were established, or to the payment of the Debt and the Other Obligations, any other amounts owed by Borrower to any Person and/or any other Property-related costs and expenses (including without limitation, operating expenses, capital expenditures, tenant improvements, tenant allowances and leasing commissions), in such order, proportion and priority as Agent may determine in its sole and absolute discretion. Agent’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Agent and Lenders under the Loan Documents.

Section 6.17 Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Agent and Lenders, and grants to Agent and Lenders a security interest in, all Borrower’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”).

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Borrower hereby grants to Agent and Lenders a continuing security interest in, and agrees to hold in trust for the benefit of Agent and Lenders, all Gross Revenue in its possession prior to the (i) payment of such Gross Revenue to Agent or (ii) deposit of such Gross Revenue into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Agent, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Agent (on behalf of Lenders) as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any sums in any Cash Management Account to the Debt and the Other Obligations, any other amounts owed by Borrower to any Person and/or any other Property-related costs and expenses (including without limitation, operating expenses, capital expenditures, tenant improvements, tenant allowances and leasing commissions) in any order and in any manner as Agent shall elect in Agent’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Agent to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Agent. All interest which accrues on the funds in any Account shall accrue for the benefit of Agent and shall be taxable to Borrower. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrower.

Section 6.18 Erroneous Payments. Borrower hereby agrees that (i) if Agent notifies Borrower that Agent has determined in its sole but good faith discretion that any funds received by Borrower from Agent (a “Funding”) were erroneously transmitted to Borrower (whether with respect to amount or timing and whether or not known to Borrower), and demands the return of such Funding (or a portion thereof), Borrower shall promptly, but in no event later than five (5) Business Days thereafter, return to Agent the amount of any such Funding (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Funding (or portion thereof) was received by Borrower to the date such amount is repaid to Agent at the greater of the NYFRB Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, to the extent not paid within said five (5) Business Day period; (ii) any failure by Borrower to return to Agent any such Funding (or portion thereof) in accordance with the immediately preceding clause (i) shall constitute an Event of Default and (iii) to the extent permitted by applicable Legal Requirements, Borrower shall not assert, and hereby waives, as to Agent and Lender, any claim, counterclaim, defense (whether at law or in equity) or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent or Lender for the return of any such Funding received erroneously by Borrower. A notice of Agent to Borrower under this Section 6.18 shall be conclusive, absent manifest error. Borrower’s obligations under this Section 6.18 shall survive any transfer of rights or obligations by, or the replacement of, Agent or any Lender and the repayment, satisfaction and/or discharge of all Obligations under this Agreement

ARTICLE 7 PERMITTED TRANSFERS

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Section 7.1 Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:

(a)                a Lease entered into in accordance with the Loan Documents;

(b)               a Permitted Encumbrance;

(c)                the transfer of publicly traded shares listed on the NYSE or NASDAQ in any indirect equity owner of Borrower;

(d)               provided no Event of Default is then continuing, a Transfer (other than a pledge, hypothecation, assignment or other encumbrance, or any creation or issuance of Debt-Like Preferred Equity) of any direct or indirect interest in Borrower related to or in connection with the estate, succession, wealth preservation or similar planning of such transferor to (1) an Immediate Family Member of such interest holder (or to partnerships or limited liability companies Controlled solely by one or more of such interest holder and Immediate Family Members) or (2) a trust established for the benefit of such interest holder and/or or one or more Immediate Family Members, provided that:

(i)                 Borrower shall provide to Agent thirty (30) days prior written notice thereof;

(ii)              such Transfer shall not otherwise result in a change of Control of

Borrower or change of the day to day management and operations of the Property;

(iii)            Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and shall continue to be a Delaware single member limited liability company;

(iv)             if such Transfer would cause the transferee, together with its Affiliates, to acquire or to increase its direct or indirect interest in Borrower or any Person that Controls Borrower to an amount which equals or exceeds ten percent (10%), such transferee must be a Qualified Transferee;

(v)               the Property shall continue to be managed by a property manager acceptable to Agent in its sole discretion and acceptable to the applicable Rating Agencies; and

(vi)             if such Transfer shall cause the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%), to the extent that Agent determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Loan no longer apply, Borrower shall deliver to Agent a non-consolidation opinion in form and substance, and from counsel, reasonably satisfactory to Agent and satisfactory to the applicable Rating Agencies;

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(e)                a Transfer (other than a pledge, hypothecation, assignment or other encumbrance, or any creation or issuance of Debt-Like Preferred Equity) of any direct or indirect interest in Borrower that occurs by devise or bequest, the dispositive, succession or similar transfer provisions of a trust, or by operation of law upon the death of a natural person that was the holder of such interest, provided that:

(i)                 Borrower shall give Agent notice of such Transfer together with copies of all instruments effecting such Transfer not less than thirty (30) days after the date of such Transfer;

(ii)              Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and Borrower shall continue to be a Delaware single member limited liability company;

(iii)            the Property shall continue to be managed by a property manager acceptable to Agent in its sole discretion and acceptable to the applicable Rating Agencies;

(iv)             if such Transfer would cause the transferee, together with its Affiliates, to Control Borrower or to acquire or to increase its direct or indirect interest in Borrower or any Person that Controls Borrower to an amount which equals or exceeds ten percent (10%), then such transferee must be a Qualified Transferee;

(v)               if such Transfer shall cause a change of Control of Borrower and the transferee is not (A) a Key Principal (directly or indirectly) or (B) the estate of a Key Principal (during the pendency of the settlement by the estate of such Key Principal and such Transfer occurs as a result of the death of such Key Principal), then (x) such Transfer shall be approved by Agent in writing within thirty (30) days after any such Transfer, which approval shall not be unreasonably withheld, and (y) from and after a Securitization, Borrower shall deliver a Rating Agency Confirmation from each applicable Rating Agency within sixty (60) days after any such Transfer (or such longer time as may reasonably be necessary for Borrower to obtain the Rating Agency Confirmations, provided Borrower is diligently pursuing same); and

(vi)             if such Transfer shall cause (x) a change of Control of Borrower or

(y) the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%), then, to the extent that Agent determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Loan no longer apply, Borrower shall deliver to Agent a non-consolidation opinion in form and substance, and from counsel, reasonably satisfactory to Agent and satisfactory to the applicable Rating Agencies within thirty (30 days of Agent’s request for such non-consolidation opinion;

(f)                provided that no Event of Default shall then exist, a Transfer (other than a pledge, hypothecation, assignment or other encumbrance, or any creation or issuance of Debt-Like Preferred Equity) of a direct or indirect interest in Borrower shall be permitted without Agent’s consent provided that:

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(i)                 after giving effect to the applicable Transfer, the Ownership and Control Conditions shall continue to be satisfied;

(ii)              Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and Borrower shall continue to be a Delaware single member limited liability company;

(iii)            if such Transfer would cause the transferee, together with its Affiliates, to acquire or to increase its direct or indirect interest in Borrower or any Person that Controls Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee must be a Qualified Transferee and (y) Borrower shall provide to Agent thirty

(30) days prior written notice of the proposed Transfer to such Qualified Transferee; and

(iv)             the Property shall continue to be managed by a property manager acceptable to Agent in its sole discretion and acceptable to the applicable Rating Agencies.

(g)               provided that no Event of Default shall then exist, statutory conversion of the Sole Member into a Delaware corporation (the “Converted Entity”) pursuant to Section 265 of the Delaware General Corporation Law (“Conversion”) shall be permitted without Agent’s consent, provided that Borrower shall give Agent notice of the Conversion together with copies of all instruments effecting such exchange or transfer of the direct interests not less than thirty

(30) days prior to effective date of the Conversion, and following the Conversion, and provided further that upon consummation of the Conversion and following the Conversion:

(i)                 Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and Borrower shall continue to be a Delaware single member limited liability company;

(ii)              from and after consummating the Conversion, clause (b) of the definition of Ownership and Control Conditions shall continue to be satisfied;

(iii)            the Converted Entity shall be a Qualified Transferee and if the Conversion or any Transfer relating thereto would cause the transferee, together with its Affiliates, to acquire or to increase its direct or indirect interest in Borrower or any Person that Controls Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee must be a Qualified Transferee; and

(iv)             the Property shall continue to be managed by a property manager acceptable to Agent in its sole discretion and acceptable to the applicable Rating Agencies.

Notwithstanding anything to the contrary contained in this Section 7.1, if, as a result of any Transfer, Guarantor no longer Controls Borrower and owns any direct or indirect interest in Borrower (or if there were two or more Guarantors immediately prior to such Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower), it shall also be a condition for such Transfer to be a Permitted Transfer that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse

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obligations and a carry costs guaranty (each in the same form as the applicable Guaranty delivered to Agent (on behalf of Lenders) by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Agent (on behalf of Lenders) by Guarantor on the date hereof) on or prior to the date of such Transfer (or, in the case of a Transfer described in Section 7.1(e), within thirty (30) days after the date of such Transfer), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations, carry guaranty, and environmental indemnity agreement from and after the date of such Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Transfer other than the acts or actions of the released Guarantor or any Affiliate thereof (or any Person acting on behalf thereof) and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement); provided, however, that the previous guarantors shall have the burden of proof with respect to any events or acts that such guarantors allege to have occurred after the date of any such release in accordance with the terms hereof and the replacement guarantors shall have the burden of proof with respect to any events or acts that such replacement guarantors allege to have occurred prior to the date such guarantors became replacement guarantors hereunder).

Section 7.2 Cost and Expenses; Searches; Copies.

(a)                Borrower shall pay all costs and expenses of Agent and Lenders in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all fees and expenses of Agent’s and Lenders’ counsel, whether internal or outside, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

(b)               Borrower shall provide Agent with copies of all organizational documents relating to any Permitted Transfer.

(c)                In connection with any Permitted Transfer, to the extent a transferee, together with its Affiliates, shall Control Borrower or own ten percent (10%) or more of the direct or indirect ownership interests in Borrower or in any Person that Controls Borrower immediately following such transfer (provided that, as of the Closing Date, such transferee did not Control Borrower or , together with its Affiliates, own ten percent (10%) or greater of the direct or indirect ownership interests in Borrower or any Person that Controls Borrower), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith) the information necessary for Agent to obtain Satisfactory Search Results with respect to such transferee.

(d)               Notwithstanding the above, a Permitted Transfer of an EB-5 Interest which:

(i) does not require Lender approval hereunder, (ii) does not require any party to the transfer (or any Affiliate thereof) to be a Qualified Transferee pursuant to the terms hereof, (iii) complies with applicable Legal Requirements, and (iv) complies in all respects with the terms of this Agreement and the other Loan Documents shall not “in and of itself” result in the imposition of any fees and/or costs on Borrower.

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ARTICLE 8 DEFAULTS

Section 8.1 Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)                 if (A) the Obligations are not paid in full on the Maturity Date,

(B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due,

(D) the Spread Maintenance Premium and/or Exit Fee is not paid when due, or (E) any deposit to the Reserve Funds is not made on the required deposit date therefor;

(ii)              if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Agent delivers written notice thereof to Borrower;

(iii)            if any of the Taxes or Other Charges are not paid when due (provided that it shall not be an Event of Default if such past due Taxes are Real Estate Taxes and there are sufficient funds in the Tax Account to pay such amounts when due, and Agent or Servicer fails to make such payment in violation of this Agreement);

(iv)             if the Policies are not (A) delivered to Agent within five (5) Business Days of Agent’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v)               a Transfer other than a Permitted Transfer (any such Transfer, a “Prohibited Transfer”) occurs’ provided, however, that with respect to any such Prohibited Transfer which does not constitute a Transfer of all or any portion of the Property, does not constitute a Transfer of a 10% or greater direct and/or indirect interest in the Borrower and does not cause a breach of the Ownership and Control Conditions, any such Prohibited Transfer shall not be deemed to be an Event of Default hereunder if (1) such Prohibited Transfer is susceptible to cure, (2) such Prohibited Transfer would not reasonably be anticipated to (and does not actually) cause a Material Adverse Effect and (3) within thirty

(30) days of the occurrence thereof, Borrower cures such breach or violation in a manner reasonably acceptable to Lender (which shall include, without limitation and for the avoidance of doubt, reversing and/or unwinding such Prohibited Transfer);

(vi)             if any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent shall have been false or misleading in any material respect as of the date such representation or warranty was made (provided, however, that as to any such false or misleading representation or

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warranty which was unintentionally made or submitted to Lender, which would not reasonably expected to cause (and does not actually cause) a Material Adverse Effect and which can either be made true and correct by action of Borrower or be cured to Lender’s reasonable satisfaction, Borrower shall have a period of thirty (30) days to undertake and complete all action necessary to make such representation or warranty either true and correct in all material respects as and when made or cured to Lender’s reasonable satisfaction following the earlier of (x) delivery of written notice of such false or misleading representation or warranty to Borrower and (y) the date on which Borrower becomes aware of the applicable false or misleading certification, representation or warranty);

(vii)          if Borrower or Guarantor shall make an assignment for the benefit of creditors;

(viii)        if a receiver, liquidator or trustee shall be appointed for Borrower,

or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted, or if Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;

(ix)             if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)               if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Agent in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xi)             a breach of the covenants set forth in Sections 4.4, 4.23 or 4.31 hereof;

(xii)          if Borrower shall be in default under any mortgage or security agreement covering any part of the Property whether it be superior, pari passu or junior in Lien to the Mortgage;

(xiii)        subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable and the applicable Lien remains undischarged of record (by payment, bonding or otherwise) in accordance with all applicable Legal Requirements for a period of thirty (30) days;

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(xiv)         the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Agent, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents;

(xv)           if, without Agent’s prior written consent, (i) the Management Agreement is terminated (unless within thirty (30) days after the applicable termination, Borrower enters into a Management Agreement with a replacement Manager in accordance with Section 4.14.2 hereof (including, without limitation, delivery of a subordination of management agreement delivered in connection with the origination of the Loan or otherwise in form and substance reasonably acceptable to Lender)), (ii) if Manager is an Affiliate of Borrower or any Guarantor, the ownership, management or control of Manager is transferred, (iii) there is a material change in the Management Agreement, or (iv) if there shall be a material default by Borrower under the Management Agreement beyond any applicable notice or grace period;

(xvi)         if Borrower or any Person owning a direct or indirect ownership interest in Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xvii)      if Borrower breaches any of the Development Agreement

Provisions;

(xviii)    if Borrower breaches any covenant contained Section 4.9 hereof,

provided that if such breach was unintentional and is reasonably susceptible of cure within ten (10) days, then no Event of Default shall exist so long as Borrower shall cause such breach to be cured within ten (10) days after written notice of the occurrence of the applicable breach, provided, however, the foregoing cure right shall only be available with respect to one (1) such breach during any 366 consecutive day period;

(xix)         if Borrower breaches any of the EB-5 Provisions;

(xx)           if Borrower breaches any covenant contained Section 4.11.6 hereof; provided, however, that such breach shall not be an Event of Default if (A) such breach was inadvertent and immaterial, (B) such breach is susceptible of cure, (C) within fifteen

(15) days of the date of said breach, Borrower cures such breach in a manner acceptable to Lender and provides Lender with written evidence of same in form and substance acceptable to Lender, and (D) the applicable breach is not reasonably likely to cause and does not cause a Material Adverse Effect.

(xxi)         if Borrower breaches any covenant contained Section 4.22 hereof;

(xxii)      if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion

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of the Obligations or to permit Agent to accelerate the maturity of all or any portion of the Obligations;

(xxiii)    if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.6 and/or Section 2.7 hereof;

(xxiv)     Guarantor breaches any of the Guarantor Financial Covenants (except to the extent that (x) such breach was inadvertent and (y) within five (5) Business Days of the occurrence of such default either (I) Borrower delivers a written notice to Lender of Borrower’s intention to provide an Acceptable Additional Guarantor, together with the Acceptable Additional Guarantor Information, and (2) within ten (10) Business Days following Lender’s approval of the Acceptable Additional Guarantor, the Acceptable Additional Guarantor shall execute a supplemental guaranty of recourse obligations, carry costs guaranty, and environmental indemnity (each in form and substance substantially identical to each Guaranty and Environmental Indemnity) whereby such Acceptable Additional Guarantor shall assume all of the obligations of Guarantor pursuant thereto (on a joint and several basis with the then existing Guarantor)). Borrower hereby acknowledges and agrees that, it shall be an Event of Default hereunder if, (A) the Acceptable Additional Guarantor is not approved by Lender (based on Lender’s reasonable determination) or (B) any of the foregoing requirements are not satisfied within the time frame provided for above or (II) Borrower cures the applicable breach in such other manner as shall be approved by Lender. Borrower further acknowledges and agrees that no more than two (2) cures as set forth in the preceding sentence shall be permitted during the Term, at any time, or from time to time;

(xxv)       if Borrower fails to establish a new Clearing Account and enter into a new clearing account agreement in accordance with Section 6.1 hereof on or prior to the termination of any existing Clearing Account Agreement; or

(xxvi)     if there shall continue to be a Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxvi) above, and such Default shall continue for ten (10) days after notice to Borrower from Agent, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Agent in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower and/or Guarantor shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower and/or Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

Section 8.2 Remedies.

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8.2.1        Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Agent may, in addition to any other rights or remedies available to Agent and Lenders pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Agent deems advisable to protect and enforce its and Lenders’ rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2        Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent and Lenders against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Agent at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Agent under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent and Lenders may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Agent’s and Lenders’ rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent and Lenders permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) neither Agent nor any Lender shall be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent and Lenders shall remain in full force and effect until Agent and Lenders have exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.2.3        Severance.

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(a)                During the continuance of an Event of Default, Agent shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Agent in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Agent may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire Outstanding Principal Balance, Agent may foreclose the Mortgage to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums secured by the Mortgage as Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.

(b)               During the continuance of an Event of Default, Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder; provided that notwithstanding anything in this Agreement to the contrary, Agent shall not have the right to, and Borrower shall not be required to, modify or amend any Loan Document if such modification or amendment would (i) change the weighted interest rate effective immediately prior to such modification (other than in connection with a mandatory prepayment in connection with a Casualty or Condemnation where such funds are not required to be made available to Borrower for Restoration or a prepayment during the existence and continuance of an Event of Default), the stated maturity date or the amortization of principal as set forth herein or in the Note, (ii) alter the rights or increase the obligations of Borrower or Guarantor under the Loan Documents (other than to a de minimis extent), or (iii) otherwise modify or amend any other economic or other material term of the Loan (other than to a de minimis extent). Borrower shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Agent. Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Agent of Agent’s intent to exercise its rights under such power.

(c)                During the continuance of an Event of Default, any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Agent in its sole discretion shall determine.

8.2.4        Agent’s Right to Perform. During the continuance of an Event of Default, Agent may, but shall have no obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any covenant or obligation hereunder or under any of the Loan Documents or being deemed to have cured any Default or Event of Default hereunder, and without

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in any way limiting Agent’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, perform, or cause the performance of, any covenant or obligation of Borrower hereunder in such manner and to such extent as Agent determines in its sole discretion in each instance, and all costs, expenses, liabilities, penalties and fines of Agent incurred or paid in connection therewith shall be due and payable by Borrower within five (5) Business Days of demand and, if not paid within said time period, shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and in each case shall bear interest at the Default Rate for the period after the date of demand (or, to the extent demand may not be made due to applicable Legal Requirements, from the date incurred) by or on behalf of Agent until the date of payment by Borrower to Agent.

ARTICLE 9

SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization. Subject to Section 9.4 hereof:

(a)                Agent and Lenders shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) securitize the Loan or any portion thereof in a single asset securitization or one or more pooled loan securitizations (including, without limitation, contributing the Loan to a collateralized loan obligation transaction). (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Agent’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)               If requested by Agent, Borrower shall assist Agent in satisfying the market standards to which Agent customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

(i)                 (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor(s) and the Manager, including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Agent and the Rating Agencies;

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(ii)              provide opinions of counsel, which may be relied upon by Agent, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Loan Documents, and Borrower and its Affiliates, which counsel and opinions shall be satisfactory to Agent and the Rating Agencies;

(iii)            provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)             (A) review any Disclosure Document or any interim draft thereof furnished by Agent to Borrower with respect to information contained therein that was furnished to Agent by or on behalf of Borrower in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Guarantor, operating statements and rent rolls with respect to the Property, and (B) within three (3) Business Days following Borrower’s receipt thereof, provide to Agent in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.

(c)                If, at the time a Disclosure Document is being prepared for a Securitization, Agent expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Agent upon request the following financial information:

(i)                 if Agent expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii)              if Agent expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Agent determines to be a Significant Obligor for the two most

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recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Agent determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d)               Further, if requested by Agent, Borrower shall, promptly upon Agent’s request, furnish to Agent financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Agent, for any Tenant of the Property (to the extent available to Borrower) if, in connection with a Securitization, Agent expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of affiliated Tenants within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of affiliated Tenants would constitute a Significant Obligor. Borrower shall furnish to Agent, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Agent, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e)                If Agent determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Agent, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Agent, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f)                Any financial data or financial statements provided pursuant to this Section

9.1 shall be furnished to Agent within the following time periods:

(i)                 with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Agent; and

(ii)              with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

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(g)               If requested by Agent, Borrower shall provide Agent, promptly, and in any event within three (3) Business Days following Agent’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Agent shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Agent.

(h)               If requested by Agent, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall provide Agent, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(i)                 All financial statements provided by Borrower pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Agent, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(j)                 In connection with any Secondary Market Transaction, Agent shall have the right, and Borrower hereby authorizes Agent, to disclose any and all information in Agent’s possession regarding Borrower, Guarantor, any Manager, the Property and/or the Loan in any Disclosure Document, in any promotional or marketing materials that are prepared by or on behalf of Agent in connection with such Secondary Market Transaction or in connection with any oral or written presentation made by or on behalf of Agent, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs; provided that, with respect to financial reporting information relating to the Guarantor, except to the extent such financial reporting information is required to be provided to any Governmental Authority, Agent shall request that any Person to whom Agent disseminates such information shall agree to keep all such

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material and information confidential (which may be accomplished by click-through confidentiality or any other similar mechanism via an electronically maintained file sharing site).

Section 9.2 Securitization Indemnification.

(a)                Borrower understands that certain of the Provided Information and other information provided to Agent by Borrower and its agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including without limitation, an offering circular, a prospectus, a prospectus supplement, a private placement memorandum, a structural and collateral term sheet or any other offering document (each, a “Disclosure Document”) (such Provided Information and such other information included in any Disclosure Document collectively, the “Covered Disclosure Information”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Agent, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)               Borrower and Guarantor each hereby agrees to indemnify Agent and Lenders (and for purposes of this Section 9.2, Agent shall include the initial agent, initial lenders, their successors and assigns, and their respective officers and directors) and each Person who controls the Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Agent, Lenders, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon,

(A) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information, (B) the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure). Borrower also agrees to reimburse Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. This indemnification provision will be in addition to any liability which Borrower may otherwise

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have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Agent’s written request, Borrower and Guarantor shall execute and deliver to Agent a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrower under this Section 9.2(b). Notwithstanding the foregoing, the indemnification provided for under this Section 9.2(b) shall be effective whether or not an indemnification and reimbursement agreement described above is provided.

(c)                In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Agent, Lenders, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, the Covered Disclosure Information, and (ii) reimburse Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Agent, Lenders, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)               Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall not pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal

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defenses available to it that are different from or additional to those available to any other indemnified party. Without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Agent reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

(e)                In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Agent and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)                The liabilities and obligations of both Borrower and Agent under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3 Severance. Subject to Section 9.4 hereof:

9.3.1        Severance Documentation. Agent, without in any way limiting Agent’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrower (at no material cost to Borrower) to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes, reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for all

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components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Agent’s election, each note comprising the Loan may be subject to one or more Securitizations. Agent shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.

9.3.2        Intentionally Omitted.

9.3.3        Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Agent in connection with this Section 9.3. If requested by Agent, Borrower shall promptly execute and deliver such documents as shall be required by any Rating Agency or required by Agent in connection with any modification pursuant to this Section 9.3, all in form and substance reasonably satisfactory to Agent and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested. In the event Borrower fails to execute and deliver such documents to Agent within seven (7) Business Days following such request by Agent, Borrower hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.

Section 9.4 Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrower shall not be required to incur any material costs or expenses in the performance of its obligations under Sections 9.1(a) or (b) or Section 9.3 above (other than expenses of Borrower’s counsel).

ARTICLE 10 MISCELLANEOUS

Section 10.1 Exculpation. Subject to the qualifications below, Agent shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Agent to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Gross Revenues or any other collateral given to Agent pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Gross Revenues and in any other collateral given to Agent (on behalf of Lenders), and Agent (on behalf of Lenders), by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or

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the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Agent to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Agent and Lenders thereunder; (d) impair the right of Agent to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Agent to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Agent to exercise its remedies against the Property; or (h) constitute a waiver of the right of Agent to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Agent and/or Lenders (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)                 fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by or on behalf of Borrower, Guarantor, any Affiliate of Borrower or Guarantor, or any of their respective agents or representatives in connection with the Loan;

(ii)               the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Agent with respect thereto in either document;

(iii)             wrongful removal or destruction of any portion of the Property or damage to the Property caused by willful misconduct or gross negligence by or at the direction of any Borrower Party;

(iv)             any intentional physical waste of the Property by or at the direction of any Borrower Party;

(v)               the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or Guarantor or any of their respective agents or representatives in connection therewith, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(vi)             the misappropriation or conversion by or on behalf of Borrower of

(A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, or (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits) or (D) any other funds due under the Loan Documents, including , in connection with any of

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the foregoing, by reason of failure to comply with Section 6.1 hereof or breach of the Clearing Account Agreement or the Cash Management Agreement;

(vii)           failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property, except to the extent the same are being contested in accordance with the express provisions of Section 4.3 hereof;

(viii)         any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Agent in accordance with the provisions of the Loan Documents (including, without limitation, failure to effectively assign any other letter of credit, bond or similar instrument to Agent);

(ix)             the failure to pay Taxes or transfer taxes except to the extent that said failure relates to Real Estate Taxes and there are sufficient funds in the Tax Account to pay such amounts when due and Agent fails to make such payment in violation of this Agreement;

(x)               failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof except to the extent that said failure is a result of failure to pay Insurance Premiums and there are sufficient funds in the Insurance Account to pay such amounts when due and Agent fails to make such payment in violation of this Agreement;

(xi)             any breach of the EB-5 Documents, the EB-5 Program, and/or the EB-5 Provisions;

(xii)           any breach of the Development Agreement and/or the Development Agreement Provisions;

(xiii)         the breach of any covenant contained Section 4.11.6 hereof;

(xiv)         the breach of any covenant contained Section 4.22 hereof;

(xv)           Borrower’s indemnification of Agent and Lenders set forth in Section 9.2 hereof;

(xvi)         any cost or expense incurred by Agent or any Lender in connection with the enforcement of its rights and remedies under any Guaranty or the Environmental Indemnity;

(xvii)       if any Guarantor (or any Person comprising any Guarantor), Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Agent under or in connection with any Guaranty, the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Agent or any Lender or any right in connection with any security for the Loan (other than

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commercially reasonable defenses to such enforcement action which have been alleged in good faith);

(xviii)     (1) (A) Borrower takes an express or affirmative action to avail itself of or to “opt-in” to the benefits of any Emergency Law, (B) such Emergency Law permits Borrower to defer payment of, or otherwise elect not to pay, any amounts as and when due under the Loan Documents, (C) Borrower does so defer payment of or otherwise elect not to pay any amounts as and when due under the Loan Documents solely on the basis of Borrower availing itself of such Emergency Law, and (D) Rents received by the Borrower during the period in question are sufficient to pay the amounts so deferred or not paid in full or (2) Borrower, by affirmatively availing itself of such benefits of any Emergency Law, prevents Lender, or requires Agent to forbear, from exercising (at such time or another time in the future) any one or more rights or remedies that, in the absence of such Emergency Law, could otherwise be available to Agent under the Loan Documents or applicable Legal Requirements;

(xix)         Borrower fails to comply promptly (and in any event within any applicable timeframe provided under the relevant Emergency Law) with any request made by Agent pursuant to an Emergency Law for Borrower to take any action that, in Agent's reasonable judgment, is necessary or reasonably necessary in order to permit Agent to exercise (at such time or another time in the future) any one or more rights or remedies that, in the absence of such Emergency Law, could otherwise be available to Agent under the Loan Documents or applicable Legal Requirements; and/or

(xx)           a breach of the covenants set forth in Section 4.4 hereof or a breach of any of the representations set forth in the “Recycled SPE Certificate” delivered to Agent in connection with the Loan, except to the extent that such breach (A) results in a Springing Recourse Event pursuant to clause (i) of the definition thereof below.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents,

(A) neither Agent nor any Lender shall be deemed to have waived any right which Agent may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Agent and Lenders in accordance with the Loan Documents,

(B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”):

(xxi)         a breach of the covenants set forth in Section 4.4 hereof or a breach of any of the representations set forth in the “Recycled SPE Certificate” delivered to Agent in connection with the Loan that is cited as a factor in any proceeding under applicable insolvency law ordering the substantive consolidation of the assets and liabilities of Borrower with any other Person (other than a substantive consolidation that was affirmatively petitioned for and/or affirmatively joined in by Lender);

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(xxii)       Borrower fails to obtain Agent’s prior consent to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property (other than Permitted Encumbrances);

(xxiii)     Borrower fails to obtain Agent’s prior consent to any Transfer of the Property or any interest therein or any Transfer of any direct or indirect interest in Borrower, in either case as required by the Mortgage or this Agreement other than a Permitted Transfer;

(xxiv)     intentionally omitted;

(xxv)       Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(xxvi)     Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by Borrower or Guarantor and is discharged, stayed or dismissed within ninety (90) days following the occurrence of such consolidation;

(xxvii)   the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower and/or any Guarantor colludes with or otherwise assists such Person, and/or Borrower and/or any Guarantor solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower by any Person;

(xxviii) Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(xxix)     Borrower, any Guarantor or any Affiliate, officer, director or representative which controls Borrower or any Guarantor consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property;

(xxx)       Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due (unless such admission is true and either (x) is required pursuant to a court order or to preclude a claim of perjury or (y) is expressly and specifically requested by Lender in writing in connection with an exercise of remedies hereunder).

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, Borrower hereby personally guarantees (i.e. without the benefits of the exculpation provisions set forth herein) the payment of all EB-5 Payment Obligations as and when the same may become due and payable.

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Section 10.2 Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Agent and Lenders.

Section 10.3 Agent’s Discretion; Rating Agency Review Waiver.

(a)                Whenever pursuant to this Agreement Agent exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Agent, the decision of Agent to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Agent and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Agent to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Agent’s determination of Rating Agency criteria, shall be substituted therefor.

(b)               Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Agent’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and

(ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

(c)                Prior to a Securitization or in the event that there is a Review Waiver, if Agent does not have a separate and independent approval right with respect to the matter in question, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Agent.

Section 10.4 Governing Law.

(a)                THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY AGENT AND LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES

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AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (EXCEPT THE CREATION, PERFECTION AND ENFORCEMENT OF THE SECURITY INTERESTS RELATING TO THE CLEARING ACCOUNT AND DEPOSIT ACCOUNT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY LENDER, AGENT OR BORROWER OR MANAGER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ASSIGNMENT OF MANAGEMENT AGREEMENT MAY AT AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER AND MANAGER EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND MANAGER EACH HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Incorporating Services, Ltd.

3500 S DuPont Hwy Dover, DE 19901

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AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.5 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Agent shall have the right to waive or reduce any time periods that Agent is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, or electronically transmitted by e-mail with hard copy delivered by hand or reputable overnight courier (unless waived by Agent as described below), addressed to the party to be so notified at its address hereinafter set forth, or

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to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) intentionally omitted, (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), (d) on the next Business Day if sent by an overnight commercial courier and (e) if transmitted by e-mail, (A) if such e-mail was sent prior to 5 P.M. EST on a Business Day, then on the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the immediately succeeding Business Day, or (y) if such e-mail was sent on a day that is not a Business Day or after 5 P.M. EST on a Business Day, then on the Business Day immediately succeeding the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the second Business Day immediately following the date on which such e-mail was sent; provided, however, that by written notice to Borrower, Agent shall have the unilateral right at any time to waive the hard copy requirement with respect to all Notices sent via e-mail, in each case addressed to the parties as follows:

If to Agent: DEUTSCHE BANK AG, NEW YORK BRANCH

1 Columbus Circle

New York, New York 10019 Attention:

Peter DiConza

Email: xxxxxx@db.com Robert W. Pettinato, Jr.

Email: xxxxx@db.com Donna A. Corrigan

Email: xxxxxx@db.com Theresa Elle

Email: xxxxxxx@db.com

and to: DEUTSCHE BANK AG, NEW YORK BRANCH

1 Columbus Circle

New York, New York 10019 Attention: General Counsel

with a copy to: Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020-1401 Attention: David A. Freedman, Esq.

If to Borrower: Block 40 Property, LLC

290 North Federal Highway Hollywood, Florida 33020 Attn: Charles R. Abele, Jr.

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with a copy to: Greenberg Traurig, P.A.

Attn: Ricardo L. Fraga

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33133

Any party may change the address to which any such Notice is to be delivered by furnishing ten

(10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Agent may also be given by Servicer and Agent hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Agent.

Section 10.7 Waiver of Trial by Jury. BORROWER, AGENT AND EACH LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AGENT AND EACH LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such

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payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Agent or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Agent or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Agent nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Agent has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Offsets, Counterclaims and Defenses. Any assignee of Agent’s or any Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)                Borrower and Agent (on behalf of Lenders) intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and any Lender or to grant Agent and/or any Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)               The Loan Documents are solely for the benefit of Agent (for itself and on behalf of Lenders) and Borrower (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan

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Documents or the financing evidenced by the Loan Documents, to Agent, Lenders, the Affiliate of any Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y) after the final Securitization of the Loan, shall be subject to the prior written approval of Agent. Agent shall have the right to issue any of the foregoing without Borrower’s approval and Borrower authorizes Agent to issue press releases, advertisements and other promotional materials in connection with Agent’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Agent’s participation therein in the Loan.

Section 10.16 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent (on behalf of Lenders) under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Agent (on behalf of Lenders) to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.17 Certain Waivers.

(a)                To the fullest extent permitted by applicable Legal Requirements, Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent, any Lender or their agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Agent to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Agent or any Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

(b)               To the fullest extent permitted by applicable Legal Requirements, Borrower hereby irrevocably waives and relinquishes any right, remedy, claim or defense that Borrower may have, or have the right to assert, in order to avail itself of the benefits of any Emergency Law, or otherwise exercise any right or option under any Emergency Law, where such Emergency Law (A) permits (x) Borrower to defer payment of, or otherwise elect not to pay, any amounts as and when due under the Loan Documents and/or (y) Borrower to delay performance of, or otherwise elect not to perform, any non-monetary obligation of Borrower as and when required under the Loan Documents and/or (B) prevents Agent, or requires Agent to forbear, from exercising (at such time or another time in the future) any one or more rights or remedies that, in the absence of such Emergency Law, could otherwise be available to Agent under the Loan Documents or applicable Legal Requirements.

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Section 10.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Agent, any Lender or any parent, subsidiary or affiliate of Agent or any Lender. Agent shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Agent of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s exercise of any such rights or remedies. Borrower acknowledges that Agent engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19 Brokers and Financial Advisors. Borrower hereby represents that, except for BayBridge Real Estate Capital (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Agent and each Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Agent’s and each Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Agent or any Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21 Servicer.

(a)                At the option of Agent, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Agent and Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Agent and Servicer. Servicer may, at any time, delegate all or any portion of its responsibilities for the servicing and administration of the Loan to a sub-servicer or sub-servicers. Borrower shall be responsible for any costs and expenses of Servicer to the extent such costs and expenses would otherwise be payable by Borrower if incurred by Agent or Lender hereunder, provided, however, that Borrower shall not

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be responsible for any set-up fees or any other initial costs incurred after a Securitization of the Loan. Agent and Borrower agree that Hanover Street Capital, LLC shall be the initial Servicer hereunder. Borrower agrees that the Servicer shall be paid an annual fee of $25,000, payable monthly on each Monthly Payment Date (the “Servicing Fee”), in accordance with Section 6.16.1 above. Notwithstanding any collection of the Servicing Fee by Agent on behalf of Servicer, the Servicing Fee will be deemed to have been paid directly to Servicer. Notwithstanding the foregoing, Borrower shall not be responsible for payment of the master servicing fee due to the Servicer after a Securitization of the Loan.

(b)               Other than as set forth in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of the Property, approvals under the Loan Documents requested by Borrower, other requests under the Loan, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, reasonable attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan. All amounts payable to Agent or Servicer in exercising its rights under this Section 10.21 (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable within five (5) Business Days demand, secured by this Agreement and interest thereon shall accrue at the Interest Rate (or Default Rate if an Event of Default then exists) from the date incurred.

Section 10.22 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 10.23 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Agent or any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of (i) any Federal Reserve Bank, any Federal Home Loan Bank or the central reserve bank or similar authority of any country to secure any obligation of Lender to such bank or similar authority (a “Central Bank Pledge”) or (ii) to the bondholders (as a collective whole) (or their nominee, collateral agent or security trustee) under, or the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by such Lender under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation (a “Pfandbrief Pledge”). In the event that the interest of Agent and/or any Lender that is assigned in connection with a Central Bank Pledge or Pfandbrief Pledge is foreclosed upon and transferred to the pledgee thereof, Agent or such Lender, as applicable, shall have no further liability hereunder with respect to the interest that was the subject of such transfer and the assignee shall be Agent or such Lender, as applicable with respect to such interest. Neither Agent nor any Lender shall be required to notify Borrower of any Central Bank Pledge or Pfandbrief Pledge. Borrower agrees to execute, within fifteen (15) Business Days after request therefor is made by

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Agent or any Lender, any documents or any amendments, amendments and restatements, and/or modifications to any Loan Documents and/or additional documents (including, without limitation, amended, amended and restated, modified and/or additional promissory notes) and/or estoppel certificates reasonably requested by Agent and/or such Lender in order to make the Loan Documents eligible under German Pfandbrief legislation; provided, however, that Borrower shall not be required to enter into any such documents and amendments which would increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic or other material terms of the Loan.

Section 10.24 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.25 Set-Off. In addition to any rights and remedies of Agent and Lenders provided by this Agreement and by law, Agent shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by any Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Agent and Lenders may only exercise such right during the continuance of an Event of Default. Agent agrees promptly to notify Borrower after any such set-off and application made by Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.26 Modification, Waiver in Writing; Approvals.

(a)                No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document shall be effective unless the same shall be in a writing signed by Agent and, in the case of modifications and amendments, Borrower, and then such waiver or consent shall be effective only in the specific instance, and for the purpose for which given. Neither any failure nor any delay on the part of Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, neither Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Agent shall have the right to waive or reduce any time periods that Lenders and/or Agent is entitled to under the Loan Documents in its sole and absolute discretion.

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(b)               Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lenders’ consent or approval is required, all copies of documents, reports, requests and other delivery obligations of Borrower and Guarantor required hereunder shall be delivered by Borrower or Guarantor, as applicable, to Agent.

Section 10.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)                Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)              the effects of any Bail-in Action on any such liability, including, if applicable:

(A)             a reduction in full or in part or cancellation of any such liability;

(B)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)              the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)               As used in this Section 10.27 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member

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Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition; or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.28 Assignments and Participations.

(a)                At the assignor Lender’s sole cost and provided that the economic and other terms of the Loan shall remain the same for Borrower and Guarantor, any Lender may at any time assign and delegate to one or more assignees (each an “Assignee”) all or any part of such Lender’s rights and obligations under this Agreement (including all or a portion of its Ratable Share of the Loan at the time owing to it) and the other Obligations held by such Lender hereunder.

(b)               Within ten (10) Business Days after its receipt of notice of such Assignee, Borrower shall, if requested by the Assignee, execute and deliver to Agent, new Notes (in substantially the same form and substance as the original notes) evidencing such Assignee’s portion of the Loan, provided that the applicable original notes are returned to Borrower.

(c)                If any assignee, participant or other transferee of the Loan or any portion thereof or interest therein requests in writing, at such assignee’s, participants or other transferee’s sole cost, Borrower shall deliver to such Person updated opinions of Borrower’s and Guarantor’s New York counsel with respect to the enforceability, due authorization and due execution of any new Loan Documents entered into in connection with the related assignment, participation or transfer, which opinions shall be in substantially the same form as the opinions delivered as of the Closing Date, and dated as of such date as the updated opinions are delivered, as modified as required to properly render such updated opinions on such date and updated, and shall be addressed, for purposes of reliance thereon, to such assignee, participant or transferee, as applicable.

(d)               Upon assignment, all references to the assignor Lender in this Agreement and in any Loan Document shall be deemed to refer to such Assignee or successor in interest and such Assignee or successor in interest shall thereafter stand in the place of such assignor Lender in all respects. Notwithstanding anything to the contrary in the preceding sentence, Borrower agrees that each participant shall be entitled to the benefits of Section 2.9 to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall

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not be entitled to receive any greater payment under Section 2.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States of America a copy of each assignment delivered to it and a register for the recordation of the names and addresses of Lenders and each of Lenders’ assignees and the principal amount (and stated interest) on the Loan owing to Lenders and each of Lenders’ assignees pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Lenders and Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and Lenders, at any reasonable time and from time to time upon reasonable prior notice. If a Lender sells a participation, such Lender shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amount (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that such Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lenders shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                Borrower acknowledges and agrees that Agent and each Lender may provide to any actual or proposed Assignee originals or copies of this Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, financial statements and other information, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of Borrower, Guarantor or other Persons and/or received by Agent or any Lender in connection with the Loan; provided, however, that notwithstanding the foregoing, Agent shall not disclose the identity of any investors in Borrower that are not expressly set forth on the organizational chart attached hereto as Schedule III to any member of the General Public without Borrower’s consent unless Agent has determined (in its reasonable discretion) that it is required to disclose said information pursuant to applicable Legal Requirements, in connection with a Secondary Market Transaction and/or to avoid potential liability; provided further that, to the extent that Borrower or Guarantor has, in its reasonable discretion, specifically identified certain Provided Information in writing to Agent (such information, “Confidential Information”) as being proprietary in nature and not otherwise available to the General Public, Agent and Servicer shall (a) not disclose such Confidential Information without Borrower’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) use commercially reasonable efforts to cause any Person to whom Agent and/or Servicer, as applicable, has provided such Confidential Information to maintain the confidentiality of such Confidential Information (which may be accomplished by click-through confidentiality or any other similar mechanism via an electronically maintained file sharing site);

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provided further, however, that nothing contained herein shall prohibit (i) Agent, Servicer or the Rating Agencies from (A) including summary statements, conclusions or analysis based on the Confidential Information in reports that Agent, Servicer or the Rating Agencies prepare and distribute with respect to the Loan and/or any Secondary Market Transaction or (B) posting a copy of any Provided Information on any website maintained pursuant to and in accordance with 17 CFR 240.17g-5, (ii) distribution of the Confidential Information to the Rating Agencies, underwriters, auditors, regulatory authorities or any Persons that may be entitled by law to such information and any accountants, attorneys, financial advisors or other similar agents of the foregoing, (iii) distribution of the Confidential Information to any Investors, any holders of any certificates issued in connection with a Securitization, any potential holders of non-investment grade certificates or any potential purchaser or owner of all or any portion of the Loan (including, without limitation, any potential purchaser of any “component” note) or any participation therein and any accountants, attorneys, financial advisors or other similar agents of the foregoing, (iv) distribution and use of the Confidential Information in connection with the servicing of the Loan by Agent or Servicer (including, without limitation, the exercise and enforcement by Agent of any rights and remedies hereunder or under any other Loan Document), or (v) distribution and use of the Confidential Information in any Disclosure Documents, Exchange Act Filing and/or Securities Act Filing; provided further, however, that Agent shall inform the recipients of such information described in clauses (ii) and (iii) hereof (other than the regulatory authorities and other Persons that are entitled by law to the Confidential Information) that such recipients may use the Confidential Information solely in connection with rating, administering, servicing, investing or evaluating investment in the Loan or components thereof, and that Agent is under an agreement with Borrower as to the confidentiality of this Confidential Information. Notwithstanding the foregoing, Agent and all other Persons referenced in clauses (i) through (v) above may disclose the tax treatment and tax structure of the Loan and all materials of any kind including, without limitation, opinions or other tax analysis, that are provided to Agent relating to such tax treatment or tax structure. The failure of any Person to comply with the provisions of this Section shall not affect, in any manner, Borrower’s or Guarantor’s obligations hereunder or under any of the other Loan Documents. Notwithstanding the foregoing, in connection with any disclosures of information not covered under clauses (i) through (v) above, Agent and/or Servicer shall use commercially reasonable efforts to cause any Person to whom Agent and/or Servicer, as applicable, has provided such information to maintain the confidentiality of such information (which may be accomplished by click-through confidentiality or any other similar mechanism via an electronically maintained file sharing site).

Section 10.29 Contributions and Waivers.

(a)                As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay and perform the Obligations and in consideration therefor each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any Borrower hereunder to Agent and Lenders (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Agent or Lenders against any

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property of a Borrower and application of proceeds of such property in satisfaction of such Borrower’s obligations, to Agent and Lenders under the Loan Documents).

(b)               In order to provide for a fair and equitable contribution among the Borrowers in the event that any Contribution is made by a Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement contribution (“Reimbursement Contribution”) from all other Borrowers with respect to all Contributions made by such Funding Borrower, such that if any Funding Borrower’s Aggregate Payments on any date of determination exceed such Funding Borrower’s Fair Share as of such date, such Funding Borrower shall be entitled to Reimbursement Contributions from all the other Borrowers in an amount sufficient to cause each Funding Borrower’s Aggregate Payments to equal its Fair Share as of such date.

(c)                For purposes hereof, “Fair Share” means, with respect to a Funding Borrower as of any date of determination, an amount equal to (a) the ratio of (i) the Reimbursement Contribution Amount with respect to such Funding Borrower to (ii) the aggregate of the Reimbursement Contribution Amounts with respect to all Funding Borrowers multiplied by (b) the aggregate Contributions on or before such date by all Funding Borrowers. “Reimbursement Contribution Amount” means, with respect to a Funding Borrower as of any date of determination, the maximum aggregate amount of Contributions of such Funding Borrower that would not render its obligations to pay and perform the Obligations subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Reimbursement Contribution Amount” with respect to any Funding Borrower for purposes of this Section 10.31, any assets or liabilities of such Funding Borrower arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Funding Borrower. “Aggregate Payments” means, with respect to a Funding Borrower as of any date of determination, an amount equal to (1) the aggregate amount of all Contributions made on or before such date by such Funding Borrower, minus (2) the aggregate amount of all payments received on or before such date by such Funding Borrower from the other Funding Borrowers as Reimbursement Contributions under this Section 10.31. The amounts payable as Reimbursement Contributions hereunder shall be determined as of the date on which the related Contribution is made by the applicable Funding Borrower.

(d)               Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of the Borrower to which such Reimbursement Contribution is owing, subject, however, to the proviso in clause (c) above.

(e)                Until the date that is one (1) year and one (1) day after the date that the Debt has been paid and satisfied in full, no Borrower shall (i) assert, collect, sue upon, or enforce all or any part of its right to any Reimbursement Contribution under this Section 10.31; (ii) commence or join with any other creditors of any Borrower in commencing any bankruptcy, reorganization, receivership or insolvency proceeding against any other Borrower; (iii) take, accept, ask for, sue for, receive, set off or demand any payments upon any Reimbursement Contribution; or (iv) take, accept, ask for, sue for, receive, demand or allow to be created liens, security interests, mortgages, or pledges of or with respect to any of the assets of any Borrower in favor of or for the benefit of

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any other Borrower. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Agent and Lenders under the Loan Documents.

(f)                To the extent permitted by applicable Legal Requirements, each Borrower waives:

(i)     any right to require Agent or Lenders to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Agent or Lenders at any time or to pursue any other remedy in Agent’s or Lenders’ power before proceeding against such Borrower;

(ii)  any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)  any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)   any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)   any defense based upon any failure by Agent or Lenders to obtain collateral for the indebtedness or failure by Agent or Lenders to perfect a lien on any collateral;

(vi)   presentment, demand, protest and notice of any kind;

(vii)    any defense based upon any failure of Agent or Lenders to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)  any defense based upon any failure of Agent or Lenders to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lenders to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)   any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)   any defense based upon any agreement or stipulation entered into by Agent or Lenders with respect to the provision of adequate protection in any bankruptcy proceeding;

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(xi)   any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)    any defense based upon the avoidance of any security interest in favor of Agent or Lenders for any reason;

(xiii)  any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)   any defense or benefit based upon such Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Mortgage to be satisfied by any payment from any other Borrower or any such party;

(xv)     all rights and defenses based upon any elimination of Borrower’s rights of subrogation and reimbursement against any other Borrower as a result of an election of remedies by Agent or Lenders or other actions of Agent or Lender; and

(xvi)   all rights and defenses that such Borrower may have because any of the Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Agent or Lenders may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Agent or Lenders forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Agent or Lenders may collect from such Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right of such Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which such Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Agent or Lenders against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(g)               Each Borrower hereby restates and makes the waivers made by Guarantor in the guarantees for the benefit of Agent and Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is

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deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).

ARTICLE 11

AGENT

Section 11.1 Appointment.

(a)                Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Agent, as the agent for such Lender, to take such action on its behalf and in Agent’s designated capacity under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

(b)               Subject to Section 10.29, no individual Lender or group of Lenders shall have any right to modify or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the Obligations. All such rights, on behalf of Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Agent for the pro rata benefit of Lenders. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to exercise or take under this Agreement or the other Loan Documents, including (i) the determination if and to what extent matters or items subject to Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Agent Advances, and (iii) the exercise of remedies under this Agreement or any other Loan Document, and any action so taken or not taken shall be deemed consented to by Lenders.

(c)                In case of the pendency of any bankruptcy, receivership, Insolvency, liquidation, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Guarantor or any Affiliate of Borrower or Guarantor, no individual Lender or group of Lenders shall have the right, and Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be exclusively entitled and empowered on behalf of itself and Lenders, by intervention in such proceeding or otherwise:

(i)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing

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and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel) and all other amounts due Lenders and Agent hereunder allowed in such judicial proceeding; and

(ii)              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, conservator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent hereunder. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lenders except as approved by the Lenders or to authorize Agent to vote in respect of the claims of Lenders except as approved by the Lenders in any such proceeding.

Section 11.2 Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person or Persons under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person or Persons’ own gross negligence or willful misconduct) or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by Borrower or Guarantor or any officer thereof contained in any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Borrower or Guarantor to perform its obligations thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or Guarantor.

Section 11.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person

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or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by Agent. Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with this Agreement and all actions required in connection with such transfer shall have been taken. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of one hundred percent (100%) of Lenders (or any other instructing group of Lenders specified by this Agreement or by a separate agreement between Agent and any Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of one hundred percent (100%) of Lenders (or any other instructing group of Lenders specified by this Agreement or by a separate agreement between Agent and any Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of all or any interest in the Loan.

Section 11.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under the Loan Documents unless Agent shall have received notice from a Lender or Borrower, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent shall receive such a notice, Agent shall promptly give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by one hundred percent (100%) of Lenders (or any other instructing group of Lenders specified by this Agreement or by a separate agreement between Agent and any Lenders); provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

Section 11.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of Borrower or Guarantor or any Affiliate of Borrower or Guarantor, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Ratable Share of the Loan hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports

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and other documents expressly required to be furnished to the Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or Guarantor or any Affiliate of Borrower or Guarantor that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 11.7 Indemnification. Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Ratable Share on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loan shall have been paid in full, ratably in accordance with such Ratable Share immediately prior to such date), for, and to save Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loan) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Loan, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Debt and the termination of this Agreement.

Section 11.8 Agent in Its Individual Capacity. Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or Guarantor or any Affiliate of Borrower or Guarantor as though Agent were not an agent hereunder. With respect to the Ratable Share of the Loan made or held by it at any time, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

Section 11.9 Appraisals. Agent may, at its option, commission one or more new and/or updated appraisals from time to time after the Closing Date; provided, however, that Borrower shall only be required to reimburse Agent for such new and/or updated appraisal (A) not more than one time annually unless (1) an Event of Default is continuing or (2) there is, in Agent’s reasonable judgment, a material adverse change in the Property or the market conditions related to the Property, (B) at the time of any extension of the Loan and (C) at any time such appraisal is required by applicable law or regulatory requirements.

Section 11.10 Ratable Share. (i) The liabilities of Lenders shall be several and not joint,

(ii) no Lender shall be responsible for the obligations of any other Lender, and (iii) each Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Lender in accordance with its

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Ratable Share.

Section 11.11 Letters of Credit. Each Lender agrees that, prior to the Securitization of the entire Loan, (i) any Letter of Credit delivered to Lenders in accordance with the terms of this Agreement shall name DB as the sole beneficiary thereunder for the benefit of the Lenders, and (ii) each authorizes DB to, and DB hereby agrees to, act as its agent with regard to the servicing and administration of all such Letters of Credit, and in the event DB draws upon any such Letter of Credit, each Lender authorizes DB to, and DB hereby agrees to, deposit the proceeds into the Cash Management Account (or into one or more of the Accounts) in the manner set forth herein. Upon a Securitization of the entire Loan, each Lender authorizes DB to, and DB hereby agrees to, assign to the Trustee all of DB’s and Lenders’ right, title and interest in and to each Letter of Credit issued in accordance with the terms of this Agreement that is then in DB’s and Lenders’ possession, whereupon without any further action by any of the Lenders, DB shall be released from any and all liability relating in any way to such Letter(s) of Credit.

Section 11.12 Co-Lenders. Borrower acknowledges that Lender, any other Lenders hereunder and Agent may from time to time enter into one or more agreements (any such agreement as the same may be modified, amended, restated supplemented or replaced from time to time, a “Co-Lender Agreement”) governing the relationship between such parties with respect to the Loan. Borrower acknowledges that Agent’s discretion under this Agreement or the other Loan Documents may be subject to the limitations in any such Co-Lender Agreements, including the requirement that Agent obtain approval of a specified percentage of Lenders or all of the Lenders prior to granting certain consents or approvals or taking certain actions under this Agreement and under the other Loan Documents. Any such Co-Lender Agreements are intended solely for the benefit of Agent and the Lenders, and the Borrower acknowledges that neither Borrower, any Guarantor nor any Affiliate of Borrower or any Guarantor is an intended third-party beneficiary of any Co-Lender Agreement and shall not be entitled to rely on any of the terms or provisions contained therein. Neither Agent nor any Lender shall have any obligation to provide a copy of any Co-Lender Agreement to Borrower, any Guarantor or any such Affiliate of Borrower or any Guarantor or to otherwise disclose to Borrower or any other such party the contents of any Co-Lender Agreement.

Section 11.13 Future Funding Obligations. Notwithstanding anything to the contrary contained herein or in any Loan Document (including, without limitation, the provisions of Sections 9.3, 10.14, and 10.28 hereof), the parties acknowledge that the Loan may be severed into one or more component notes where one Lender (the “Future Funding Lender”) retains the obligations of the Lender hereunder to fund any Advances (the “Future Funding Obligations”). The Future Funding Obligations will be solely the obligation of Future Funding Lender and will not be transferred or assigned to any subsequent holder of the applicable Note(s) (the “Holder”), including the Servicer and any trust or trustee or substituted or successor trustee established in connection with any Secondary Market Transaction. No Holder other than Future Funding Lender shall have any liability with respect to the Future Funding Obligations.

Section 11.14 Modifications to Article 11. Borrower, Agent and Lenders acknowledge and agree that the provisions of this Article 11 solely govern the relationship among the Lenders and Agent and do not alter or otherwise modify the provisions of this Agreement applicable to

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Borrower or otherwise apply to Borrower. The provisions of this Article 11 may be modified without Borrower’s consent so long as such modifications do not alter any of Borrower’s rights or obligations under this Agreement or any of the other Loan Documents or otherwise alter the economic terms of the Loan or the Loan Documents in any manner.

[No Further Text On This Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

AGENT:

DEUTSCHE BANK AG, NEW YORK BRANCH

By: /s/ John Tilli

Name: John Tilli

Title: Director

By: /s/ Peter Castro

Name: Peter Castro

Title: Director

[Signatures continue on following page.]

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LENDERS:

DEUTSCHE BANK AG, NEW YORK BRANCH

By: /s/ John Tilli

Name: John Tilli

Title: Director

 By: /s/ Peter Castro

Name: Peter Castro

Title: Director

[Signatures continue on following page.]

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BORROWER:

BLOCK 40 PROPERTY, LLC, a Delaware

limited liability company

By: Block 40 Managers, LLC, a Florida limited liability company, its Manager

By: /s/ Charles R. Abele, Jr.

Name: Charles R. Abele, Jr.

Title: Authorized Manager Representative

By: /s/ Peter John Jago

Name: Peter John Jago

Title: Authorized Manager Representative

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SCHEDULE I

A. RENT ROLL

(Attached)

B. LEASE DISCLOSURES

1.      Unrecorded Lease Agreement dated November 29, 2021 by and between Block 40, LLC, a Florida limited liability company (as predecessor-in-interest to Block 40 Property, LLC), as lessor, and Carrot Love Hollywood, LLC, a Florida limited liability company, as lessee.

2.      Unrecorded Master Lease Agreement dated May 6, 2022 by and between Block 40, LLC, a Florida limited liability company (as predecessor-in-interest to Block 40 Property, LLC), as lessor, and Society 8 Hospitality, LLC, a Florida limited liability company, as lessee.

163

164

SCHEDULE II

Intentionally Omitted.

165

SCHEDULE III ORGANIZATIONAL CHART

(Attached)

166

ORGANIZATIONAL CHART

BLOCK 40, LLC

Block 40 Property, LLC
88-1123366
BLOCK 40, LLC
46-1185387
BLOCK 40 MANAGERS, LLC 46-1185387
BLOCK 40 INVESTMENTS HOLDINGS, LLC 47-1133439
HC CAPITAL, LLC 84-2766265
EQUITY 1 OFFERING EB-5 INVESTOR 17 INVESTORS $500,000
EQUITY 2 OFFERING EB-5 INVESTOR 44 INVESTORS $500,000
EQUITY 3 OFFERING EB-5 INVESTOR 3 INVESTORS $900,000
EQUITY 4 OFFERING EB-5 INVESTOR 4 INVESTORS $900,000
EQUITY 5 OFFERING EB-5 INVESTOR $1,638,925 4 Investors
20 % NON-DILUTABLE
79.46 % DILUTABLE
0.54% NON-DILUTABLE
CLASS A COMMON
CLASS B PREFERRED - CONVERTIBLE

- Block 40 Property, LLC was formed in the State of Delaware.
- All other entities were formed in the State of Florida.
- Except as expressly set forth on this chart, no entity or individual directly or indirectly together with their respective affiliates and/or family members, as applicable, owns 10% or more of Block 40, LLC

GOLD COAST FLORIDA™ Regional Center

© Gold Coast Florida Regional Center | PRIVELEDGED & CONFIDENTIAL

167

ORGANIZATIONAL CHART

BLOCK 40 Investments Holdings, LLC

Block 40 Investments Holdings, LLC
ARG PROPERTY HOLDINGS, LLC 16.419%
BCP REGIONAL, LLC 16.419%
FOUR @ BLOCK 40, LLC 21.875%
DBM @ BLOCK 55, LLC 10.994%
MANTON 3, LLC 14.972%
MUIRFIELD USA, LLC 14.972%
HIGHLAND TARTAN INVESTMENTS, LLC 2.186%
DEJAGER INVESTMENTS, LLC
Charles Abele Jr. 100%
Jose R. Boschetti 25%
Peter Jago – 35% Don McCarthy – 35%
Peter Jago – 10.96% Don McCarthy – 12.46%
Harish Mehta 20%
Estate of Cecil Reddy 100%
Graham MacKenzie 100%
Annari de Jagger, LLC 100%

- Block 40 Investments Holdings, LLC was formed in the State of Florida

GOLD COAST FLORIDA™ Regional Center

© Gold Coast Florida Regional Center | PRIVELEDGED & CONFIDENTIAL

168

ORGANIZATIONAL CHART

BLOCK 40 Managers, LLC

Block 40 Managers, LLC
ARG PROPERTY HOLDINGS, LLC 19.6867%
BCP REGIONAL, LLC 19.6867%
JAGFAM INVESTMENTS, LLC 19.6867%
FAHA 2 TRUST, LLC 19.6867%
MANTON 3, LLC 10.6267%
MUIRFIELD USA, LLC 10.6267%
Charles Abele Jr. 100%
JSJM HOLDINGS, INC 50% Jose R. Boschetti 25% Silvia Boschetti 25%
Peter Jago 100%
Don McCarthy 100%
Harish Mehta 100%
Estate of Cecil Reddy 100%
LUBOSCA, INC 50% Luis Boschetti 25% Lina Boschetti 25%

- Block 40 Managers was formed in the State of Florida

GOLD COAST FLORIDA™ Regional Center

© Gold Coast Florida Regional Center | PRIVELEDGED & CONFIDENTIAL

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SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

NONE.

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SCHEDULE V

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Each Borrower hereby represents and warrants to, and covenants with, Agent that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:

(a)                Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Agent, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to Borrower by the Sole Member of Borrower in compliance with the provisions of this Schedule V. No equity capital was raised by Borrower. For the avoidance of doubt, there has been no direct or indirect commercial activity by the Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the Sole Member of the Borrower for the purpose of investing it in accordance with the provisions of this Schedule V.

(b)               Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c)                Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(d)               Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness and the Prior Loan.

(e)                Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)                Borrower has been, is, and intends to remain solvent and Borrower has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(g)               Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not

(i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless

(A) Agent has consented and (B) following a Securitization of the Loan, the applicable Rating

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Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents.

(h)               Except to the extent that Borrower is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (1) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) Borrower’s assets will not be listed as assets on the financial statement of any other Person; it being understood that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(i)                 Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower (recognizing that Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)                 Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(k)               (x) Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, division (whether pursuant to Section 18-217 of the Act or otherwise), consolidation or merger, in whole or in part, of Borrower and (y) Borrower has not been the product of, the subject of or otherwise involved in, in each case, any limited liability company division (whether as a plan of division pursuant to Section 18-217 of the Act or otherwise).

(l)                 Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m)             Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

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(n)               Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o)               The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be (A) managed by or under the direction of a board of one or more directors designated by Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by Sole Member (a “Committee”) or (C) by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of Borrower shall provide that no Independent Director or Independent Manager (as applicable) of Borrower may be removed or replaced without Cause and unless Borrower provides Agent with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p)               The organizational documents of Borrower shall also provide an express acknowledgment that Agent and each Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q)               The organizational documents of Borrower shall provide that the board of directors, the Committee or Sole Member (as applicable) of Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of Borrower unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents of Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing. Borrower shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests

173

of Borrower, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to the members of Borrower solely to the extent of their respective economic interest in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(r)                The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution or division (whether pursuant to Section 18-217 of the Act or otherwise). The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s)                The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower.

(t)                 The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (as the same may be amended, modified or replaced, the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the

174

admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, division (whether pursuant to Section 18-217 of the Act or otherwise), liquidation, winding up or termination of Borrower and (vi) Borrower shall be prohibited from effectuating a division (whether pursuant to Section 18-217 of the Act or otherwise).

(u)               Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Schedule V, and (iii) all of the organizational documents of Borrower.

(v)               Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(w)             Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(x)               Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred, in each case, to the extent of available cash flow from the Property,; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(y)               Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

175

(z)                Except in connection with the Loan the Prior Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(aa) Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(bb) Borrower has not had, does not have, and will not have any of its obligations guaranteed by an Affiliate (other than from the Guarantor with respect to the Loan or with respect to the Prior Loan).

As used herein:

“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)                 a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;

176

(ii)              a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;

(iii)            a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)             a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” shall mean any of Incorporating Services, Ltd., CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Agent, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

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SCHEDULE VI INTELLECTUAL PROPERTY/WEBSITES

Website: www.1818park.com

178

SCHEDULE VII INTENTIONALLY OMITTED

179

SCHEDULE VIII INTENTIONALLY OMITTED

180

SCHEDULE IX INTENTIONALLY OMITTED

181

SCHEDULE X RATABLE SHARE

Lender	Ratable Share
Deutsche Bank AG, New York Branch	100%

182

EXHIBIT A LEGAL DESCRIPTION

(Attached)

183

Exhibit A Legal Description

PARCEL 1:

Lots 1, of Block 40, Hollywood, according to the Plat thereof, as recorded in Plat Book 1, Page 21, of the Public Records of Broward County, Florida.

PARCEL 2:

Lots 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14, of Block 40, Hollywood, according to the Plat thereof, as recorded in Plat Book 1, Page 21, of the Public Records of Broward County, Florida.

LESS AND EXCEPT THEREFROM THAT CERTAIN PROPERTY CONVEYED TO THE CITY OF HOLLYWOOD BY THAT CERTAIN DEED RECORDED IN OFFICIAL RECORDS BOOK 3476, PAGE 399, OF THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

Commencing at the Southwest corner of Lot 6, Block 40, of the Subdivision of the Town of Hollywood, according to the Plat recorded in Plat Book 1, at Page 21, in the Public Records of Broward County, Florida; run East on and along the South line of Lots 6, 7 and 8 for a distance of 65.36 feet to the POINT OF BEGINNING. Said point of beginning being the point of curvature of a curve concave to the Northwest and having the following properties: R=30.0 feet, Delta=123 degrees 06 minutes 46 seconds, arc length=64.46 feet; thence run Northeasterly on said curve for a distance of 64.46 feet to the point of intersection with the East property line of Lot 8 of said Block 40. Thence run Southeasterly on the East line of Lot 8, said East line being a curve having the following properties: R=492.0 feet, Delta=9 degrees 52 minutes 51 seconds, arc length=84.85 feet, extended to a point of intersection with the South line of Lots 6, 7 and 8 extended Easterly; thence run Westerly on and along the extension of Lots 6, 7 and 8 to the POINT OF BEGINNING.

PARCEL 3:

That certain 13.00 foot alley lying in Block 40, Hollywood, according to the Plat thereof, as recorded in Plat Book 1, Page 21, of the Public Records of Broward County, Florida, as vacated and more particularly described by that certain Ordinance No. 0-2005-16 recorded in Official Records Book 47110, Page 253, of the Public Records of Broward County, Florida.

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EXHIBIT B

Secondary Market Transaction Information

(A)             Any proposed program for the renovation, improvement or development of the Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)              The general competitive conditions to which the Property is or may be subject.

(C)              Management of the Property.

(D)             Occupancy rate expressed as a percentage for each of the last five years.

(E)              Principal business, occupations and professions carried on, in, or from the Property.

(F)               Number of Tenants occupying 10% or more of the total rentable square footage of the Property and principal nature of business of such Tenant, and the principal provisions of the leases with those Tenants including, but not limited to: rental per annum, expiration date, and renewal options.

(G)             The average effective annual rental per square foot or unit for each of the last three years prior to the date of filing.

(H)             Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)               The number of Tenants whose leases will expire.

(2)               The total area in square feet covered by such leases.

(3)               The annual rental represented by such leases.

(4)               The percentage of gross annual rental represented by such leases.

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